This filing is being resubmitted because the core document, "S-1/A", was inadvertently left out of the filing, as filed 11-February 1994.






*****************************************************************************
*                                                                           *
* AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1994 *
*                                                                           *
*****************************************************************************



                                                       REGISTRATION NO. 33-51765

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        BALLY'S PARK PLACE FUNDING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

        Delaware                             7993                            22-510861
    (STATE OR OTHER              (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
     JURISDICTION OF             CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
     INCORPORATION)

                            ------------------------
                          PARK PLACE AND THE BOARDWALK
                        Atlantic City, New Jersey 08401
                                 (609) 340-2000

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------
                            BALLY'S PARK PLACE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

        Delaware                             7993                            22-2264974
    (STATE OR OTHER              (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
     JURISDICTION OF             CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
     INCORPORATION)

                          PARK PLACE AND THE BOARDWALK
                        Atlantic City, New Jersey 08401
                                 (609) 340-2000

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                DENNIS P. VENUTI
                          Park Place and The Boardwalk
                        Atlantic City, New Jersey 08401
                                 (609) 340-2000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                                 LEE S. HILLMAN
                           8700 West Bryn Mawr Avenue
                            Chicago, Illinois 60631
                                 (312) 399-1300

                                  IRV BERLINER
                             Benesch, Friedlander,
                                Coplan & Aronoff
                             1100 Citizens Building
                               850 Euclid Avenue
                             Cleveland, Ohio 44114
                                 (216) 363-4500

                                PHYLLIS G. KORFF
                                STACY J. KANTER
                             Skadden, Arps, Slate,
                                 Meagher & Flom
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 735-3000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM
   TITLE OF EACH CLASS                           PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
   OF SECURITIES TO BE         AMOUNT TO BE       OFFERING PRICE         OFFERING          REGISTRATION
       REGISTERED               REGISTERED           PER UNIT             PRICE               FEE(2)
- ---------------------------------------------------------------------------------------------------------
  % First Mortgage Notes
of Bally's Park Place
Funding, Inc.............      $425,000,000           $1,000         $425,000,000(1)         $146,552
- ---------------------------------------------------------------------------------------------------------
Guaranty of Bally's Park
Place, Inc...............      $425,000,000             --                  --                 None
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.


(2) A Registration Fee of $131,035 was paid on December 30, 1993 in connection with the original filing of the Registration Statement.

                            ------------------------
THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        BALLY'S PARK PLACE FUNDING, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


             FORM S-1 ITEM NUMBER AND HEADING             CAPTION OR LOCATION IN PROSPECTUS
      -----------------------------------------------  ----------------------------------------
  1.  Forepart of Registration Statement and Outside   Forepart of the Registration Statement;
      Front Cover Page of Prospectus                   Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages of     Inside Front Cover Page of Prospectus;
      Prospectus                                       Outside Back Cover Page of Prospectus
  3.  Summary Information, Risk Factors and Ratio of   Prospectus Summary; Summary Financial
      Earnings to Fixed Charges                        Data; Investment Considerations
  4.  Use of Proceeds                                  Use of Proceeds
  5.  Determination of Offering Price                  Outside Front Cover Page of Prospectus;
                                                       Underwriting
  6.  Dilution                                         Not Applicable
  7.  Selling Security Holders                         Not Applicable
  8.  Plan of Distribution                             Outside Front Cover Page of Prospectus;
                                                       Underwriting
  9.  Description of Securities to be Registered       Description of the Notes
 10.  Interest of Named Experts and Counsel            Legal Matters
 11.  Information with Respect to the Registrants      Outside Front Cover Page of Prospectus;
                                                       Available Information; Prospectus
                                                       Summary; Summary Financial Data;
                                                       Investment Considerations; The Company;
                                                       Ownership of Bally's Park Place and the
                                                       Issuer; Use of Proceeds; Consolidated
                                                       Capitalization; Selected Financial Data;
                                                       Management's Discussion and Analysis of
                                                       Financial Condition and Results of
                                                       Operations; Business; Management;
                                                       Security Ownership; Certain
                                                       Transactions; Description of the Notes;
                                                       Consolidated Financial Statements
 12.  Disclosure of Commission Position on             Not Applicable
      Indemnification for Securities Act Liabilities

***************************************************************************

*                SUBJECT TO COMPLETION DATED FEBRUARY 11, 1994            *

*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY JURISDICTION    *
*  IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO   *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  JURISDICTION.                                                          *
*                                                                         *
***************************************************************************


PROSPECTUS


                                  $425,000,000


                        BALLY'S PARK PLACE FUNDING, INC.

                          % FIRST MORTGAGE NOTES DUE 2004



   PAYMENT OF PRINCIPAL AND INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY


                            BALLY'S PARK PLACE, INC.
                            ------------------------

    The   % First Mortgage Notes due 2004 (the "Notes") are being offered (the
"Offering") by Bally's Park Place Funding, Inc. (the "Issuer"), and are fully and unconditionally guaranteed (the "Guaranty") on a senior basis by its parent, Bally's Park Place, Inc., a Delaware corporation ("Bally's Park Place"), which Guaranty will rank pari passu in right of payment with other senior debt of Bally's Park Place. Bally's Park Place is a wholly owned subsidiary of Bally's Casino Holdings, Inc., a Delaware corporation ("Casino Holdings"), which is a wholly owned subsidiary of Bally Manufacturing Corporation, a Delaware corporation ("Bally").



    Interest on the Notes will be payable semi-annually on            and
           of each year, commencing            , 1994 at a rate of   % per
annum. The Notes will be redeemable at the option of the Issuer, in whole or in
part, at any time on or after            , 1999, at the redemption prices set
forth herein, together with accrued and unpaid interest to the redemption date.
In addition, at any time prior to            , 1997, the Issuer may, at its
option, redeem up to an aggregate of 33 1/3% of the principal amount of the Notes originally issued with the net proceeds of one or more Public Equity
Offerings (as defined) at   % of the principal amount thereof, together with
accrued and unpaid interest to the redemption date, provided that immediately following such redemptions at least $100 million principal amount of the Notes remains outstanding.


    Upon a Change in Control (as defined), each holder of the Notes may require the Issuer to repurchase all or a portion of such holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date. There can be no assurance that the Issuer will have sufficient funds to satisfy its repurchase obligations upon a Change in Control. See "Description of the Notes."


    The Notes will be secured by certain collateral (the "Collateral"), including a first mortgage on certain fee and leasehold interests comprising the Bally's Park Place casino hotel in Atlantic City, New Jersey ("Bally's Park Place Casino Hotel"), and by a security interest in certain personal property located at Bally's Park Place Casino Hotel. In addition, the Notes will be secured by the assignment of a $425 million promissory note of Bally's Park Place's gaming subsidiary, Bally's Park Place, Inc., a New Jersey corporation (the "Operating Company"). The Operating Company owns and operates Bally's Park Place Casino Hotel. The Notes and the Guaranty will rank pari passu in right of payment with other senior debt of the Issuer and Bally's Park Place respectively. After giving effect to the Offering and the application of the net proceeds as described herein, on December 31, 1993, the Issuer and Bally's Park Place would have had approximately $430 million of consolidated indebtedness. The Notes and the Guaranty are securities of the Issuer and Bally's Park Place, respectively, and are not securities of either Bally or Casino Holdings.



    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

                            ------------------------

NEITHER THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE NEW JERSEY DIVISION OF
    GAMING ENFORCEMENT HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                 PRICE TO            UNDERWRITING          PROCEEDS TO
                                                PUBLIC(1)            DISCOUNT(2)           ISSUER(2)(3)
- ----------------------------------------
Per Note................................            %                     %                     %
- ----------------------------------------
Total...................................            $                     $                     $
- ----------------------------------------

- --------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from            , 1994.

(2) The Issuer and Bally's Park Place have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses of the Offering payable by the Issuer estimated at
    $      .
                            ------------------------

    The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of
the Notes will be made in New York, New York on or about            , 1994.
                            ------------------------

MERRILL LYNCH & CO.

                       JEFFERIES & COMPANY, INC.


                                          DONALDSON, LUFKIN & JENRETTE


                                                SECURITIES CORPORATION



                                                         LIBRA INVESTMENTS, INC.


               The date of this Prospectus is             , 1994.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION


     The Issuer and Bally's Park Place have filed with the Securities and Exchange Commission (the "SEC" or the "Commission") a Registration Statement on Form S-1 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be obtained from the Registration Statement and exhibits thereto, which may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.


     Bally's Park Place is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files abbreviated reports with the SEC that must be read in conjunction with the reports filed with the SEC by Bally. Information regarding Bally's Park Place and Bally may be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     In addition, under the Indenture, Bally's Park Place will be obligated to file with the SEC the annual reports, quarterly reports and other reports required to be filed with the SEC pursuant to Sections 13 or 15 of the Exchange Act, regardless of whether Bally's Park Place is otherwise subject to the reporting requirements of the Exchange Act. Bally's Park Place will be required to file with the Trustee and provide to each Holder of the Notes within 15 days after it files them with the SEC (or if any such filing is not permitted under the Exchange Act, 15 days after Bally's Park Place would have been required to make such filing) copies of such reports and documents.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective purchasers of the Notes should carefully read the entire Prospectus and should consider, among other things, the matters set forth under "Investment Considerations."


     Bally's Park Place Casino Hotel opened in 1979 under the ownership of the Operating Company, a wholly owned subsidiary of Bally's Park Place. The Issuer is also a wholly owned subsidiary of Bally's Park Place. Bally's Park Place was a direct wholly owned subsidiary of Bally until June 16, 1993, when Bally contributed all of the capital stock of Bally's Park Place to Casino Holdings. Casino Holdings was formed as a wholly owned subsidiary of Bally in April 1993. As used in this Prospectus, unless the context otherwise requires, "Bally's Park Place" refers to Bally's Park Place and its subsidiaries and "Bally" refers to Bally and its subsidiaries, including Bally's Park Place. The Notes will be issued by the Issuer and are fully and unconditionally guaranteed on a senior basis by Bally's Park Place.


                                  THE COMPANY


     Bally's Park Place, through the Operating Company, owns and operates the Bally's Park Place Casino Hotel, which is situated on an eight-acre site with ocean frontage at the well-known intersection of Park Place and the Boardwalk in Atlantic City, New Jersey. The casino hotel complex is centrally located among the nine other casino hotels adjacent to the Boardwalk and is within four blocks of Atlantic City's Convention Hall and the new convention corridor, currently under development, which will include a new convention facility. Bally's Park Place Casino Hotel's central location on the Boardwalk contributes to its success in attracting significant walk-in casino business, including strong crossover business from competing casinos located nearby. Equipped with two multi-story parking garages and surface valet parking lots, management believes that Bally's Park Place Casino Hotel is also strongly positioned to attract the desirable drive-in business.


     Bally's Park Place Casino Hotel is one of the largest casino hotel facilities in Atlantic City, currently encompassing approximately 2.2 million square feet of space, including approximately 68,000 square feet of casino floor space, a 30-story hotel tower, a 12-story hotel facility and two multi-story parking garages providing over 2,000 parking spaces. The casino features approximately 2,000 slot machines and 115 table games. Bally's Park Place Casino Hotel employs the latest slot machine technology and places particular emphasis on the location, design and lighting of its slot machine areas in its efforts to further develop, expand and compete for slot machine play, which generates higher margins than table game play. In addition, Bally's Park Place Casino Hotel offers a full selection of table games, including baccarat, blackjack, craps, roulette and poker, among others.

     Bally's Park Place Casino Hotel offers more than 1,250 rooms (including 77 suites), making it the largest four-star hotel in New Jersey, approximately 50,000 square feet of meeting and exhibition space and a 38,000-square foot health spa facility. Dining areas include three specialty restaurants, a cocktail lounge, a coffee shop, a buffet, a delicatessen, two fast food facilities and a bar and lounge in the spa. Bally's Park Place Casino Hotel offers a variety of other facilities and amenities to its patrons. Bally's Parking Place, a self-park garage located across the street from the casino hotel, offers over 1,500 parking spaces and is connected to Bally's Park Place Casino Hotel by a people-mover and glass-enclosed, climate-controlled skywalk.

     Bally's Park Place Casino Hotel's operating strategy capitalizes on its central location and quality facilities and promotes the diversity of Bally's Park Place Casino Hotel's casino games and courteous approach to guests. Historically believed to be a leader in Atlantic City's middle to upper middle tier slot player segments, Bally's Park Place devotes significant managerial and promotional resources to the maintenance and expansion of slot machine play, including higher denomination slot business. Bally's Park Place Casino Hotel also targets middle-market table game players.

     The marketing strategy of Bally's Park Place Casino Hotel is to generate a high volume of play from casino customers from New York, Philadelphia and other northeastern metropolitan areas, as well as to develop its position in all segments of the Atlantic City hotel and convention market. To foster casino patron loyalty, Bally's Park Place Casino Hotel developed its "MVP Program," which rewards players with a variety of complimentary services based on frequency of play and amounts wagered. Bally's Park Place Casino Hotel is also increasing its utilization of complimentary rooms in an effort to attract rated players from its target markets and to encourage longer visits. In the latter part of 1993, Bally's Park Place instituted a more aggressive marketing program including additional promotional events and expanded media advertising. Bally's Park Place expects this marketing strategy to continue in 1994 and to include additional staff for hosts to support and service its casino patrons.



     Bally's Park Place enjoys a share of total Atlantic City casino revenues in excess of its proportionate share of total Atlantic City casino floor space due to its emphasis on higher margin slot machine play. Slot revenues represented 70% of Bally's Park Place's casino revenues for the nine months ended September 30, 1993 as compared to 67% of total gaming revenues in the Atlantic City market for this period, up from 69% for Bally's Park Place and 66% for the Atlantic City market in 1992. Bally's Park Place has generated earnings before interest, taxes, depreciation and amortization ("EBITDA"), an industry-wide measure of performance, which has resulted in its ranking number one or two in the Atlantic City market in both EBITDA margin and EBITDA for each of the last eight years. For the years ended December 31, 1993 and 1992, management believes, based on preliminary results for 1993, that Bally's Park Place led the Atlantic City market in EBITDA margin (approximately 32% and 27.2%, respectively) and ranked second in EBITDA (approximately $112 million and $90.1 million, respectively). However, this data should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as net income.


     The Issuer was formed in June 1983 to serve solely as a financing corporation to raise funds through the issuance of debt securities for the benefit of the Operating Company. The Issuer is not authorized to conduct any other business operations.

                 OWNERSHIP OF BALLY'S PARK PLACE AND THE ISSUER


     The following chart illustrates the ownership of Bally's Park Place, the Operating Company and the Issuer. The Notes offered hereby are securities of the Issuer and fully and unconditionally guaranteed on a senior basis by Bally's Park Place.



             ------------------------------------------------------


                   Bally Manufacturing Corporation ("Bally")

             ------------------------------------------------------
             ------------------------------------------------------

                         Bally's Casino Holdings, Inc.*


                              ("Casino Holdings")

             ------------------------------------------------------
             ------------------------------------------------------

                            Bally's Park Place, Inc.


                            (a Delaware corporation)


                             ("Bally's Park Place")

             ------------------------------------------------------
         -------------------------------------------------------------

             ------------------------------------------------------

                            Bally's Park Place, Inc.


                           (a New Jersey corporation)


                           (the "Operating Company")


             ------------------------------------------------------

             ------------------------------------------------------

                        Bally's Park Place Funding, Inc.


                                 (the "Issuer")

             ------------------------------------------------------

     *Bally's Casino Holdings, Inc. is wholly owned by Bally Manufacturing
      Corporation through wholly owned subsidiaries of Bally Manufacturing Corporation.

                                  THE OFFERING


Securities Offered...................  $425,000,000 principal amount of      % First Mortgage
                                       Notes due 2004 issued by the Issuer and fully and
                                       unconditionally guaranteed on a senior basis by
                                       Bally's Park Place.
Maturity Date........................  , 2004.
Interest Payment Dates...............  and      of each year commencing      , 1994.
Optional Redemption..................  On or after      , 1999, the Notes may be redeemed at
                                       the option of the Issuer, in whole or in part, at any
                                       time, at the redemption prices set forth herein
                                       together with accrued and unpaid interest to the
                                       redemption date. See "Description of the Notes --
                                       Optional Redemption."
Optional Redemption upon Public
  Equity
  Offerings..........................  On or before      , 1997, up to 33 1/3% of the
                                       principal amount of the Notes originally issued may be
                                       redeemed at the option of the Issuer, at      % of the
                                       principal amount thereof together with accrued and
                                       unpaid interest to the redemption date, out of the net
                                       proceeds of one or more Public Equity Offerings (as
                                       defined), provided that immediately following such
                                       redemptions at least $100 million principal amount of
                                       the Notes remains outstanding. See "Description of the
                                       Notes -- Optional Redemption."
Change in Control....................  In the event of a Change in Control (as defined), each holder of Notes may require the Issuer to repurchase
                                       such holder's Notes at 101% of the principal amount
                                       thereof together with accrued and unpaid interest to
                                       the repurchase date. See "Description of the Notes --
                                       Change in Control."
Guaranty.............................  The Notes will be fully and unconditionally guaranteed by Bally's Park Place on a senior basis.
Security.............................  The Notes will be secured by a first mortgage on certain fee and leasehold interests comprising the
                                       Bally's Park Place Casino Hotel and by a security
                                       interest in certain property located at the Bally's
                                       Park Place Casino Hotel. In addition, the Notes will
                                       be secured by the assignment of a $425 million
                                       promissory note issued by the Operating Company to the
                                       Issuer. See "Description of the Notes -- Security."
Ranking
  Principal and Interest.............  The Notes will rank pari passu with all existing and future Senior Debt (as defined) of the Issuer. The
                                       Guaranty will rank pari passu with all existing and
                                       future senior debt of Bally's Park Place, including
                                       the guarantee of bank indebtedness under a new credit
                                       facility (the "New Credit Facility") of the Operating
                                       Company which will replace the existing credit
                                       facility.
  Security Interest in the             The mortgage and security interests securing the Notes
     Collateral......................  will rank pari passu with the mortgage and security interests securing the New Credit Facility. See
                                       "Description of the Notes -- Security."

Certain Covenants....................  The Indenture contains certain covenants, including, but not limited to, covenants with respect to the
                                       following matters: (i) limitation on indebtedness;
                                       (ii) limitation on restricted payments; (iii)
                                       limitation on transactions with affiliates; (iv)
                                       limitation on encumbrances; (v) restriction on
                                       preferred stock of subsidiaries; (vi) limitation on
                                       dividends and other payment restrictions affecting
                                       subsidiaries; (vii) limitations on issuance of
                                       guarantees by subsidiaries; (viii) limitations on
                                       business activities other than the ownership of casino
                                       hotels; and (ix) restrictions on merger and sale of
                                       assets. See "Description of the Notes -- Certain
                                       Covenants."
Use of Proceeds......................  The net proceeds to the Issuer from the sale of the
                                       Notes are estimated to be approximately $412.5
                                       million. The net proceeds will be immediately loaned
                                       by the Issuer to the Operating Company. Thereafter,
                                       the Operating Company will immediately use
                                       approximately $380.1 million of the proceeds to repay
                                       a promissory note issued by the Operating Company to
                                       the Issuer in connection with the Issuer's 11 7/8%
                                       First Mortgage Notes due 1999 (the "Existing Notes")
                                       and will declare and pay a dividend of approximately
                                       $32.4 million to Bally's Park Place. The Issuer will
                                       thereafter use approximately $380.1 million of the
                                       proceeds to purchase and retire certain Existing Notes
                                       at the Closing and redeem the remaining Existing Notes
                                       in connection with a defeasance with respect to the
                                       Existing Notes. Bally's Park Place will then pay a
                                       dividend of approximately $32.4 million to Casino
                                       Holdings. See "Use of Proceeds" and "Underwriting."



     FOR MORE DETAILED INFORMATION REGARDING THE TERMS OF THE NOTES AND FOR DEFINITIONS OF CAPITALIZED TERMS NOT OTHERWISE DEFINED, SEE "DESCRIPTION OF THE NOTES."

                             SUMMARY FINANCIAL DATA


     The following table sets forth summary historical and pro forma consolidated financial and other data of Bally's Park Place for and at the periods reflected. Bally's Park Place's business is seasonal, with casino and other revenues peaking during the summer months. Therefore, the summary financial data for the nine-month periods presented is not necessarily indicative of the results of operations for the full year. The summary historical financial data for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991 and 1990 should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Bally's Park Place and related notes thereto included elsewhere in this Prospectus.



                                   NINE MONTHS
                                 ENDED SEPTEMBER
                                       30,                             YEARS ENDED DECEMBER 31,
                                -----------------       ------------------------------------------------------
                                 1993       1992         1992       1991           1990       1989       1988
                                ------     ------       ------     ------         ------     ------     ------
                                                            (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS
  DATA:
Revenues(a).................    $267.1     $253.5       $331.1     $322.8         $324.6     $329.5     $305.5
Operating costs and
  expenses..................     195.7(b)   203.1(b)     268.4(b)   268.4(b)(c)    264.0      258.9      231.9(d)
Operating income............      71.4       50.4         62.7       54.4           60.6       70.6       73.6
Interest expense(e).........      33.9       36.2         48.0       48.9           46.3       22.3(f)     8.4
Income before income
  taxes.....................      37.5       14.2         14.7        5.5           14.3       48.3       65.2
Income before extraordinary
  item and cumulative effect
  on prior years of change
  in accounting for income
  taxes--
    Historical..............      21.4(g)     7.3          7.9        1.8            8.1       28.6       38.4
    Pro forma(h)............      23.4                    10.7
Net income..................      10.0(g)     7.3          7.9        1.8            8.1       20.2(f)    38.4
Ratio of earnings to fixed
  charges (i)--
    Historical..............       2.1x       1.4x         1.3x       1.1x           1.3x       2.4x       4.1x
    Pro forma(h)............       2.4x                    1.5x
OTHER DATA:
Capital expenditures........    $  8.3     $  9.1       $ 10.3     $ 10.9         $ 55.6(j)  $ 71.1(j)  $ 70.1(j)
Depreciation and
  amortization..............      19.9       20.7         27.4       28.1           25.9       25.0       22.0
EBITDA(k)...................      91.3       71.1         90.1       82.5           86.5       95.6       95.6
Ratio of EBITDA to interest
  expense (k)--
    Historical..............       2.7x       2.0x         1.9x       1.7x           1.9x       4.3x      11.4x
    Pro forma(h)............       3.0x                    2.1x
EBITDA margin (k)...........      34.2%      28.0%        27.2%      25.6%          26.6%      29.0%      31.3%



                         (See following page for notes)

                                                                          SEPTEMBER 30, 1993
                                                                         ---------------------
                                                                                        PRO
                                                                         HISTORICAL   FORMA(H)
                                                                         ----------   --------
BALANCE SHEET DATA:
Cash and equivalents...................................................    $  9.6      $  9.6
Property and equipment, net............................................     487.3       487.3
Total assets...........................................................     531.7       545.2
Advances from affiliate payable on demand..............................       7.0         7.0
Long-term debt, less current maturities................................     352.7       427.7
Stockholder's equity...................................................      89.8        36.5



(a)  Includes interest income of $0.7 million and $1.6 million for the nine months ended
     September 30, 1993 and 1992, respectively, and $1.9 million, $5.7 million, $5.1 million, $1.8 million and $1.1 million for the years ended December 31, 1992, 1991,
     1990, 1989 and 1988, respectively.
(b)  Includes charges allocated by Bally of $3.0 million and $2.9 million for the nine months ended September 30, 1993 and 1992, respectively, and $3.7 million and $1.0 million for the years ended December 31, 1992 and 1991, respectively. Bally is a holding company without significant operations of its own. The allocation of costs for
     1993, 1992 and 1991 reflects an allocation of Bally's corporate overhead, including executive salaries and benefits, public company reporting costs and other corporate headquarter costs for which Bally's Park Place does not obtain a measurable direct benefit. No allocation of such costs was made by Bally prior to 1991.
(c)  Includes charges of $3.5 million related to the closing and demolition of an ancillary motel operated by Bally's Park Place and $2.0 million for the estimated cost of settling certain non-recurring liabilities.
(d)  Net of costs totaling $6.4 million allocated to other casinos owned by Bally, which management believes was reasonable. The allocation of such costs ceased after 1988 since these Bally casino hotel subsidiaries, by the start of 1989, had established separate management teams and implemented management information, budgeting and accounting systems.
(e)  Includes amortization of debt issuance costs and discounts.
(f)  In September 1989, Bally's Park Place issued $350.0 million principal amount of the
     Existing Notes and used a portion of the proceeds to retire $100.0 million principal amount of its 13 7/8% Mortgage-Backed Bonds, which resulted in an extraordinary loss of
     $8.4 million, net of income taxes of $5.6 million.
(g)  Effective January 1, 1993, Bally's Park Place changed its method of accounting for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No.
     109, "Accounting for Income Taxes." The cumulative effect on prior years of this change in accounting for income taxes was a charge of $11.4 million. In addition, the income tax provision for the nine months ended September 30, 1993 was increased by $0.4 million as a result of applying the change in the U.S. statutory tax rate from 34% to
     35% to deferred tax balances as of January 1, 1993.
(h)  Assumes issuance of the Notes and application of net proceeds as described in "Use of
     Proceeds", as if each had occurred at January 1, 1993 and 1992 for Statement of
     Operations Data and for Other Data and at September 30, 1993 for Balance Sheet Data.

(i)  The ratio of earnings to fixed charges has been computed by dividing (i) income before income taxes, extraordinary item and cumulative effect on prior years of change in accounting for income taxes plus amortization of capitalized interest and fixed charges
     (excluding capitalized interest) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized), including amortization of debt issuance costs and discount.
(j)  Includes capital expenditures for the construction of an 800-room hotel tower, a parking garage and public area improvements during the three years ended December 31,
     1990.
(k)  EBITDA, which is an industry-wide measure of performance, represents earnings before interest, taxes, depreciation and amortization and is intended to facilitate a more complete analysis of Bally's Park Place's financial condition. The ratio of EBITDA to interest expense represents the number of times EBITDA exceeds interest expense and is intended to illustrate the ability of Bally's Park Place to pay interest. The EBITDA margin represents EBITDA divided by revenues and is intended to indicate the operating efficiency of Bally's Park Place. This data should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as net income) nor should it be considered as an indicator of Bally's
     Park Place's overall financial performance.

                           INVESTMENT CONSIDERATIONS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors before purchasing the Notes offered hereby.

RELATIONSHIP WITH BALLY, CASINO HOLDINGS AND BALLY'S GRAND

     Bally, through subsidiaries, owns 100% of the capital stock of Casino Holdings and Casino Holdings owns 100% of the capital stock of Bally's Park Place. Consequently, Bally has the ability to exercise control over the business and affairs of Bally's Park Place by virtue of its ability to elect all the members of the Board of Directors of Bally's Park Place and its voting power with respect to actions requiring stockholder approval. In the event of a Change in Control, which includes a Change in Control of Bally's Park Place, the Issuer, the Operating Company, Casino Holdings or Bally, the Issuer will be required to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount of the Notes plus accrued and unpaid interest to the repurchase date. There can be no assurance that in the event a Change in Control occurs the Issuer will have sufficient funds to purchase all Notes that are delivered to the Issuer for repurchase. See "Description of the Notes -- Change in Control", "Management" and "Certain Transactions."


     In October 1990, Bally's Board of Directors decided to conduct a complete review of Bally's financial condition and operations with a view toward restructuring Bally. Bally completed its restructuring during 1992, resulting in reduced indebtedness, elimination of defaults on its indebtedness and elimination of preferred stock dividend arrearages. Bally is a holding company without separate operations of its own. Nevertheless, Bally has certain cash obligations, including significant income tax obligations, that must be satisfied by obtaining cash from its subsidiaries or disposing of or leveraging certain assets. On December 15, 1993, Bally's Park Place declared and paid a $5.7 million dividend to Casino Holdings which declared and paid a similar dividend to Bally. Bally may be required to borrow additional funds or sell assets in order to satisfy its cash flow requirements. At September 30, 1993, Bally's consolidated total assets, debt and stockholders' equity were $2,093.2 million, $1,197.1 million and $386.4 million, respectively. For the nine months ended September 30, 1993, Bally's consolidated revenues and income from continuing operations were $995.3 million and $5.9 million, respectively. Management of the Issuer and Bally's Park Place believes that Bally's financial condition will not have any material adverse effect on the financial condition or operations of Bally's Park Place or its subsidiaries, or its or its subsidiaries' respective abilities to fund their operations. Bally's Park Place is a party to a tax sharing agreement with Bally pursuant to which income taxes are allocated based on amounts Bally's Park Place would pay or receive if it filed a separate consolidated federal income tax return, except that Bally's Park Place will receive credit from Bally for the tax benefit of Bally's Park Place's net operating losses and tax credits, if any, that can be utilized in Bally's consolidated federal income tax return, regardless of whether these losses or credits could be utilized by Bally's Park Place and its subsidiaries on a separate consolidated federal income tax return basis. Casino Holdings has entered into a similar tax sharing agreement with Bally (which generally excludes Bally's Park Place from its stand-alone computation). If there was an event of default and, as a result thereof, an acceleration under the $220,000,000 Senior Discount Notes due 1998 (the "Casino Holdings Notes") issued by Casino Holdings, while Casino Holdings is a member of the Bally consolidated group, payments to Bally, in the aggregate, under these two tax sharing agreements would be decreased (retroactively to the date of the Casino Holdings tax sharing agreement and refunded to the extent paid) to the extent that Casino Holdings would have owed less, in the aggregate, if there had been a single tax sharing agreement with Casino Holdings which included Bally's Park Place in its stand alone computation. See "Certain Transactions -- Transactions with Bally" and the notes to the consolidated financial statements included elsewhere in this Prospectus.



     Casino Holdings was formed in April 1993 to serve as a holding company for Bally's Park Place and for acquiring and developing gaming operations and expanding into newly emerging gaming jurisdictions. Casino Holdings owns and operates a dockside casino in Tunica, Mississippi and a subsidiary of Casino Holdings owns and operates Bally's Las Vegas, a first class casino resort and convention center in Las Vegas. Casino Holdings is dependent upon dividends and distributions from Bally's Park Place and other subsidiaries in order to satisfy its obligations, including its obligations on the Casino Holdings Notes. Casino Holdings' subsidiaries, including Bally's Park Place, have, or may have in the future, limitations on their ability to pay dividends or otherwise distribute funds to Casino Holdings. The future performance of Casino Holdings and its subsidiaries and their ability to satisfy or refinance their obligations is affected by prevailing economic conditions and is subject to financial, business and other factors, including factors beyond the control of Casino Holdings and its subsidiaries. There can be no assurance that Casino Holdings will receive distributions and payments from its subsidiaries (including Bally's Park Place) in an amount sufficient to repay the Casino Holdings Notes prior to their maturity. Consequently, Casino Holdings may have to refinance all or a portion of the Casino Holdings Notes prior to their maturity. There can be no assurance that, if required, Casino Holdings could refinance all or a portion of the Casino Holdings Notes on satisfactory terms or that refinancing would be permitted by the terms of debt instruments of Casino Holdings' subsidiaries or under restrictions imposed by regulatory bodies. Consequently, when the Casino Holdings Notes become due in 1998, Casino Holdings may be required to sell assets (including the stock of Bally's Park Place) in order to satisfy its obligations under the Casino Holdings Notes. See "Certain Transactions."


     Bally, through subsidiaries, owns and operates another casino hotel in Atlantic City known as "The Grand" ("Bally's Grand"), which competes with Bally's Park Place. Certain senior executive officers and other management personnel of Bally's Park Place function in similar capacities at Bally's Grand and exercise decision making and operational authority over both entities. Bally's Park Place Casino Hotel and Bally's Grand also share certain administrative and support operations, a portion of the costs of which are allocated between Bally's Park Place and Bally's Grand. Although the sharing of management and administrative services reduces operating expenses, Bally's Park Place from time to time does not have unfettered use of management or certain administrative resources. Casino Holdings has entered into an intercorporate agreement with Bally and Bally's Park Place. See "Certain
Transactions -- Transactions with Bally's Grand" and "-- Transactions With Bally" and "Management." Additionally, because Bally, Bally's Grand and Bally's Park Place are all active participants in the gaming industry, these companies may compete for opportunities to expand their respective businesses.


LIMITATIONS ON ABILITY TO REALIZE ON COLLATERAL


     The Notes and the New Credit Facility will be secured by first mortgages on certain fee and leasehold interests comprising Bally's Park Place Casino Hotel and by security interests in certain personal property of the Operating Company. The rights of the Trustee for the Notes and the New Credit Facility lenders to exercise their remedies with respect to the Collateral under their respective agreements will be governed by an intercreditor agreement (the "Intercreditor Agreement"). The Intercreditor Agreement limits the rights of the Trustee for the Notes to control actions or pursue remedies with respect to the Collateral upon an event of default. Any delays in the foreclosure of the Collateral could adversely impact the ability of the Issuer and the Operating Company to repay the Notes and the New Credit Facility (as the case may be) upon a liquidation of the Collateral. If an acceleration were to occur with respect to the Notes or the New Credit Facility and the Trustee were to foreclose on the Collateral securing the Notes, there can be no assurance that the liquidation of the Collateral would produce proceeds in an amount sufficient to pay the principal of and accrued interest on the Notes and the New Credit Facility. In certain limited circumstances, the Operating Company may be permitted to grant additional pari passu security interests in the Collateral securing the Notes. See "Description of the Notes -- Security," "-- Limitations on Ability to Realize on Collateral" and "-- Certain Covenants -- Limitation on Encumbrances." Bally's Park Place and the Issuer have obtained a preliminary appraisal, dated as of January 31, 1994, of the Property (as defined) from American Appraisal Capital Services, Inc. This appraisal places an aggregate market value, as of January 1, 1994, of $745 million on the Collateral. There can be no assurances that the Collateral, if sold, will be sold for this amount.


     In any foreclosure sale, the Trustee could bid the amount of the outstanding Notes. The Trustee's ability to foreclose upon collateral representing casino assets is limited by the New Jersey Casino Control Act (the "New Jersey Act"), which requires that persons who own or manage a casino hotel hold a casino license. No person can hold a casino license in the State of New Jersey unless the person is found qualified to do so by the New Jersey Casino Control Commission ("CCC"). If the Trustee were to acquire collateral representing casino assets in a foreclosure sale and were unable or chose not to qualify under the New Jersey Act to operate such assets, it would have to either sell such assets or retain an entity licensed under the New Jersey Act to operate such assets. In addition, in any foreclosure sale or subsequent resale by the Trustee, licensing requirements under the New Jersey Act would limit the number of potential bidders, may delay any sale and may adversely affect the sale price of such collateral. See "Business -- Gaming Regulation," and "Description of the Notes -- Limitations on Ability to Realize on Collateral."

     The ability to take possession and dispose of the Collateral securing the Notes upon acceleration or foreclosure is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy case were to be commenced by or against Bally, Bally's Park Place, the Operating Company or the Issuer. See "Description of the Notes -- Limitation on Ability to Realize on Collateral."

LEVERAGED FINANCIAL POSITION


     On September 30, 1993, Bally's Park Place had total indebtedness of $359.8 million, stockholder's equity of $89.8 million and a debt-to-total capitalization ratio of 80%. As of September 30, 1993, after giving effect to the sale of the Notes and the expected use of the estimated net proceeds therefrom, Bally's Park Place would have had total indebtedness of $434.7 million, stockholder's equity of $36.5 million and a debt-to-total capitalization ratio of 92%. Bally's Park Place will depend primarily on cash flow from operations generated by the Operating Company, and, to a lesser extent, on funds available under the New Credit Facility to meet its debt service and other operating obligations. The future operating results of Bally's Park Place are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond its control, including seasonal fluctuations and dependence on summer operating results which management believes are typical of casino hotel operations in Atlantic City. If Bally's Park Place is unable to meet these obligations, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing or additional financing would be available or that such other measures could be completed. Bally's Park Place's leverage may have the effect generally of reducing Bally's Park Place's flexibility in responding to changing business and economic conditions. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." In addition, the indenture relating to the Casino Holdings Notes (the "Casino Holdings Notes Indenture") contains certain restrictions on the ability of Bally's Park Place to incur additional indebtedness, make restricted payments and contains limitations on dividends and other payments affecting subsidiaries, which limit the operating and financial flexibility of Bally's Park Place. The New Credit Facility will contain similar restrictions.


COMPETITION

     Bally's Park Place faces intense competition in the Atlantic City market from other companies in the gaming industry, some of which have significantly greater financial resources than Bally's Park Place. Since April 1990, there have been 11 other casino hotel facilities operating in Atlantic City in competition with Bally's Park Place Casino Hotel, including Bally's Grand. Although no new casinos have been opened in Atlantic City since April 1990 and there have been no public announcements concerning new casino openings, the addition of new casino hotels in the Atlantic City market would increase competition. Several Atlantic City casinos have announced plans for expansion, which will increase competition in the Atlantic City market, particularly as those facilities add additional slot machines in connection with their expansions. Bally's Park Place also competes with longer established casinos in Las Vegas and elsewhere for customers prepared to travel significant distances.

     Bally's Park Place faces significant competition from both established and newly emerging gaming operations. Bally's Park Place believes that the recent legalization of casino gambling in jurisdictions such as Mississippi, Louisiana, South Dakota, Indiana, Iowa, Illinois, Missouri and Colorado, and Indian gaming in Connecticut and elsewhere, has not, to date, had a material adverse impact on the operations of Bally's Park Place Casino Hotel. There can be no assurance that the opening of gaming facilities in such jurisdictions or additional gaming facilities of such type will not have a material adverse effect on future operations. Bally's Park Place, however, believes that the adoption of legislation approving casino gaming in any jurisdiction near New Jersey, particularly Delaware, Maryland, New York or Pennsylvania, could have a material adverse effect on the operations of Bally's Park Place Casino Hotel. There have been proposals made for casinos in a number of other jurisdictions, including New York and Pennsylvania, and several large metropolitan areas, including Chicago, where Bally is headquartered. Bally's Park Place also competes with other forms of legalized gaming, including state-sponsored lotteries in many jurisdictions, including New Jersey, Delaware, Maryland, Pennsylvania and New York. See "Business -- Competition."


GAMING REGULATION

     Gaming is regulated in every jurisdiction in which it is currently legalized, and regulations generally require receipt of a license prior to commencement of gaming operations. The regulatory frameworks may impose restrictions or costs, including additional taxes, that materially detract from the feasibility or profitability of gaming ventures, including those of Bally's Park Place. Gaming regulations and their enforcement are within the discretion of the regulating jurisdictions, and Bally's Park Place cannot predict what these regulations will be, how they will be enforced or what effect, if any, these regulations will have on Bally's Park Place or the Issuer.


     Gaming activities in Atlantic City are subject to the New Jersey Act, regulations of the CCC and other applicable laws. The casino license of Bally's Park Place was last renewed in September 1992 for a period ending September 30, 1994. The loss, suspension or non-renewal of casino licenses would have a material adverse impact on Bally's Park Place and its ability to meet its obligations under the Notes. In addition, any beneficial holder of the Notes may be subject to investigation by the New Jersey gaming authorities if those authorities have reason to believe that such ownership may be inconsistent with New Jersey gaming policies. Persons who acquire beneficial ownership of 15% or more of, or institutional investors who acquire 20% or more of, a publicly traded debt issue of an affiliate of a New Jersey casino licensee may be subject to certain reporting and qualification procedures established by New Jersey gaming authorities if the use of proceeds of the debt issue is related to the financing of a New Jersey casino licensee. The CCC may require divestiture of the Notes held by any such holder who is disqualified and may limit the proceeds therefrom to the holder's actual cost. In addition, the Issuer has the absolute right to repurchase the Notes in the event the CCC disapproves of any transfer at the lesser of market price or the holder's purchase price. See "Business -- Gaming Regulation."


ABSENCE OF A PUBLIC MARKET FOR THE NOTES


     There is no public market for the Notes and the Issuer does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes through The NASDAQ Stock Market. The Issuer has been advised by the Underwriters that, following the completion of the Offering of the Notes, they presently intend to make a market in the Notes. However, the Underwriters are under no obligation to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. There can be no assurance as to the liquidity of the public market for the Notes or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and the liquidity of the Notes may be adversely affected. See "Underwriting."

                                  THE COMPANY


     Bally's Park Place Casino Hotel opened in 1979 under the ownership of the Operating Company, a wholly owned subsidiary of Bally's Park Place. The Issuer is also a wholly owned subsidiary of Bally's Park Place. Bally's Park Place was a direct wholly owned subsidiary of Bally until June 16, 1993, when Bally contributed all of the capital stock of Bally's Park Place to Casino Holdings. Casino Holdings was formed as a wholly owned subsidiary of Bally in April 1993. As used in this Prospectus, unless the context otherwise requires, "Bally's Park Place" refers to Bally's Park Place and its subsidiaries and "Bally" refers to Bally and its subsidiaries, including Bally's Park Place. The Notes will be issued by the Issuer and are fully and unconditionally guaranteed on a senior basis by Bally's Park Place.


BALLY'S PARK PLACE


     Bally's Park Place, through the Operating Company, owns and operates the Bally's Park Place Casino Hotel, which is situated on an eight-acre site with ocean frontage at the well-known intersection of Park Place and the Boardwalk in Atlantic City, New Jersey. The casino hotel complex is centrally located among the nine other casino hotels adjacent to the Boardwalk and is within four blocks of Atlantic City's Convention Hall and the new convention corridor, currently under development, which will include a new convention facility. Bally's Park Place Casino Hotel's central location on the Boardwalk contributes to its success in attracting significant walk-in casino business, including strong crossover business from competing casinos located nearby. Equipped with two multi-story parking garages and surface valet parking lots, management believes that Bally's Park Place Casino Hotel is also strongly positioned to attract desirable drive-in business.


     Bally's Park Place Casino Hotel is one of the largest casino hotel facilities in Atlantic City, currently encompassing approximately 2.2 million square feet of space, including approximately 68,000 square feet of casino floor space, a 30-story hotel tower, a 12-story hotel facility and two multi-story parking garages providing over 2,000 parking spaces. The casino features approximately 2,000 slot machines and 115 table games. Bally's Park Place Casino Hotel employs the latest slot machine technology and places particular emphasis on the location, design and lighting of its slot machine areas in its efforts to further develop, expand and compete for slot machine play, which generates higher margins than table game play. In addition, Bally's Park Place Casino Hotel offers a full selection of table games, including baccarat, blackjack, craps, roulette and poker, among others.

     Bally's Park Place Casino Hotel offers more than 1,250 rooms (including 77 suites), making it the largest four-star hotel in New Jersey, approximately 50,000 square feet of meeting and exhibition space and a 38,000-square foot health spa facility. Dining areas include three specialty restaurants, a cocktail lounge, a coffee shop, a buffet, a delicatessen, two fast food facilities and a bar and lounge in the spa. Bally's Park Place Casino Hotel offers a variety of other facilities and amenities to its patrons. Bally's Parking Place, a self-park garage located across the street from the casino hotel, offers over 1,500 parking spaces and is connected to Bally's Park Place Casino Hotel by a people-mover and glass-enclosed, climate-controlled skywalk.

     Bally's Park Place Casino Hotel's operating strategy capitalizes on its central location and quality facilities and promotes the diversity of Bally's Park Place Casino Hotel's casino games and courteous approach to guests. Historically believed to be a leader in Atlantic City's middle to upper middle tier slot player segments, Bally's Park Place devotes significant managerial and promotional resources to the maintenance and expansion of slot machine play, including higher denomination slot business. Bally's Park Place Casino Hotel also targets middle-market table game players.

     The marketing strategy of Bally's Park Place Casino Hotel is to generate a high volume of play from casino customers from New York, Philadelphia and other northeastern metropolitan areas, as well as to develop its position in all segments of the Atlantic City hotel and convention market. To foster casino patron loyalty, Bally's Park Place Casino Hotel developed its "MVP Program," which rewards players with a variety of complimentary services based on frequency of play and amounts wagered. Bally's Park Place Casino Hotel is also increasing its utilization of complimentary rooms in an effort to attract rated players from its target markets and to encourage longer visits. In the latter part of 1993, Bally's Park Place instituted a more aggressive marketing program including additional promotional events and expanded media advertising.

Bally's Park Place expects this marketing strategy to continue in 1994 and to include additional staff for hosts to support and service its casino patrons.


     Bally's Park Place enjoys a share of total Atlantic City casino revenues in excess of its proportionate share of total Atlantic City casino floor space due to its emphasis on higher margin slot machine play. Slot revenues represented 70% of Bally's Park Place's casino revenues for the nine months ended September 30, 1993 as compared to 67% of total gaming revenues in the Atlantic City market for this period, up from 69% for Bally's Park Place and 66% for the Atlantic City market in 1992. Bally's Park Place has generated earnings before interest, taxes, depreciation and amortization ("EBITDA"), an industry-wide measure of performance, which has resulted in its ranking number one or two in the Atlantic City market in both EBITDA margin and EBITDA for each of the last eight years. For the years ended December 31, 1993 and 1992, management believes, based on preliminary results for 1993, that Bally's Park Place led the Atlantic City market in EBITDA margin (approximately 32% and 27.2%, respectively) and ranked second in EBITDA (approximately $112 million and $90.1 million, respectively). However, this data should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as net income.


     The Issuer was formed in June 1983 to serve solely as a financing corporation to raise funds through the issuance of debt securities for the benefit of the Operating Company. The Issuer is not authorized to conduct any other business operations.

     The principal executive offices of Bally's Park Place and the Issuer are located at Park Place and the Boardwalk, Atlantic City, New Jersey 08401. The telephone number is (609) 340-2000.

                 OWNERSHIP OF BALLY'S PARK PLACE AND THE ISSUER


     The following chart illustrates the ownership of Bally's Park Place, the Operating Company and the Issuer. The Notes offered hereby are securities of the Issuer and fully and unconditionally guaranteed by Bally's Park Place.

             ------------------------------------------------------

                   Bally Manufacturing Corporation ("Bally")

             ------------------------------------------------------
             ------------------------------------------------------

                         Bally's Casino Holdings, Inc.*


                              ("Casino Holdings")

             ------------------------------------------------------
             ------------------------------------------------------

                            Bally's Park Place, Inc.


                            (a Delaware corporation)


                             ("Bally's Park Place")

             ------------------------------------------------------
         -------------------------------------------------------------

             ------------------------------------------------------

                            Bally's Park Place, Inc.


                           (a New Jersey corporation)


                           (the "Operating Company")


             ------------------------------------------------------

             ------------------------------------------------------

                        Bally's Park Place Funding, Inc.


                                 (the "Issuer")

             ------------------------------------------------------


*Bally's Casino Holdings, Inc. is wholly owned by Bally Manufacturing
 Corporation through wholly owned subsidiaries of Bally Manufacturing
 Corporation.

                                USE OF PROCEEDS

     The Issuer and Bally's Park Place intend to consummate a series of transactions (the "Refinancing") designed to reduce the average interest rate of borrowings, extend the maturity date of certain indebtedness and provide the Issuer and Bally's Park Place with additional financial and operating flexibility. The Refinancing is expected to consist of:

          (i) the Offering;


          (ii) the use of the net proceeds from the sale of the Notes to terminate the obligations of the Issuer and Bally's Park Place under the Existing Note Indenture by purchasing and retiring certain Existing Notes at the Closing and depositing sufficient proceeds with the trustee under the Existing Note Indenture to be used in connection with the Issuer's subsequent call for redemption of all the remaining outstanding Existing Notes (the "Defeasance"); and



          (iii) the replacement of the existing credit facility with the New Credit Facility of Bally's Park Place.



     The Issuer does not intend to consummate the Defeasance or purchase Existing Notes unless the Offering is consummated and the New Credit Facility has been entered into. Consummation of the Offering is conditioned on, among other things, the closing of the New Credit Facility and consummation of the Defeasance and purchase of the Notes.



     The net proceeds to the Issuer from the sale of the Notes are estimated to be approximately $412.5 million and will be used by the Issuer to effect the Refinancing. The net proceeds will be immediately loaned by the Issuer to the Operating Company in exchange for a promissory note from the Operating Company to the Issuer (the "Operating Company Note"). The Operating Company will immediately use approximately $380.1 million of the proceeds to repay a promissory note issued by the Operating Company to the Issuer and approximately $32.4 million to declare and pay a dividend to Bally's Park Place. The Issuer will thereafter use approximately $380.1 million of the proceeds to purchase and retire certain Existing Notes at the Closing and defease the Existing Note Indenture and redeem the remaining outstanding Existing Notes (which bear interest at the rate of 11 7/8% per annum) and to pay accrued and unpaid interest to the redemption date on the Existing Notes so redeemed in connection with the Defeasance. Bally's Park Place will then declare and pay a dividend of approximately $32.4 million to Casino Holdings. See "Underwriting."



     The following table sets forth, on a summary basis, the estimated sources of funds to be used by the Issuer to effect the Refinancing and the application of the funds by the Issuer and Bally's Park Place, assuming (i) the consummation of the Refinancing occurs on March 1, 1994, (ii) the Offering provides gross proceeds totalling $425.0 million and (iii) $380.1 million is used in connection with the Defeasance.



                                                                                 AMOUNT
                                                                          ---------------------
                                                                              (IN MILLIONS)
Sources of Funds:
     Total proceeds of the Offering.....................................         $ 425.0
                                                                                 -------
                                                                                 -------
Uses of Funds:
     Aggregate purchase and redemption consideration on Existing Notes
      including accrued interest through August 15, 1994................         $ 380.1
     Dividend to Casino Holdings........................................            32.4
     Estimated transaction fees and expenses............................            12.5
                                                                                 -------
                                                                                 $ 425.0
                                                                                 -------
                                                                                 -------

                          CONSOLIDATED CAPITALIZATION

     The following table sets forth the unaudited historical consolidated capitalization of Bally's Park Place as of September 30, 1993 and the capitalization of Bally's Park Place as adjusted to give effect to the Offering and the expected use of the estimated proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Bally's Park Place unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this Prospectus.


                                                                      AS OF SEPTEMBER 30,
                                                                             1993
                                                                    -----------------------
                                                                                      AS
                                                                    HISTORICAL     ADJUSTED
                                                                    ----------     --------
                                                                         (IN MILLIONS)
Short-term debt (advances from affiliate payable on demand).....      $  7.0        $  7.0
                                                                    ----------     --------
                                                                    ----------     --------
Long-term debt (excluding current maturities)(a):
     Existing Notes.............................................      $350.0        $
     Notes offered hereby.......................................                     425.0
     Other......................................................         2.7           2.7
                                                                    ----------     --------
          Total long-term debt..................................       352.7         427.7
Stockholder's equity (b)........................................        89.8          36.5
                                                                    ----------     --------
Total capitalization............................................      $442.5        $464.2
                                                                    ----------     --------
                                                                    ----------     --------


(a) See the Bally's Park Place consolidated financial statements and related notes thereto for the nine months ended September 30, 1993 and the year ended December 31, 1992 for additional information with respect to existing long-term debt.


(b) As adjusted, stockholder's equity reflects a $32.4 million dividend to Casino Holdings and an extraordinary loss (net of tax benefit) of $20.9 million relating to the redemption and purchase of the Existing Notes. The extraordinary loss is the result of the payment of the redemption and purchase premiums, the net cost of interest during the period between Defeasance and redemption of the Existing Notes and the write off of unamortized debt issuance costs.

                            SELECTED FINANCIAL DATA


     The selected historical financial data for Bally's Park Place for each of the five years ended December 31, 1992, with the exception of the ratio of earnings to fixed charges, are derived from the audited consolidated financial statements of Bally's Park Place. The selected financial data for the nine months ended September 30, 1993 and 1992 are unaudited; however, in the opinion of management, such data includes all adjustments (which were of a normal recurring nature except for those required to apply the provisions of SFAS No.
109) necessary for a fair presentation of the information set forth therein. Bally's Park Place's business is seasonal, with casino and other revenues peaking during the summer months. Therefore, the selected financial data for the nine-month periods presented are not necessarily indicative of the results of operations for the full year. The selected historical financial data for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991 and 1990 should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Bally's Park Place and related notes thereto included elsewhere in this Prospectus.



                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,                            YEARS ENDED DECEMBER 31,
                                     -------------------       -------------------------------------------------------------
                                      1993         1992         1992         1991            1990         1989         1988
                                     ------       ------       ------       ------          ------       ------       ------
                                                                      (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues(a)........................  $267.1       $253.5       $331.1       $322.8          $324.6       $329.5       $305.5
Operating costs and expenses.......   195.7(b)     203.1(b)     268.4(b)     268.4(b)(c)     264.0        258.9        231.9(d)
Operating income...................    71.4         50.4         62.7         54.4            60.6         70.6         73.6
Interest expense(e)................    33.9         36.2         48.0         48.9            46.3         22.3(f)       8.4
Income before income taxes.........    37.5         14.2         14.7          5.5            14.3         48.3         65.2
Income before extraordinary item
  and cumulative effect on prior
  years of change in accounting for
  income taxes.....................    21.4(g)       7.3          7.9          1.8             8.1         28.6         38.4
Net income.........................    10.0(g)       7.3          7.9          1.8             8.1         20.2(f)      38.4
Ratio of earnings to fixed
  charges(h).......................    2.1x         1.4x         1.3x         1.1x            1.3x         2.4x         4.1x
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and equivalents...............  $  9.6       $  8.2       $ 12.3       $ 12.5          $ 11.1       $ 15.6       $  9.8
Property and equipment, net........   487.3        505.1        499.4        515.9           533.9        503.8        455.5
Total assets.......................   531.7        551.7        550.7        618.2           640.4        559.6        495.3
Advances from affiliate payable on
  demand...........................     7.0         28.0         16.0         17.0
Long-term debt, less current
  maturities.......................   352.7        355.8        355.8        372.6           431.1        357.6(f)     159.7
Stockholder's equity...............    89.8(i)      90.2         90.8(i)     132.9           131.1(i)     127.0(i)     265.8(i)
OTHER DATA:
Capital expenditures...............  $  8.3       $  9.1       $ 10.3       $ 10.9          $ 55.6(j)    $ 71.1(j)    $ 70.1(j)
Depreciation and amortization......    19.9         20.7         27.4         28.1            25.9         25.0         22.0
EBITDA(k)..........................    91.3         71.1         90.1         82.5            86.5         95.6         95.6
Ratio of EBITDA to interest
  expense(k).......................    2.7x         2.0x         1.9x         1.7x            1.9x         4.3x        11.4x
EBITDA margin (k)..................   34.2%        28.0%        27.2%        25.6%           26.6%        29.0%        31.3%


                         (See following page for notes)

- ---------------

(a) Includes interest income of $0.7 million and $1.6 million for the nine months ended September 30, 1993 and 1992, respectively, and $1.9 million, $5.7 million, $5.1 million, $1.8 million and $1.1 million for the years ended December 31, 1992, 1991, 1990, 1989 and 1988, respectively.


(b) Includes charges allocated by Bally of $3.0 million and $2.9 million for the nine months ended September 30, 1993 and 1992, respectively, and $3.7 million and $1.0 million for the years ended December 31, 1992 and 1991, respectively. Bally is a holding company without significant operations of its own. The allocation of costs for 1993, 1992 and 1991 reflects an allocation of Bally's corporate overhead, including executive salaries and benefits, public company reporting costs and other corporate headquarter costs for which Bally's Park Place does not obtain a measurable direct benefit. No allocation of such costs was made by Bally prior to 1991.



(c) Includes charges of $3.5 million related to the closing and demolition of an ancillary motel operated by Bally's Park Place and $2.0 million for the estimated cost of settling certain non-recurring liabilities.



(d) Net of costs totaling $6.4 million allocated to other casinos owned by Bally, which management believes was reasonable. The allocation of such costs ceased after 1988 since these Bally casino hotel subsidiaries, by the start of 1989, had established separate management teams and implemented management information, budgeting and accounting systems.


(e) Includes amortization of debt issuance costs and discounts.

(f) In September 1989, Bally's Park Place issued $350.0 million principal amount of the Existing Notes and used a portion of the proceeds to retire $100.0 million principal amount of its 13 7/8% Mortgage-Backed Bonds, which resulted in an extraordinary loss of $8.4 million, net of income taxes of $5.6 million.

(g) Effective January 1, 1993, Bally's Park Place changed its method of accounting for income taxes as required by SFAS No. 109. The cumulative effect on prior years of this change in accounting for income taxes was a charge of $11.4 million. In addition, the income tax provision for the nine months ended September 30, 1993 was increased by $0.4 million as a result of applying the change in the U.S. statutory tax rate from 34% to 35% to deferred tax balances as of January 1, 1993.


(h) The ratio of earnings to fixed charges has been computed by dividing (i) income before income taxes, extraordinary item and cumulative effect on prior years of change in accounting for income taxes plus amortization of capitalized interest and fixed charges (excluding capitalized interest) by
    (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized), including amortization of debt issuance costs and discounts.


(i) In September 1993, an $11.0 million dividend was paid to Casino Holdings. In December 1992, a $50.0 million receivable due from Bally was cancelled and a dividend in that amount declared to Bally. In addition, dividends of $3.9 million, $159.0 million and $17.0 million were paid to Bally in the years ended December 31, 1990, 1989 and 1988, respectively.

(j) Includes capital expenditures for the construction of an 800-room hotel tower, a parking garage and public area improvements during the three years ended December 31, 1990.

(k) EBITDA, which is an industry-wide measure of performance, represents earnings before interest, taxes, depreciation and amortization and is intended to facilitate a more complete analysis of Bally's Park Place's financial condition. The ratio of EBITDA to interest expense represents the number of times EBITDA exceeds interest expense and is intended to illustrate the ability of Bally's Park Place to pay interest. The EBITDA margin represents EBITDA divided by revenues and is intended to indicate the operating efficiency of Bally's Park Place. This data should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as net income) nor should it be considered as an indicator of Bally's Park Place's overall financial performance.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Issuer is a wholly owned subsidiary of Bally's Park Place. The Issuer was formed in June 1983 to serve solely as a financing corporation to raise funds through the issuance of debt securities for the benefit of the Operating Company. The Issuer is not authorized to conduct any other business operations. This section presents management's discussion and analysis of financial condition and results of operations of Bally's Park Place (on a consolidated basis, including the Operating Company and the Issuer) for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992, 1991 and 1990. Management's discussion and analysis should be read in conjunction with the consolidated financial statements of Bally's Park Place and the related notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     Comparison of Nine Months Ended September 30, 1993 and September 30, 1992

     Revenues of Bally's Park Place for the nine months ended September 30, 1993 were $267.1 million compared to $253.5 million for 1992, an increase of $13.6 million (5%). Casino revenues increased $13.4 million (6%) as a result of a $12.0 million (8%) increase in slot revenues (which includes the discontinuation of certain progressive slot jackpots), $1.3 million of poker revenues (commenced in July 1993) and $0.1 million increase in other table game revenues. The slot revenue increase was primarily attributable to a 10% increase in the slot handle (volume), partially offset by a 2% reduction in the slot win percentage from 9.9% in the 1992 period to 9.7% in 1993. Slot revenues represented 70% of Bally's Park Place's casino revenues in the nine months ended September 30, 1993 compared to 69% in the same period of 1992. As of September 30, 1993, Bally's Park Place increased its number of slot machines by 103 machines (5%) from September 30, 1992. The table game revenue increase, excluding poker, was due to an increase in the amount wagered (drop) of 4% offset by a 4% decline in the hold percentage from 16.8% in the 1992 period to 16.2% in 1993.


     Rooms revenue of Bally's Park Place increased $0.9 million (5%) due to an increase in rooms occupied in 1993 compared to 1992, partially offset by a reduction in the average room rate. Food and beverage revenue remained essentially unchanged. For the nine months ended September 30, 1993, interest income from affiliates declined $0.9 million from the same period in 1992 due to the elimination of an intercompany loan.


     Atlantic City city-wide casino revenues, excluding poker and horse race simulcasting, for the nine months ended September 30, 1993 increased approximately 2% from the 1992 period, which was primarily attributable to a 5% increase in slot revenues offset, in part, by a 4% decrease in table game revenues. The 1993 period was negatively impacted by severe weather conditions that hampered attendance on several weekends in the first quarter of 1993. The number of slot machines in Atlantic City has increased approximately 8% since September 1992, while the number of Atlantic City table game units, excluding poker tables, has declined approximately 5%. City-wide slot revenues for the 1993 period represented 67% of total gaming revenues in Atlantic City compared to 66% in 1992. Changes in gaming regulations, including modifications allowing more slot machines on existing casino floor space and permitting unrestricted 24-hour gaming effective July 1992, have aided Atlantic City slot revenue growth. In addition to the ongoing slot revenue trend, the introduction in the second quarter of 1993 of poker and horse race simulcasting has also improved the Atlantic City business climate. Bally's Park Place's competitors in Atlantic City intensified their promotional slot marketing efforts during 1992 to expand their share of slot revenues and this trend has continued into 1993. Bally's Park Place believes it is well-positioned to compete for its share of casino revenues by continuing to offer promotional slot and table game programs and special events. However, Bally's Park Place anticipates that as a result of the continued aggressive competition for slot patrons, the slot win percentage may decline further.


     Operating income of Bally's Park Place for the nine months ended September 30, 1993 was $71.4 million compared to $50.4 million in 1992, an increase of $21.0 million (42%), due to the increase in revenues described above and to a decrease in operating expenses. Operating expenses for the nine months ended September 30, 1993 were $195.8 million as compared to $203.1 million for the same period in 1992, a decrease of $7.3 million (4%). Casino operating expenses decreased $1.9 million (2%) principally due to a $1.8 million decline in the cost of providing complimentary services and promotional marketing events. Rooms expense increased $1.2 million (19%) mainly due to increased operating costs associated with higher room occupancy. Food and beverage and other operating expenses were essentially unchanged. Selling, general and administrative expenses decreased $5.9 million (18%) due primarily to a $3.3 million reduction in costs associated with a management restructuring (including a $1.5 million gain realized pursuant to the terms of a Retirement and Separation Agreement with a former executive), a $1.0 million reduction in employee benefit expenses, and a $1.6 million reduction in legal and other expenses. Depreciation and amortization expense decreased $0.8 million (4%) due primarily to the elimination of certain assets that were previously being amortized.

     Interest expense of Bally's Park Place was $33.9 million for the nine months ended September 30, 1993 compared to $36.2 million for the same period in 1992. The decrease of $2.3 million (6%) reflects lower average line of credit and intercompany borrowings and, to a lesser extent, lower average interest rates charged on these borrowings.

     For the nine months ended September 30, 1993 and 1992, the effective rate of the income tax provision differed from the U.S. statutory tax rate due principally to state income taxes, net of the related federal income tax benefit. In addition, the income tax provision for the nine months ended September 30, 1993 was increased by $0.4 million as a result of applying the change in the U.S. statutory tax rate from 34% to 35% to deferred tax balances as of January 1, 1993.

     Effective January 1, 1993, Bally's Park Place changed its method of accounting for income taxes as required by SFAS No. 109. SFAS No. 109 retains the requirement to record deferred income taxes for temporary differences that are reported in different years for financial reporting and for tax purposes; however, the methodology for calculating and recording deferred income taxes has changed. Under the liability method adopted by SFAS No. 109, deferred tax liabilities or assets are computed using the tax rates that will be in effect when the temporary differences reverse. Also, requirements for recognition of deferred tax assets and operating loss and tax credit carryforwards have been liberalized by requiring their recognition when and to the extent that their realization is deemed to be more likely than not. As permitted by SFAS No. 109, Bally's Park Place elected to use the cumulative effect approach rather than to restate the consolidated financial statements of any prior periods to apply the provisions of SFAS No. 109. The cumulative effect on prior years of this change in accounting for income taxes as of January 1, 1993 was a charge of $11.4 million. The effect of this change in accounting for income taxes on the provision of income taxes for the nine months ended September 30, 1993 was not material.

     Comparison of Years Ended December 31, 1992 and December 31, 1991

     Revenues of Bally's Park Place for 1992 were $331.1 million compared to $322.8 million for 1991, an increase of $8.3 million (3%). Casino revenues increased $12.3 million (5%), with slot revenues increasing $15.0 million (9%) as a result of a 13% increase in the slot handle, partially offset by a 4% decline in the win percentage from 10.3% in 1991 to 9.9% in 1992. Bally's Park Place added 119 slot machines (7%) during 1992. Table game revenues decreased $2.7 million (3%) as a result of a decline in the table game drop of $21.6 million (4%), partially offset by an improvement in the win percentage from 16.8% in 1991 to 17.0% in 1992. Bally's Park Place's 1992 casino revenues generally reflect the trend in the revenue mix of the Atlantic City market. Slot revenues represented 68% of Bally's Park Place's casino revenues in 1992 compared to 66% in 1991.

     Rooms and food and beverage revenues were essentially unchanged. Interest income from Bally in 1992 was $0.8 million compared to $4.2 million in 1991. This decrease was primarily due to the declaration as a dividend to Bally by Bally's Park Place of an amount totaling $50.0 million formerly classified as a demand note receivable and discontinued interest payments on the note effective April 1, 1992.

     Atlantic City city-wide casino revenues for 1992 increased approximately 8% from 1991, which management believes was negatively impacted in the first quarter by the Persian Gulf War. The increase was also due to a 14% increase in slot revenues partially offset by a 3% decrease in table game revenues. Slot revenues for 1992 represented 66% of total gaming win in Atlantic City compared to 62% in 1991. During

1992, Bally's Park Place's competition in Atlantic City intensified their promotional slot marketing efforts to expand their share of slot revenues. Additionally, changes in gaming regulations, including modifications allowing more slot machines in existing casino floor space and permitting unrestricted 24-hour gaming effective July 1992, have aided Atlantic City slot revenue growth.

     Operating income for 1992 was $62.7 million as compared to $54.4 million for 1991, an increase of $8.3 million (15%), which was primarily due to the increase in revenues discussed earlier, while total operating expenses remained essentially unchanged. Casino operating expenses increased $4.7 million (4%) principally due to an increase in payroll and related costs and the cost of providing complimentary services in conjunction with intensified slot marketing efforts, offset, in part, by a decrease in the provision for doubtful receivables of $0.7 million (52%) due to lower credit play in 1992 as compared to 1991. Rooms and food and beverage operating expenses decreased $1.2 million (4%) due primarily to an increase in allocated costs of $3.0 million (16%) for providing complimentary services to the casino offset, in part, by a $1.9 million (7%) increase in payroll and related costs. Other operating expenses increased $2.0 million (4%) due to an increase in maintenance costs. Selling, general and administrative expenses decreased $4.7 million (10%). Selling, general and administrative expenses in 1992 and 1991 include charges for Bally's overhead expenses allocated to Bally's Park Place of $3.7 million and $1.0 million, respectively. Selling, general and administrative expenses for 1991 also include charges of $3.5 million related to the closing and demolition of an ancillary motel operated by Bally's Park Place and $2.0 million for the estimated cost of settling certain non-recurring liabilities. Depreciation and amortization expenses decreased $0.8 million (3%) due to the reduction in amortization of a non-current asset.


     Interest expenses, net of capitalized interest, declined $0.9 million (2%) to $48.0 million in 1992 from $48.9 million in 1991, reflecting lower average existing credit facility and intercompany borrowings and lower average interest rates.


     Effective income tax rates were 46% and 68% in 1992 and 1991, respectively. The 1992 income tax rate differed from the U.S. statutory tax rate (34%) due principally to state income taxes, net of the related federal income tax benefit. The 1991 income tax variance was due principally to a nondeductible write-off of property and equipment and to state income taxes, net of the related federal income tax benefit. A reconciliation of the income tax provision with amounts determined by applying the U.S. statutory tax rate to income before income taxes is included in the notes to consolidated financial statements for the year ended December 31, 1992 included elsewhere in this Prospectus.

     Comparison of Years Ended December 31, 1991 and December 31, 1990

     Revenues of Bally's Park Place for 1991 were $322.8 million compared to $324.6 million for 1990, a decrease of $1.8 million (1%). Bally's Park Place casino revenues decreased $1.2 million (less than 1%), which reflects an increase in slot revenue of $6.2 million (4%) offset by a decrease in table game revenues of $7.4 million (8%). The slot revenue increase resulted from a 5% increase in the slot handle. The table game decrease was attributable to a reduction in the drop of 6% and to a decline in the win percentage from 17.1% in 1990 to 16.8% in 1991.

     Bally's Park Place's casino revenues are dependent on its ability to both sustain and increase its share of slot revenues. In 1991, slot revenues represented 66% of Bally's Park Place's casino revenues as compared to 62% for the Atlantic City industry. In 1990, slot revenues represented 63% of Bally's Park Place's casino revenues as compared to 58% for the Atlantic City industry.

     Rooms and food and beverage revenues decreased $0.9 million (2%) due primarily to economic and competitive conditions. Interest income from Bally and affiliates increased $0.8 million (21%) due to interest earned for the entire year on Bally's Park Place's March 1990 $50.0 million advance to Bally and a $2.7 million advance to Bally's Grand which was made in December 1990.

     Atlantic City city-wide casino win for 1991 compared to 1990 increased only 1% which reflects an increase in slot revenues of 7% offset principally by a 7% decline in table game revenues. A change in gaming regulations in July 1991 to allow 24-hour gaming on weekends, holidays and for special events and the introduction of two new table games improved the Atlantic City casino business climate. While the aforementioned change in gaming regulations improved the Atlantic City casino business climate, the weakened economy in the northeastern United States and the opening of a twelfth casino hotel in April 1990 (which expanded the Atlantic City casino capacity by 18%) had a negative impact upon many of the Atlantic City casinos, including Bally's Park Place. In addition, 1991 results were adversely impacted by the Persian Gulf War.

     Operating income for 1991 was $54.4 million, as compared to $60.6 million in 1990, a decrease of $6.2 million (10%). Rooms operating expenses decreased $0.7 million (8%) principally due to a reduction in payroll related costs. Food and beverage operating expenses declined $1.0 million (5%) primarily related to an increase in allocated costs of $0.8 million (6%) for providing complimentary services to the casino. Casino and other operating expenses remained essentially unchanged. Selling, general and administrative expenses increased $4.1 million (9%) primarily due to a charge of $3.5 million related to the planned closing and demolition of an ancillary motel operated by Bally's Park Place and a $2.0 million charge for the estimated cost of settling certain non-recurring liabilities. In addition, selling, general and administrative expenses for 1991 include a charge of $1.0 million for Bally's overhead expenses allocated to Bally's Park Place. These increases in selling, general and administrative expenses were partially offset by a lower provision for pension costs in 1991 as compared to 1990. The $2.2 million (9%) increase in depreciation and amortization is attributable to a full year's depreciation associated with Bally's Park Place's 1990 opening of a new parking garage and hotel public area improvements.

     Interest expense, net of capitalized interest, was $48.9 million in 1991 compared to $46.3 million in 1990. The increase of $2.6 million (6%) was attributable to lower capitalized interest in 1991, resulting from completion of the garage in 1990.

     Effective income tax rates were 68% and 43% in 1991 and 1990, respectively. The 1991 income tax rate differed from the U.S. statutory tax rate (34%) due principally to a nondeductible write-off of property and equipment and to state income taxes, net of the related federal income tax benefit. The 1990 income tax rate variance was caused principally by state income taxes, net of the related federal income tax benefit. A reconciliation of the income tax provision with amounts determined by applying the U.S. statutory tax rate to income before taxes is included in the notes to consolidated financial statements for the year ended December 31, 1992 included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES


     Bally's Park Place anticipates that its primary source of cash will be its cash flow from operating activities. Historically, Bally's Park Place's cash flow from operations has been substantially in excess of its consolidated debt service obligations. Management of Bally's Park Place believes that such cash flow, cash on hand and amounts available under its New Credit Facility will be adequate to fund its near-term capital expenditure, working capital and debt service requirements.



     Bally's Park Place currently anticipates making capital expenditures of approximately $18.0 million and $13.0 million in 1994 and 1995, respectively. Anticipated capital expenditures include completion of suite rooms in the hotel tower, casino expansion, casino slot renovations, the purchase of data processing equipment, construction of a new players lounge, restaurant and kitchen renovations, expansion of the casino floor by approximately 3,000 square feet in 1994, the construction of a poker, horse race simulcasting and keno area and other public area improvements necessary to maintain the facility in a first class condition. Bally's Park Place expects to fund all such capital expenditures out of its cash from operations.



     Bally's Park Place's existing credit facility expires June 30, 1994, at which time Bally's Park Place has the option to repay the outstanding balance or convert the outstanding balance to a term loan payable in four semi-annual installments beginning December 31, 1994. The existing credit facility provides for maximum borrowings of $75.0 million. At September 30, 1993, Bally Park Place's entire existing credit facility of $75.0 million was available. Bally's Park Place intends to replace the existing credit facility with the New Credit Facility as part of the Refinancing. The New Credit Facility is a $50 million revolving credit facility which will mature on June 30, 1997. The interest rate is, at the Company's option, at the agent bank's base rate or a

LIBOR-based rate. In addition, the New Credit Facility will provide for an annual fee of 1/2 of 1% on the unused portion of the facility.



     The Existing Note Indenture and the existing credit facility restrict, among other things, the ability of Bally's Park Place to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments. Payments of dividends by Bally's Park Place are restricted in amount and are generally limited to 50% of its aggregate consolidated net income (as defined) earned since December 31, 1988. On September 20, 1993, an $11.0 million dividend was paid by Bally's Park Place to Casino Holdings and by Casino Holdings to Bally. At September 30, 1993, approximately $5.8 million was available under the Existing Note Indenture and existing credit facility to pay dividends. On December 15, 1993, Bally's Park Place declared and paid a $5.7 million dividend to Casino Holdings which declared and paid a similar dividend to Bally. The Existing Note Indenture and the existing credit facility will be discharged in connection with the Refinancing. The terms of the Indenture and the New Credit Facility will impose restrictions on Bally's Park Place's ability to incur debt and issue preferred stock, make acquisitions and certain restricted payments, create liens, sell assets or enter into transactions with affiliates. See "Description of the Notes -- Certain Covenants." The Casino Holdings Notes Indenture contains certain restrictions on the ability of Bally's Park Place to incur additional indebtedness and make restricted payments and contains limitations on other payments effecting subsidiaries. The amount of future dividends payable to Casino Holdings, if any, will depend on many factors, including Bally's Park Place's ability to generate earnings, its financial condition and its capital expenditure and other cash requirements, as well as restrictive debt covenants and possibly the approval of regulators.


     Cash flows of Bally's Park Place for the nine months ended September 30, 1993 and 1992 and the years ended December 31, 1992, 1991 and 1990 are summarized as follows:


                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                   ---------------     -------------------------
                                                   1993      1992      1992      1991      1990
                                                   -----     -----     -----     -----     -----
                                                                   (IN MILLIONS)
Operating:
  Income before cumulative effect on prior
     years of change in accounting for income
     taxes.....................................    $21.4     $ 7.3     $ 7.9     $ 1.8     $ 8.1
  Depreciation and amortization................     19.9      20.7      27.4      28.1      25.9
  Deferred income taxes........................      8.0       2.6       1.0      (1.5)      (.8)
  Changes in operating assets and
     liabilities...............................    (20.0)    (13.3)     (5.1)     13.7      (3.2)
  Other adjustments to reconcile to cash
     provided..................................      1.2       1.8       4.1       5.9       4.2
                                                   -----     -----     -----     -----     -----
     Cash provided by operating activities.....     30.5      19.1      35.3      48.0      34.2
Investing:
  Purchases of property and equipment..........     (8.3)     (9.1)    (10.3)    (10.9)    (55.6)
  Other, net...................................      (.9)     (2.3)     (2.3)     (2.1)
                                                   -----     -----     -----     -----     -----
     Cash used in investing activities.........     (9.2)    (11.4)    (12.6)    (13.0)    (55.6)
Financing:
  Debt transactions (including financing
     transactions with affiliates and debt
     issuance costs)...........................    (13.0)    (12.0)    (22.9)    (33.6)     20.8
Dividends paid.................................    (11.0)       --                          (3.9)
                                                   -----     -----     -----     -----     -----
  Cash provided by (used in) financing
     activities................................    (24.0)    (12.0)    (22.9)    (33.6)     16.9
                                                   -----     -----     -----     -----     -----
Increase (decrease) in cash and equivalents....     (2.7)     (4.3)      (.2)      1.4      (4.5)
Cash and equivalents, beginning of period......     12.3      12.5      12.5      11.1      15.6
                                                   -----     -----     -----     -----     -----
Cash and equivalents, end of period............    $ 9.6     $ 8.2     $12.3     $12.5     $11.1
                                                   -----     -----     -----     -----     -----
                                                   -----     -----     -----     -----     -----

     Bally's Park Place generated cash flow from operating activities of $30.5 million and $19.1 million in the nine months ended September 30, 1993 and 1992, respectively. For the nine months ended September 30, 1993, "Changes in operating assets and liabilities" includes the effect of the settlement of amounts owed to a former executive who retired in January 1993, partially offset by a $3.2 million decrease in other assets related to the surrender of an insurance policy on this former executive for cash by Bally's Park Place. For the nine months ended September 30, 1992, "Changes in operating assets and liabilities" includes deferred compensation payments to a former executive.

     For the nine months ended September 30, 1993 and 1992 expenditures for property and equipment include refurbishment of hotel rooms in the original structure, renovations of one of Bally's Park Place's specialty restaurants and suites and the purchase of slot machines.


     During the nine months ended September 30, 1993, Bally's Park Place repaid the outstanding borrowings under the existing credit facility. In addition, Bally's Park Place repaid $9.0 million of amounts advanced by Bally's Grand. Bally's Grand and Bally's Park Place have a cash management arrangement whereby Bally's Grand loans excess funds to Bally's Park Place. See "Certain Transactions -- Transactions with Bally's Grand" and the notes to consolidated financial statements included elsewhere in this Prospectus.


     Bally's Park Place generated cash flow from operating activities of $35.3 million, $48.0 million and $34.2 million in 1992, 1991 and 1990, respectively. The 1992 "Changes in operating assets and liabilities" principally reflect the effect of deferred compensation payments to a former executive. The 1991 "Changes in operating assets and liabilities" represent the cumulative effect of several financial events. Receivables declined $2.8 million as a result of a reduced issuance of casino credit. Inventories declined $2.8 million as a result of a reduced level of general inventories and retail merchandise. A $5.1 million increase in accounts payable and accrued liabilities resulted from a $1.1 million accrual for the cost of demolishing a subsidiary's motel, $0.9 million accrual related to Bally's Park Place's guarantee of certain guaranteed interest contracts from an insolvent insurance company in Bally's Park Place's 401(k) plan and other increases in accounts payable and accruals.

     The 1992 and 1991 expenditures for property and equipment related to the refurbishment of hotel rooms, casino slot renovations, other public area improvements and the purchase and upgrade of various data processing equipment. Expenditures in 1990 primarily related to the construction of a parking garage, which opened in November 1990, and public area and restaurant renovations.


     In 1992 and 1991, Bally's Park Place reduced borrowings under its existing credit facility with its excess cash flows from operations and advances from Bally's Grand. Financing transactions in 1990 are net of a $50.0 million advance to Bally, which Bally's Park Place declared as a dividend to Bally in December 1992. In 1990, Bally's Park Place paid Bally a dividend of $3.9 million. In 1992 and 1991, no cash dividends were paid to Bally, although in 1992, as described previously, the $50.0 million receivable from Bally was declared as a dividend.



YEAR ENDED DECEMBER 31, 1993



     As discussed above, revenues for the nine months ended September 30, 1993 increased as compared to 1992. Preliminary year end results indicate that revenues for 1993 were approximately $352 million, an increase of 6% from the prior year and EBITDA for 1993 was approximately $112 million, an increase of 24% over the prior year.


ISSUER


     The Issuer serves solely as a financing corporation to raise funds through the issuance of debt securities. In August 1989, the Issuer issued and sold the Existing Notes in the principal amount of $350,000,000 and immediately loaned the proceeds of the sale to the Operating Company, for which the Issuer received the Operating Company's $350,000,000 promissory note (the "$350,000,000 Note"). The $350,000,000 Note bears interest at the rate of 11 7/8% per annum and principal and interest repayments are identical to those in the Existing Notes. The issuance of the Notes will be structured in the same manner as the issuance of the Existing Notes. The proceeds from the sale of the Notes will be loaned to the Operating Company, which will in turn deliver the Operating Company Note to the Issuer. The amount of each principal and interest payment made by the Operating Company will be equal to the amount of each principal and interest payment required to be paid by the Issuer on the Notes. In connection with the Defeasance, the Operating Company will repay all of the outstanding principal and interest on the $350,000,000 Note and the Issuer will defease and redeem all of the Existing Notes and pay accrued and unpaid interest thereon through August 15, 1994 with the proceeds from the sale of the Notes. See "Use of Proceeds." The Issuer has no sources of income or cash other than payments on the Operating Company Note and the $350,000,000 Note.


                                    BUSINESS

     Bally's Park Place owns and operates Bally's Park Place Casino Hotel, which is situated on an eight-acre site with ocean frontage at the well-known intersection of Park Place and the Boardwalk in Atlantic City, New Jersey. The casino hotel complex is centrally located among the nine other casino hotels adjacent to the Boardwalk and is within four blocks of Atlantic City's Convention Hall and the new convention corridor, currently under development, which will include a new convention facility. Bally's Park Place Casino Hotel's central location on the Boardwalk contributes to its success in attracting significant walk-in casino business, including strong crossover business from competing casinos located nearby. Equipped with two multi-story parking garages and surface valet parking lots, management believes that Bally's Park Place Casino Hotel is also strongly positioned to attract the desirable drive-in business.

     Bally's Park Place Casino Hotel is one of the largest casino hotel facilities in Atlantic City, currently encompassing approximately 2.2 million square feet of space, including approximately 68,000 square feet of casino floor space, a 30-story hotel tower, a 12-story hotel facility and two multi-story parking garages providing over 2,000 parking spaces. The casino features approximately 2,000 slot machines and 115 table games. Bally's Park Place Casino Hotel employs the latest slot machine technology and places particular emphasis on the location, design and lighting of its slot machine areas in its efforts to further develop, expand and compete for slot machine play, which generates higher margins than table game play. In addition, Bally's Park Place Casino Hotel offers a full selection of table games, including baccarat, blackjack, craps, roulette, and poker, among others. Management believes that recent actions of the CCC have benefited Bally's Park Place Casino Hotel, as well as other casino hotels in the Atlantic City market. The implementation of 24-hour gaming, seven days per week has increased total gaming hours, providing additional convenience for gaming patrons. In addition, the CCC has approved new table games and modified its rules to permit an increase in the number of slot machines in Atlantic City casinos and to permit poker and horse race simulcasting. Under the New Jersey Act and the regulations of the CCC, because of its hotel space, Bally's Park Place Casino Hotel is permitted to expand its casino space substantially.

     Bally's Park Place Casino Hotel offers more than 1,250 rooms (including 77 suites), making it the largest four-star hotel in New Jersey, approximately 50,000 square feet of meeting and exhibition space and a 38,000-square foot health spa facility. Dining areas include three specialty restaurants, a cocktail lounge, a coffee shop, a buffet, a delicatessen, two fast food facilities and a bar and lounge in the spa. Bally's Park Place Casino Hotel offers a variety of other facilities and amenities to its patrons. Bally's Parking Place, a self-park garage located across the street from the casino hotel, offers over 1,500 parking spaces and is connected to Bally's Park Place Casino Hotel by a people-mover and glass-enclosed, climate-controlled skywalk.

     Bally's Park Place Casino Hotel has produced consistently high net operating cash flows, even during the recent recessionary period, which has had a particularly adverse effect on the economy of the northeastern United States. Revenues from casino and other operations were $331.1 million in 1992, $322.8 million in 1991 and $324.6 million in 1990. EBITDA for Bally's Park Place was $90.1 million in 1992, $82.5 million in 1991 and $86.5 million in 1990. EBITDA, which is an industry-wide measure of performance, should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Bally's Park Place Casino Hotel enjoys a share of total Atlantic City casino revenues in excess of its proportionate share of total Atlantic City casino floor space. Bally's Park Place has generated EBITDA which has ranked among the highest in both EBITDA margin and EBITDA of the Atlantic City casinos for each of the last eight years. For the years ended December 31, 1993 and 1992, management believes, based on preliminary results for 1993, that Bally's Park Place led the Atlantic City market in EBITDA margin (approximately 32% and 27.2%, respectively) and ranked second in EBITDA (approximately $112 million and $90.1 million, respectively). However, this data should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as net income. Bally's Park Place's consistently high performance is a product of Bally's Park Place's focus on slot machines, effective and efficient promotional programs and control of expenses. Recent expense control measures include outsourcing design and construction projects, controls on labor and payroll matters, budget and departmental operation review procedures, reevaluation of administrative support services and review of the cost-effectiveness of marketing strategy.


OPERATING STRATEGY

     Bally's Park Place Casino Hotel's operating strategy capitalizes on its central location and quality facilities and promotes the diversity of Bally's Park Place Casino Hotel's casino games and courteous approach to guests. Historically believed to be a leader in Atlantic City's middle to upper middle tier slot player segments, Bally's Park Place devotes significant managerial and promotional resources to the maintenance and expansion of slot machine play, including higher denomination slot business. Bally's Park Place Casino Hotel also targets middle-tier table game players.


     Bally's Park Place Casino Hotel has been a leader in the Atlantic City market with respect to recognizing and responding to the shifting balance of table games and slot machines in favor of increased slot machine play and intends to continue to focus efforts on increasing slot machine revenue. Slot machine play, with its higher operating margins, represents the fastest growing and most profitable segment of the Atlantic City gaming industry, while table game play has declined in Atlantic City. For the nine months ended September 30, 1993, slot machine play represented 70% of Bally's Park Place's gaming revenues for this period, as compared to 67% of total gaming revenues in the Atlantic City market for this period, up from 69% for Bally's Park Place and 66% for the Atlantic City market in 1992. Bally's Park Place's gaming revenues derived from slot machine play represented 69% of its total gaming revenues for the year ended December 31, 1993. Bally's Park Place Casino Hotel believes it has had success in obtaining market share of higher denomination slot players ($1, $5 and $25) and intends to utilize its marketing data bases to pursue and cultivate these premium players. Bally's Park Place Casino Hotel also offers a full selection of table games, which continue to constitute an important part of its gaming business, and is taking steps to increase its share of Atlantic City table game revenues. In addition, Bally's Park Place has plans for the construction of a larger poker, horse race simulcasting and keno area in 1994 to offer more variety in its gaming activities.


MARKETING STRATEGY

     Bally's Park Place Casino Hotel's marketing strategy capitalizes on the casino hotel's central location and quality facilities to generate a high volume of play from casino customers from New York, Philadelphia and other northeastern metropolitan areas. It targets gaming customers from many segments of the Atlantic City casino market, focusing primarily on middle-market patrons, including drive-in, walk-in, bus and convention business. In the latter part of 1993, Bally's Park Place instituted a more aggressive marketing program including additional promotional events and expanded media advertising. Bally's Park Place expects this marketing strategy to continue in 1994 and to include additional staff of hosts to support and service its casino patrons.

     The middle-market patron includes drive-in patrons, who typically have higher gaming budgets than the average walk-in patron and may stay at the hotel overnight. The middle-market drive-in patron is targeted through direct mail and promotional programs based on frequency and dollar amount of play. Additionally, Bally's Park Place Casino Hotel's two large parking garages offer over 2,000 parking spaces, 1,500 of which are included in Bally's Parking Place, a self-park garage connected to the casino hotel by a people-mover and glass-enclosed, climate-controlled skywalk. Bally's Park Place Casino Hotel's proximity to the main highway leading into Atlantic City also enables it to attract drive-in traffic entering Atlantic City.

     Management believes that targeted walk-in patrons, many of whom visit more than one casino on each visit to Atlantic City, are attracted both by Bally's Park Place Casino Hotel's central location on the Boardwalk and its quality facilities. Such patrons include those traveling to Atlantic City as part of the various bus programs serving the city's casinos, including those sponsored by Bally's Park Place Casino Hotel. While bus customers enhance casino activity Sunday through Thursday of each week, management believes that Bally's Park Place Casino Hotel is less dependent on bus patrons than other Atlantic City casinos, since its central location and quality facilities make it more attractive to more profitable drive-in patrons.



     Bally's Park Place Casino Hotel is located four blocks from Atlantic City's Convention Hall and the new convention corridor currently under development, which will include a new convention facility. Bally's Park Place Casino Hotel has sales representatives responsible for convention business, and recent initiatives of its sales and marketing department focus on marketing Bally's Park Place Casino Hotel's convention facilities. Bally's Park Place Casino Hotel offers the second largest amount of convention space of all casino hotels in the Atlantic City market. As Atlantic City International Airport continues to develop, and as construction of the new Atlantic City convention center progresses, Bally's Park Place Casino Hotel believes it will be well-positioned to benefit from increased patronage because of its proximity to the convention facilities.


     The MVP Program contributes to Bally's Park Place's Casino Hotel's strategy to develop and retain a loyal following of players who return specifically to Bally's Park Place Casino Hotel. Participation in this program is available to any slot machine or table game player who wishes to have his or her play tracked. Each player is issued an MVP card that may be inserted into card readers that are attached to the slot machines or, in the case of table game players, given to casino personnel to rate the player and keep track of the frequency of play and the amounts wagered. Participating slot machine and table game players receive complimentary services and earn opportunities to participate in various promotional events. Bally's Park Place Casino Hotel has recently increased its utilization of complimentary rooms in an effort to attract rated players and to encourage longer visits to the facility. The MVP Program also enables Bally's Park Place Casino Hotel to track, through a data base system, the level and frequency of play of its gaming patrons, the type of games played and other valuable marketing information. Bally's Park Place Casino Hotel utilizes this data to tailor certain promotions, activities and special events to certain gaming patrons, based on their level and type of play, to identify new players, to foster loyalty among gaming patrons and to optimize profit per customer.

     Bally's Park Place Casino Hotel provides personalized service to its gaming patrons through the employment of its casino host and customer development programs. The casino host program, which is conducted on-site, is based on developing relationships with gaming patrons at the facility and providing various accommodations for them, such as dinner and show reservations and providing them with certain complimentary services. The customer development program includes both on-site efforts, such as in-house parties, a first time player intercept program, special services to high-end players and telemarketing to solicit repeat business from high-end slot players.

     Most of Bally's Park Place Casino Hotel advertising is conducted through direct mail and promotional campaigns which target participants in the MVP Program, and billboard advertising. In addition, in 1993 Bally's Park Place expanded its media advertising and expects this to continue in 1994.

CREDIT POLICY AND CONTROL PROCEDURES

     Credit policies vary widely from one casino hotel to another and are largely dependent on the profile of the targeted customers. Table game players, for example, are typically extended more credit than slot players, and high-end players are typically extended more credit than patrons who tend to wager lower amounts. Gaming debts are legally enforceable under the current laws of New Jersey; however, not all states and foreign countries will honor these policies or enforce a judgment on a gaming debt entered in New Jersey.

     Historically, Bally's Park Place Casino Hotel has extended credit to selected gaming patrons in order to compete with other casino hotels which also extend credit to customers. During 1992, Bally's Park Place extended gaming credit of $71.2 million, or 13.8% of its table game drop, as compared to credit of $78.7 million, or 14.7% of its table game drop in 1991. Since commencing operations in 1979, approximately 99% of gaming receivables have been collected. There can be no assurance, however, that Bally's Park Place Casino Hotel will continue to maintain a satisfactory level of collections on gaming receivables.

     If not controlled, gaming operations at Bally's Park Place Casino Hotel are subject to risk of substantial loss as a result of employee or patron dishonesty, credit fraud or illegal slot machine manipulation. Bally's Park Place has in place control procedures to minimize such risks; however, there can be no assurance that losses will not occur. Current controls include supervision of employees, monitoring by electronic surveillance equipment and use of two-way mirrors and overhead catwalks. Bally's Park Place Casino Hotel's activities are observed and monitored on an ongoing basis by agents of both the CCC and the New Jersey Division of Gaming Enforcement, each of which maintains a staff on the premises of Bally's Park Place Casino Hotel.

EMPLOYEES

     As of September 30, 1993, Bally's Park Place Casino Hotel employed approximately 4,155 persons. At that date, Bally's Park Place had five collective bargaining contracts with unions covering approximately 1,540 of its employees. Of these collective bargaining agreements, one expires in September 1994, three expire in April 1996 and one expires in June 1996. Management believes that its employee relations are good.

PROPERTIES


     Bally's Park Place Casino Hotel is one of the largest casino hotel facilities in Atlantic City, currently encompassing approximately 2.2 million square feet of space, including approximately 68,000 square feet of casino floor space, a 30-story hotel tower, a 12-story hotel facility and two multi-story parking garages providing over 2,000 parking spaces. As a complement to the casino, Bally's Park Place Casino Hotel has more than 1,250 rooms (including 77 suites), making it the largest four-star hotel in New Jersey, approximately 50,000 square feet of meeting and exhibition space and a 38,000-square foot health spa facility. Bally's Parking Place, a self-park garage located across the street from the casino hotel, offers over 1,500 parking spaces and is connected to Bally's Park Place Casino Hotel by a people-mover and glass-enclosed, climate-controlled skywalk.



     Bally's Park Place also owns properties in Atlantic City, some of which are leased to Bally's Grand. Properties leased to Bally's Grand include approximately 237,000 square feet of surface parking space located across the street from Bally's Grand, which are leased pursuant to month-to-month lease arrangements with monthly payments of approximately $20,500. Bally's Park Place also leases to Bally's Grand approximately 191,000 square feet of surface parking space and an approximately 26,000-square foot building, which contains offices and a garage in Ventnor, New Jersey for employee parking, shuttle service and limousine staging and servicing, pursuant to a five-year lease expiring August 1995 and providing for monthly payments of $37,500. Bally's Park Place received approximately $700,000 in lease revenues for these properties in each of 1992 and 1991. See "Certain Transactions -- Transactions with Bally's Grand."



     Substantially all of the properties of Bally's Park Place are subject to first priority mortgage liens and security interests securing the Existing Notes and the existing credit facility.


SEASONALITY

     Bally's Park Place's operations are seasonal, with casino revenues peaking during the summer season. Accordingly, Bally's Park Place's operations are likely to be less profitable, or losses may be incurred, in the first and fourth quarters of its fiscal year.

ISSUER

     The Issuer serves solely as a financing corporation to raise funds through the issuance of debt securities so that the Issuer and Bally's Park Place can refinance a portion of their outstanding indebtedness. The Issuer is not authorized to conduct any other business operations.

COMPETITION

     Bally's Park Place faces intense competition in the Atlantic City market from other companies in the gaming industry, some of which may have greater financial resources than Bally's Park Place. Since April 1990, there have been 11 other casino hotel facilities operating in Atlantic City in competition with Bally's Park Place, including Bally's Grand. Although no new casinos have been opened in Atlantic City since April 1990 and there have been no public announcements concerning new casino openings, the addition of new casino hotels in the Atlantic City market would increase competition. Several Atlantic City casinos have announced plans for expansion, which will increase competition in the Atlantic City market, particularly as those facilities add additional slot machines in connection with their expansions.


     Bally's Park Place faces significant competition from both established casinos, including those in Las Vegas and the Caribbean and newly emerging gaming operations. Bally's Park Place believes that the recent legalization of casino gaming in jurisdictions such as Mississippi, Louisiana, South Dakota, Indiana, Iowa, Illinois, Missouri and Colorado, and Indian gaming in Connecticut and elsewhere, has not, to date, had a material adverse impact on the operations of Bally's Park Place Casino Hotel. Bally's Park Place, however, believes that the adoption of legislation approving casino gaming in any jurisdiction near New Jersey, particularly Delaware, Maryland, New York or Pennsylvania, could have a material adverse effect on the operations of Bally's Park Place Casino Hotel. The legalization of gaming in new jurisdictions, likely will increase competition affecting the Company's new gaming ventures. There have been proposals made for significant land-based casinos in a number of other jurisdictions, including New York and Pennsylvania and several large metropolitan areas, including Chicago, where Bally is headquartered. Bally's Park Place also competes with other forms of legalized gaming, including state-sponsored lotteries in many jurisdictions, including New Jersey, Delaware, Maryland, Pennsylvania and New York.


     Bally's Park Place believes that casino hotel competition in Atlantic City is based primarily on the location and physical design of the casino hotel, the extent and quality of personalized service offered to guests and casino customers, the price and quality of rooms and food and beverage, the number and quality of its restaurants, convention and other public facilities, promotional allowances, the entertainment offered, the variety of games, table limits, casino credit granted to customers and parking capacity. Management believes that Bally's Park Place Casino Hotel's reputation as a first class facility helps it compete in the Atlantic City market. Bally's Park Place Casino Hotel also has a central location among the Atlantic City casinos, which management believes has a positive effect on its competitive position.

GAMING REGULATION

     Gaming is regulated in every jurisdiction in which it is currently legalized, and regulations generally require receipt of a license prior to commencement of gaming operations. The regulatory frameworks may impose restrictions or costs, including additional taxes, that materially detract from the feasibility or profitability of gaming ventures, including those contemplated by Bally's Park Place. Gaming regulations and their enforcement are within the discretion of the regulating jurisdictions, and Bally's Park Place cannot predict what these regulations will be, how they will be enforced or what effect, if any, these regulations will have on Bally's Park Place.

     Gaming activities in Atlantic City are subject to the New Jersey Act, regulations of the CCC and other applicable laws. No casino may operate unless the required permits or licenses and approvals are obtained from the CCC. The CCC is authorized under the New Jersey Act to adopt regulations covering a broad spectrum of gaming and gaming-related activities and to prescribe the methods and forms of applications from all classes of licensees. These laws and regulations concern primarily (i) the financial stability, integrity, responsibility, good character, honesty and business ability of casino service suppliers and casino operators, their directors, officers and employees, their security holders and others financially interested in casino operations, (ii) the nature of casino hotel facilities, and (iii) the operating methods and financial and accounting practices used in connection with the casino operations. Taxes are imposed by the State of New Jersey on gaming operations at the rate of eight percent of gross gaming revenues. In addition, the New Jersey Act provides for an investment alternative tax of 2.5% of gross gaming revenues. This investment alternative tax may be offset by investment tax credits, which are obtained by purchasing bonds issued by or investing in housing or other development projects approved by the New Jersey Casino Reinvestment Development Authority, a state agency. See the "Casino Reinvestment Development Authority investments" note in the Notes to the Consolidated Financial Statements. New laws and regulations, as well as amendments to existing laws and regulations, relating to gaming activities in Atlantic City are periodically introduced or proposed and sometimes adopted.


     The CCC has broad discretion with regard to the issuance, renewal and revocation or suspension of casino licenses. A casino license is not transferable, is issued for a term of up to one year for the first two renewals and thereafter for a term of up to two years (subject to discretionary reopening of the licensing hearing by the CCC at any time), and must be renewed by filing an application which must be acted on by the CCC prior to the expiration of the license in force. At any time, upon a finding of disqualification or noncompliance, the CCC may revoke or suspend a license or impose fines.


     The New Jersey Act imposes certain restrictions on the ownership and transfer of securities issued by a corporation that holds a casino license or is deemed a holding company, intermediary company, subsidiary or entity qualifier (each, an "affiliate") of a casino licensee. "Security" is defined by the New Jersey Act to include instruments that evidence either a beneficial ownership in an entity (such as common and preferred stock) or a creditor interest in an entity (such as a bond, note or mortgage). Pursuant to the New Jersey Act, the corporate charter of a publicly traded affiliate of a casino licensee must require that a holder of the company's securities dispose of such securities if the holder's continued holding would result in the company or any affiliate being no longer qualified to continue as a casino licensee under the New Jersey Act. The corporate charter of a casino licensee or any privately held affiliate of the licensee must (i) establish the right of prior approval by the CCC with regard to a transfer of any privately held security in the company and (ii) create the absolute right of the company to repurchase at the market price or purchase price, whichever is less, any security in the company in the event the CCC disapproves a transfer of such security under the New Jersey Act. The corporate charters of Bally's Park Place and the Issuer conform with the New Jersey Act's requirements described above for privately held companies.


     If the CCC finds that an individual owner or holder of securities of a corporate licensee or an affiliate of such corporate licensee is not qualified under the New Jersey Act, the CCC may propose remedial action. The CCC may require divestiture of the securities held by any disqualified holder who is required to be qualified under the New Jersey Act (e.g., officers, directors, security holders and key casino and other employees). In the event that disqualified persons fail to divest themselves of the securities, the CCC may revoke or suspend the license. However, if an affiliate of a casino licensee is a publicly traded company and the CCC finds disqualified any holder of any security thereof who is required to be qualified, and the CCC also finds that
(i) such company has complied with the aforesaid charter provisions; (ii) such company has made a good faith effort, including the prosecution of all legal remedies, to comply with any order of the CCC requiring the divestiture of the security interest held by the disqualified holder; and (iii) such disqualified holder does not have the ability to control the corporate licensee or any affiliate thereof, or to elect one or more members of the board of directors of such affiliate, the CCC will not take action against the casino licensee or its affiliate with respect to the continued ownership of the security interest by the disqualified holder.

     For purposes of the New Jersey Act, a security holder is presumed to have the ability to control a publicly traded corporation, or to elect one or more members of its board of directors, if such holder owns or beneficially holds 5% or more of the equity securities of such corporation, unless such presumption of control or ability to elect is rebutted by clear and convincing evidence. An "institutional investor," as that term is defined under the New Jersey Act, is entitled to a waiver of qualification if it holds less than 10% of the equity securities of a publicly traded holding or intermediary company of a casino licensee and (i) the holdings were purchased for investment purposes only, (ii) there is no cause to believe the institutional investor may be found unqualified, and (iii) upon request by the CCC, the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its other affiliates. The CCC may grant a waiver of qualification to an institutional investor holding 10% or more of such securities upon a showing of good cause and if the conditions specified above are met.

     With respect to debt securities, the CCC generally requires a person holding 15% or more of a debt issue of a publicly traded affiliate of a casino licensee to qualify as a "financial source" where the use of the proceeds from the debt issue is related in any way to the financing of the casino licensee. There can be no assurance that the CCC will continue to apply the 15% threshold, and the CCC could at any time establish a lower threshold for qualification. An exception to the qualification requirement is made for institutional investors, in which case the institutional holder is entitled to a waiver of qualification if the holder's position in the aggregate is less than 20% of the total outstanding debt of the affiliate and less than 50% of any outstanding publicly traded issue of such debt, and if the conditions specified in the above paragraph are met. As with equity securities, a waiver of qualification may be granted to institutional investors holding larger positions upon a showing of good cause and if all conditions specified in the above paragraph are met.

     Generally, the CCC would require each institutional holder seeking a waiver of qualification to execute a certificate to the effect that (i) the holder has reviewed the definition of institutional investor under the New Jersey Act and believes that it meets the definition of institutional investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of, the Issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the Issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' notice of such intent and shall file with the CCC an application for qualification before taking any such action.

     Commencing on the date the CCC serves notice on the licensee or an affiliate of such licensee that a security holder of such corporation has been found disqualified, it will be unlawful for the security holder to (i) receive any dividends or interest upon any such securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities, or (iii) receive any remuneration in any form from the corporate licensee for services rendered or otherwise.

     Persons who are required to qualify under the New Jersey Act by reason of holding debt or equity securities are required to place the securities into an Interim Casino Authorization ("ICA") trust pending qualification. Unless and until the CCC has reason to believe that the investor may not qualify, the investor will retain the ability to direct the trustee how to vote, or whether to dispose of, the securities. If at any time the CCC finds reasonable cause to believe that the investor may be found unqualified, it can order the trust to become "operative," in which case the investor will lose voting power, if any, over the securities but will retain the right to petition the CCC to order the trustee to dispose of the securities.

     Once an ICA trust is created and funded, and regardless of whether it becomes operative, the investor has no right to receive a return on the investment until the investor becomes qualified. Should an investor ultimately be found unqualified, the trustee would dispose of the trust property, and the proceeds would be distributed to the unqualified applicant only in an amount not exceeding the actual cost of the trust property. Any excess proceeds would be paid to the State of New Jersey. If the securities were sold by the trustee pending qualification, the investor would receive only actual cost, with disposition of the remainder of the proceeds, if any, to await the investor's qualification hearing.

     In the event it is determined that a licensee has violated the New Jersey Act or its regulations, then under certain circumstances, the licensee could be subject to fines or have its license suspended or revoked. In addition, if a person required to qualify under the New Jersey Act fails to qualify, or if a security holder who is required to qualify fails to qualify and does not dispose of his securities in the licensee or in any affiliate of the licensee, as may be required by the New Jersey Act, then, under certain circumstances, the licensee could have its license suspended or revoked.


     If a casino license were not renewed, were suspended for more than 120 days or were revoked, the CCC could appoint a conservator. The conservator would be charged with the duty of conserving and preserving the assets so acquired and continuing the operation of the hotel and casino of a suspended licensee or with operating and disposing of the casino hotel facilities of a former licensee. Such suspended licensee or former licensee, however, would be entitled only to a fair rate of return out of net earnings on its investment, to be determined under New Jersey law, with any excess to go to the State of New Jersey, if so directed by the

CCC. Suspension or revocation of any licenses or the appointment of a conservator by the CCC would have a material adverse effect on the business of the Issuer.

     In September 1992, the casino license of Bally's Park Place was renewed by the CCC for a two-year period ending September 30, 1994.

OTHER

     Bally's Park Place is required to annually file documents with the Attorney General of the United States in connection with the operation of slot machines. All requisite filings for the present year have been made.

LEGAL MATTERS

     Bally's Park Place is involved in various claims and lawsuits incidental to its business. In the opinion of management, Bally's Park Place is adequately insured against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits will not have a material adverse effect on the financial condition or operations of Bally's Park Place.

                                   MANAGEMENT

BALLY'S PARK PLACE

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of Bally's Park Place:


        NAME               AGE                      BALLY'S PARK PLACE POSITION
- ---------------------      ---       ---------------------------------------------------------
Arthur M. Goldberg         52        Chairman of the Board of Directors and Chief Executive
                                     Officer
Wallace R. Barr            48        President, Chief Operating Officer and Director
C. Patrick McKoy           42        Senior Vice President, Operations of the Operating
                                     Company
Robert G. Conover          48        Senior Vice President, Management Information Systems of
                                     the Operating Company
Dennis P. Venuti           50        Senior Vice President, Secretary and General Counsel
Joseph A. D'Amato          45        Vice President and Treasurer
Lee S. Hillman             38        Director
J. Kenneth Looloian        71        Director


     The tenure of the directors and executive officers of Bally's Park Place and other information concerning the directors and executive officers of Bally's Park Place are set forth below.


     Mr. Goldberg has been Chairman of the Board of Directors and Chief Executive Officer of Bally's Park Place and the Issuer since January 1993. Mr. Goldberg has also been Chairman of the Board of Directors and Chief Executive Officer of GNAC, CORP. ("GNAC") and GNF, CORP. ("GNF") since January 1993 and a director of GNAC and GNF since August 1992. GNAC is a wholly owned subsidiary of Bally, and, through its wholly owned subsidiary GNOC, CORP. ("GNOC"), operates Bally's Grand. GNF is a wholly owned subsidiary of GNAC created to serve as a financing entity. Mr. Goldberg was elected Chairman of the Board of Directors and Chief Executive Officer of Bally in October 1990 and President of Bally in January 1993. Mr. Goldberg has also served as the Chairman of the Board, President and Chief Executive Officer of Casino Holdings since June 1993. He has also served, since 1990, as a director of Bally's Health and Tennis Corporation ("BHTC"), a subsidiary of Bally and an operator of fitness centers. Mr. Goldberg is also Chairman of Bally's Executive Committee. Since 1990, he has been Chairman of the Board of Directors, Chief Executive Officer and President of Di Giorgio Corporation, a corporation engaged in food distribution. From 1985 to 1989, he was Chief Executive Officer, President and a director of International Controls Corporation, a manufacturing and engineering company. Mr. Goldberg is also a director of First Fidelity Bancorp. In August 1992, Mr. Goldberg was elected Chairman of the Board of Directors, President and Chief Operating Officer of Bally's Grand, Inc. ("BGI"). From November 1991 to August 20, 1993, BGI operated its business and managed its properties as a debtor-in-possession under chapter 11 of the United States Bankruptcy Code. BGI's chapter 11 plan of reorganization was confirmed September 15, 1992, and became effective August 20, 1993 at which time BGI emerged from bankruptcy. See "Investment Considerations
- -- Relationship with Bally, Casino Holdings and Bally's Grand."



     Mr. Barr has been President, Chief Operating Officer and a director of Bally's Park Place and the Issuer since February 1993, and from January 1993 to February 1993 he was Senior Vice President and Chief Operating Officer. He has also served as the Executive Vice President, Chief Operating Officer and a Director of Casino Holdings since June 1993. Mr. Barr was a Senior Vice President of GNAC from June 1991 to February 1993, Chief Operating Officer of GNAC since January 1993, and President and a director of GNAC and GNF since February 1993. From March 1984 to June 1991, he served as Senior Vice President, Operations of Bally's Park Place, from February 1981 to June 1982, he served as its Treasurer, Corporate Controller and Chief Financial Officer, and, from June 1982 to March 1984, he was Senior Vice President and Chief Financial Officer. From January 1987 to September 1992, Mr. Barr was Senior Vice President and Treasurer of BGI.

     Mr. McKoy has been a Senior Vice President, Operations of the Operating Company since March 1993. He served as Vice President and Treasurer of the Operating Company from February 1984 to June 1988. From May 1991 to March 1993, Mr. McKoy was employed by Resorts International (Bahamas) 1984 Ltd. as Senior Vice President, Finance (Office of the President). From June 1988 to January 1991, he was employed by Trump's Castle Associates Limited Partnership as Senior Vice President, Finance and Administration. In March 1992, Trump's Castle Associates Limited Partnership filed a voluntary petition for protection under chapter 11 of title 11 of the United States Code. The plan of reorganization in connection with this chapter 11 proceeding was confirmed in August 1992.



     Mr. Conover has been a Senior Vice President of the Operating Company since January 1993 and Vice President since 1983. Mr. Conover was elected Vice President, Management Information Systems and Chief Information Officer of Bally in December 1992. Mr. Conover has been Senior Vice President of GNOC since 1987. Mr. Conover has also been President of the Bally Systems division of Bally Gaming International, Inc. ("BGII") since October 1990. BGII was formerly a subsidiary of Bally. Mr. Conover was Vice President, Management Information Systems of BGI from January 1987 to September 1992.



     Mr. Venuti has been a Senior Vice President of Bally's Park Place, the Issuer, GNAC and GNF since January 1993, and has been Secretary and General Counsel of Bally's Park Place, the Issuer, GNAC and GNF since February 1987. In addition, from February 1987 to January 1993, Mr. Venuti served as Vice President of Bally's Park Place, the Issuer, GNAC and GNF. Mr. Venuti was also Vice President, Secretary and General Counsel of BGI from January 1987 to September 1992. Mr. Venuti has also served as Vice President and Assistant Secretary of Casino Holdings since June 1993.



     Mr. D'Amato has been Vice President and Treasurer of Bally's Park Place and the Issuer since August 1988. From December 1984 to August 1988, Mr. D'Amato was employed by GNAC, initially as its Corporate Controller and subsequently as Assistant Vice President and Treasurer.


     Mr. Hillman has been a director of Bally's Park Place since January 1993. He has also served as the Executive Vice President, Chief Financial Officer and a Director of Casino Holdings since June 1993. He has been Senior Vice President, Chief Financial Officer and Treasurer of BHTC since April 1991, and a director of BHTC since September 1992. He was elected Vice President, Chief Financial Officer, Treasurer and Controller of Bally in November 1991 and was elected Executive Vice President in August 1992. In August 1993, Mr. Hillman was elected Vice President-Administration of BGI. Mr. Hillman has also been a director of GNAC since February 1993. From October 1989 to April 1991, Mr. Hillman was a partner in the accounting firm of Ernst & Young. From 1987 to October 1989, he was a principal with the accounting firm of Arthur Young & Company, a predecessor to Ernst & Young.

     Mr. Looloian has been a director of Bally's Park Place since January 1993. He has been a director of GNAC and GNF since August 1992 and Executive Vice President of Di Giorgio Corporation, a corporation engaged in food distribution, for more than five years. He is a former partner in Arveron Investments, L.P. and former Executive Vice President of International Controls Corporation. Mr. Looloian is also a director of Bally. Since June 1992, Mr. Looloian has been a director of Science Management Corporation, an engineering and consulting company. Mr. Looloian has also served as a Director of Casino Holdings since June 1993.

     Directors are elected annually to serve until their successors are elected and qualified. Members of the Board of Directors do not receive any additional compensation for service on the Board of Directors.

EXECUTIVE COMPENSATION


     The following table sets forth the compensation paid by Bally's Park Place to its Chief Executive Officer and the four most highly compensated executive officers of Bally's Park Place whose cash compensation for 1993 for services rendered in all capacities to Bally's Park Place exceeded $100,000. See "Certain Transactions -- Transactions with Bally."


     The executive officers named below participated in certain retirement plans sponsored by Bally's Park Place or Bally that are intended to qualify for tax-favored treatment under the Internal Revenue Code, including the Bally's Park Place Supplemental Executive Retirement Plan (the "Bally's Park Place SERP"), and the Bally's Park Place Profit-Sharing Plan and Trust (the "Bally's Park Place Profit-Sharing Plan"). These executives also participated in the Bally 1989 Incentive Plan (the "Incentive Plan") and have received stock option grants thereunder.

                           SUMMARY COMPENSATION TABLE


                                                                    LONG TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                       ANNUAL COMPENSATION($)      ------------
        NAME AND                      ------------------------       OPTIONS           ALL OTHER
   PRINCIPAL POSITION        YEAR     SALARY($)      BONUS($)         (#)(A)        COMPENSATION($)
- -------------------------    ----     ----------     ---------     ------------     ---------------
Arthur M. Goldberg(b)        1993             --           --               --(b)             --
(Chairman of the Board       1992             --           --               --                --
and Chief Executive          1991             --           --               --(b)             --
Officer)
Wallace R. Barr(c)           1993        704,566              (d)      100,000            16,239(e)
(President and               1992             --           --               --                --
Chief Operating Officer)     1991        117,779           --           10,000                  (f)
Robert G. Conover            1993        190,000(g)    50,000           20,000            14,229(e)
(Senior Vice President       1992        191,058(g)    60,000                0            10,259
of the Operating Company)    1991        173,943       50,000            5,000(h)               (f)
C. Patrick McKoy(i)          1993        165,577       50,000           15,000            14,229(e)
(Senior Vice President,      1992             --           --               --                --
Operations of the            1991             --           --               --                --
Operating Company)
Dennis P. Venuti             1993        201,539       50,000           20,000            14,229(e)
(Senior Vice President       1992        176,731       35,000                0             9,860
and General Counsel)         1991        161,846       30,000            5,000                  (f)


- ---------------

 (a) Represents grants of non-qualified Bally stock options pursuant to the Incentive Plan.


 (b) Mr. Goldberg is the Chairman of the Board of Directors, President and Chief Executive Officer of Bally. For serving in such capacities, Mr. Goldberg received from Bally in 1993, 1992 and 1991 aggregate compensation of $7,021,997, $3,740,816 and $2,950,000, respectively. Mr. Goldberg was also awarded non-qualified Bally stock options for 450,000 shares and 1,000,000 shares of Bally's common stock in 1993 and 1991, respectively. In addition, Bally awarded Mr. Goldberg stock options for 300,000 shares of BGII's common stock that is owned by Bally. Bally allocates portions of its corporate overhead costs, which includes Mr. Goldberg's salary, to Bally's Park Place. See "Certain Transactions -- Transactions with Bally."



 (c) Mr. Barr served as Senior Vice President, Operations of Bally's Park Place from March 1984 to June 1991. From June 1991 to February 1993, he served as Senior Vice President of GNAC. Since February 1993, Mr. Barr has served as President and Chief Operating Officer of Bally's Park Place.



 (d) Mr. Barr's bonus has not been determined as of the date hereof.



 (e) Represents matching contributions by Bally's Park Place pursuant to the Bally's Park Place Profit-Sharing Plan and, in the case of Mr. Barr, includes $2,010 for life insurance premiums paid by Bally's Park Place.



 (f) Information omitted in accordance with the transition provisions of the SEC.



 (g) This amount represents approximately two-thirds of Mr. Conover's annual salary. The remaining approximately one-third of his salary is paid by Bally's Park Place but Bally's Park Place is reimbursed for that amount by BGII pursuant to the terms of an agreement between Bally's Park Place and BGII.



 (h) Does not include options for 35,000 shares of BGII's common stock granted by BGII to Mr. Conover.



 (i) Mr. McKoy has been an executive officer of Bally's Park Place since March 1993.

BALLY STOCK OPTIONS



     During 1993, Bally granted options to purchase Bally's common stock to certain executive officers of Bally's Park Place. The following table sets forth information concerning grants of options to purchase Bally's common stock made during 1993 to the executive officers of Bally's Park Place named in the Summary Compensation Table.



                                                                                    POTENTIAL REALIZABLE
                              INDIVIDUAL GRANTS                                       VALUE AT ASSUMED
- -----------------------------------------------------------------------------           ANNUAL RATES
                       NUMBER OF      % OF TOTAL                                       OF STOCK PRICE
                        SHARES         OPTIONS                                        APPRECIATION FOR
                       UNDERLYING     GRANTED TO      EXERCISE                         OPTION TERM(A)
                        OPTIONS       EMPLOYEES        PRICE       EXPIRATION     -------------------------
         NAME          GRANTED(#)      IN 1993        ($/SH.)         DATE          5%($)          10%($)
- --------------------------------     ------------     --------     ----------     ----------     ----------
Arthur M. Goldberg(b)        --             --             --             --              --             --
Wallace R. Barr          50,000          18.5%           6.75        3/16/03         212,252        537,888
                         50,000(c)       18.5%          9.625        6/02/03         302,655        766,989
Robert G. Conover        10,000           3.7%           6.75        3/16/03          42,457        107,578
                         10,000(c)        3.7%          9.625        6/02/03          60,541        153,422
Dennis P. Venuti         10,000           3.7%           6.75        3/16/03          42,457        107,578
                         10,000(c)        3.7%          9.625        6/02/03          60,541        153,422
C. Patrick McKoy         15,000           5.6%           6.75        3/16/03          63,686        161,392


- ---------------


(a) The potential realizable values represent future opportunity and have not been reduced to present value in 1993 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the SEC for illustration purposes, and these rates are not intended to be a forecast of Bally's common stock price and are not necessarily indicative of the values that may be realized by the named executive officer.



(b) In 1993, Bally granted Mr. Goldberg, with regard to services for Bally, options to purchase 450,000 shares of Bally common stock at an exercise price of $9.625 per share, which options expire on September 30, 2003. The potential realizable value of such options at assumed annual rates of stock price appreciation for the option term of 5% and 10% would be $2,723,900 and $6,902,897, respectively. The grant is subject to stockholder approval of an amendment to the Incentive Plan.



(c) Grants are subject to stockholder approval of an amendment to the Incentive Plan.

     The following table discloses, for the named executives, information regarding stock options exercised during, or held at the end of, 1993 pursuant to the Incentive Plan.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

                         FISCAL YEAR-END OPTION VALUES



                                                      NUMBER OF           VALUE OF
                                                     UNEXERCISED         UNEXERCISED
                          SHARES                     OPTIONS AT         IN-THE-MONEY
                         ACQUIRED                       YEAR-           OPTIONS/SARS
                            ON          VALUE          END (#)         AT YEAR-END ($)
                         EXERCISE     REALIZED      (EXERCISABLE/       (EXERCISABLE/
        NAME               (#)           ($)        UNEXERCISABLE)    UNEXERCISABLE)(A)
- ---------------------    --------     ---------     -------------     -----------------
Arthur M. Goldberg          0             0         1,520,000(E)/(b)(c)  $ 10,120,000(E)/
                                                    450,000(U)                    0(U)
Wallace R. Barr             0             0             9,167(E)/            30,835(E)/
                                                      103,333(U)            102,915(U)
Robert G. Conover           0             0            27,668(E)/        137,923(E)/(d)
                                                       33,332(U)          86,452(U)(e)
Dennis P. Venuti            0             0             4,334(E)/            15,420(E)/
                                                       21,666(U)             25,205(U)
C. Patrick McKoy            0             0                 0(E)/                 0(E)/
                                                       15,000(U)             26,250(U)



- ---------------



(a) Value per share equals the closing price of Bally common stock on the New York Stock Exchange or BGII common stock on the NASDAQ National Market System as of December 31, 1993 ($8.50 and $17.25, respectively) minus the applicable exercise or base price.



(b) Includes an award of options to purchase 500,000 shares of Bally's common stock that can be deemed SARs at Mr. Goldberg's election. No other awards of SARs were made to any of the other executive officers named in this table.



(c) Includes options to purchase 20,000 shares of BGII's common stock awarded by Bally in 1991 and valued at $245,000.



(d) Includes options to purchase 23,334 shares of BGII's common stock awarded by BGII in 1991 and valued at $122,504.



(e) Includes options to purchase 11,666 shares of BGII's common stock awarded by BGII in 1991 and valued at $61,247.


BALLY'S PARK PLACE SERP

     In January 1987, Bally's Park Place established the Bally's Park Place
SERP.

     An example of the benefits provided under the Bally's Park Place SERP (assuming retirement at age 60) is set forth in the following table:

                                  SERP TABLE
                  ANNUAL BENEFIT FOR THE FOLLOWING YEARS OF
                                   SERVICE
  AVERAGE        --------------------------------------------
COMPENSATION          7                10          15 OR MORE
- ------------     ------------     ------------     ----------
 $  100,000        $   23,310       $   33,300      $ 50,000
    250,000            58,275           83,250       125,000
    500,000           116,550          166,500       250,000
    750,000           174,825          249,750       375,000
  1,000,000           233,100          333,000       500,000


     The Bally's Park Place SERP fixes a minimum level for retirement benefits based upon a participant's years of service with Bally's Park Place (or Bally and its subsidiaries) and the highest average compensation ("Average Compensation") for any three years falling within the last 10 years of the participant's employment (or total employment if less than 10 years). Participants who are vested under the Bally's Park Place SERP are entitled to receive an annual benefit equal to 3.33% of Average Compensation for each year of service

(subject to a maximum of 15 years of service to be credited to any participant), but not more than 50% of the participant's Average Compensation. Benefits under the Bally's Park Place SERP are not subject to any deduction for Social Security or other offset amounts. A participant becomes vested under the Bally's Park Place SERP only if such participant has at least seven years of service and has either retired after attaining age 60 or both attained age 50 and participated in the Bally's Park Place SERP for at least three years. Solely for purposes of determining vesting, a participant who is disabled (as determined under the Bally's Park Place SERP) and terminates employment after attaining age 50 is credited with years of service and participation until the participant's death. The Bally's Park Place SERP annual benefit is payable for the life of a vested participant and normally commences after the participant has both terminated employment and attained age 60. A reduced benefit is payable to a vested participant who is eligible for early retirement (after attainment of at least age 55) or who is disabled and begins to receive benefit payments at an earlier date. Upon the death of a vested participant, a death benefit is payable to either the participant's surviving spouse or the participant's beneficiaries. Depending on circumstances described in the Bally's Park Place SERP, death benefits are to be paid in the form of either a monthly payment equal to a percentage of the benefit payable to the participant (either 50% to the surviving spouse for life or 100% to the surviving spouse or the beneficiaries for a period not exceeding 10 years) or a lump-sum cash payment equal to two times the participant's compensation in such participant's last full calendar year of employment. Participation in the Bally's Park Place SERP is limited to certain key executives designated by the Board of Directors of Bally's Park Place. Benefits payable under the Bally's Park Place SERP may generally be cancelled in the event a participant is discharged for cause or enters into competition with the gaming business of Bally's Park Place other than Bally's Grand. As of December 31, 1993, Bally's Park Place SERP is unfunded and is not qualified under the Internal Revenue Code. Messrs. Conover and Venuti have credit for 14 and 12 years of service, respectively, under the Bally's Park Place SERP. Mr. Barr is fully vested pursuant to the terms of his employment agreement.


GOLDBERG EMPLOYMENT AGREEMENT


     Bally and Mr. Goldberg entered into an employment agreement (the "Employment Agreement") dated as of November 1, 1990 for a three-year term at an annual base salary of $700,000, plus bonuses, payable at the discretion of the Bally compensation committee. The Employment Agreement is guaranteed by Bally's Park Place. The Employment Agreement was amended, effective November 1, 1991, to, among other things, extend the term for an additional year and to increase the base salary to $2,200,000. The Employment Agreement was further amended September 29, 1993 to, among other things, extend the term of the Employment Agreement through October 31, 1997, with automatic annual extensions for additional one year periods unless either party gives written notice to the other prior to October 1 of any year fixing the remainder of the term at three years without automatic extension. In addition, the Employment Agreement calls for Bally to contribute, each year during the term of Mr. Goldberg's employment, amounts to provide Mr. Goldberg with annual retirement benefits, if he is employed by Bally until age 62, equal to the excess, if any, of (i) 50% of the average of his cash compensation for any of the three highest years preceding the year in which he attains age 62, over (ii) the sum of $258,189 and the retirement benefit payable to Mr. Goldberg under Bally's other retirement or similar benefit programs in which Mr. Goldberg participates, except the Bally 401(k) program ("the Supplemental Retirement Benefit Arrangement"). The contributions under the Supplemental Retirement Benefit Arrangement are to be paid (i) directly to Mr. Goldberg, (ii) to the appropriate governmental taxing authority on Mr. Goldberg's behalf, or (iii) to a supplemental retirement benefit trust, together with a tax gross-up payment so that the net benefit received by Mr. Goldberg, after payment of all taxes, is equal to the required contribution by Bally. In 1993, the cost to Bally of the contributions and the tax gross-up was $597,463 and $487,509, respectively. Upon termination of Mr. Goldberg's employment without cause, in addition to other payments, Bally is required to make an additional contribution, which would equal three times the contribution most recently made prior thereto, provided that all retirement benefits from the Supplemental Retirement Benefit Arrangement would not exceed the benefits described in the third preceding sentence. Furthermore, in the event there is a change in control of Bally (as defined in the Employment Agreement) and within two years thereafter Mr. Goldberg's employment is terminated by Bally or by him voluntarily following a constructive termination without cause, Mr. Goldberg will be entitled to a lump sum payment equal to the greater of (i) the sum of his base salary for the remainder of his employment term, plus the average of the semi-annual bonuses awarded to him prior to his termination multiplied by two times the number of half-years remaining in his employment term, or (ii) three times his base salary. In such event, he shall also be entitled to any semi-annual bonuses awarded but not yet paid, the value of his continued participation in certain employee benefit plans of Bally (or continued participation in such plans until the end of the employment term or the time Mr. Goldberg receives equivalent coverage from a subsequent employer), certain retirement trust contributions and payment by Bally of premiums on the split-dollar life insurance as if Mr. Goldberg had been employed by Bally until age 62. Mr. Goldberg would also be entitled to a tax gross-up payment with respect to any payment made after a change of control subject to the excise tax. If a change of control of Bally occurred as of December 31, 1993, Mr. Goldberg would be entitled to a payment of approximately $29,600,000 under the Employment Agreement.


BARR EMPLOYMENT AGREEMENT


     Bally and Mr. Barr entered into an employment agreement effective as of January 1, 1993 for a term expiring December 31, 1995. The agreement provides for an annual base salary of $700,000. Mr. Barr also received options to purchase 50,000 shares of Bally common stock, subject to vesting. In the event of an initial public offering of the common stock of either Bally's Park Place or Bally's Grand during the term of the employment agreement, Mr. Barr will receive stock options and/or stock awards in amounts consistent with the highest grants of these types to other employees of Bally and its subsidiaries, other than the Chairman of the Board or President of Bally. Upon execution of the employment agreement, Mr. Barr became fully vested in the Bally's Park Place SERP. In the event the employment agreement is terminated prior to its expiration, except for cause, or the Bally's Park Place SERP is modified to limit the credits Mr. Barr would have received for additional years of service, Mr. Barr will be deemed to have an additional three years of service and credit for compensation actually received or the base salary under the employment agreement, whichever is greater. In the event of a change in control of Bally, Mr. Barr may terminate the agreement and receive a lump sum payment equal to six months of his base salary. In the event of a change in control of Bally, a result of which Mr. Barr is asked to leave the employ of Bally, Mr. Barr is entitled to receive a lump sum payment equal to either twenty-four months base salary or an amount equal to his base salary for the balance of the term of his employment agreement, whichever amount is greater. If a change of control of Bally occurred as of December 31, 1993, and Mr. Barr was asked to leave the employ of Bally, Mr. Barr would be entitled to a payment of $1,400,000.


CONOVER EMPLOYMENT AGREEMENT


     Bally and Mr. Conover entered into an employment agreement effective as of July 1, 1992 for a term expiring on December 31, 1994. The agreement provides for an annual base salary of $285,000. Upon termination of Mr. Conover's employment without cause, he will become fully vested in the Bally's Park Place SERP regardless of his age. In the event of a change in control of Bally, Mr. Conover may terminate the agreement and receive a lump sum payment equal to six months of his base salary. In the event of a change in control of Bally, a result of which Mr. Conover is asked to leave the employ of Bally, Mr. Conover is entitled to receive a lump sum payment equal to 15 months of his base salary or an amount equal to his base salary for the remainder of the term of his agreement, whichever is greater. If a change of control of Bally occurred as of December 31, 1993, and Mr. Conover was asked to leave the employ of Bally, Mr. Conover would be entitled to a payment of $356,250 under his employment agreement.



MCKOY SEVERANCE AGREEMENT



     Bally's Park Place and Mr. McKoy entered into a severance agreement effective as of March 15, 1993. The agreement provides that if Mr. McKoy's employment is terminated within three years of the date of the agreement for any reason other than Mr. McKoy's death, total disability, grossly negligent performance of duties or voluntary resignation, then he is entitled to receive from Bally's Park Place a lump-sum amount equal to 18 months of his then current annual base salary. In addition, in such event, Mr. McKoy would continue to be covered under Bally's Park Place's life, disability and health insurance for a period of 18 months.

GILLMAN EMPLOYMENT AND SEPARATION ARRANGEMENTS


     On January 8, 1993, Bally, Bally's Park Place and Richard Gillman, formerly the Chief Executive Officer, President and Chief Operating Officer of Bally's Park Place, entered into a Retirement and Separation Agreement (the "Separation Agreement") pursuant to which Mr. Gillman's employment agreement with Bally and Bally's Park Place (the "Gillman Employment Agreement") was terminated and Mr. Gillman resigned from all of his positions at Bally and its subsidiaries.



     Prior to its termination, the Gillman Employment Agreement provided for a three-year term at an annual base salary of $2,200,000, plus bonuses payable at the discretion of Bally's compensation committee. In connection with entering into the Gillman Employment Agreement, Mr. Gillman released all of his rights under the Bally's Park Place SERP in exchange for Bally's Park Place agreeing to pay a discounted value of the benefits under the Bally's Park Place SERP over five years. Pursuant to this arrangement, Mr. Gillman received a payment of $2,000,000 in 1991 and payments totalling $7,000,000 in 1992, leaving approximately $18,600,000 unpaid at the date of the Separation Agreement.


     Pursuant to the Separation Agreement, Mr. Gillman executed a covenant not to compete, was paid $13,500,000 in lieu of the remaining aforementioned $18,600,000 under the Gillman Employment Agreement, and $1,000,000 in exchange for all other benefits and payments (including salary and bonus) otherwise provided to Gillman under the Gillman Employment Agreement. In addition, Mr. Gillman's options to purchase 666,666 shares of Bally common stock were automatically vested.

TANNENBAUM SEPARATION AGREEMENT


     Charles Tannenbaum, formerly Senior Vice President of Bally's Park Place, and Bally's Park Place entered into a separation agreement, effective July 31, 1993, under which Mr. Tannenbaum will receive periodic payments in an amount equal to his then existing base salary and a monthly car allowance until July 31, 1995 in lieu of certain retirement benefits under the Bally's Park Place SERP. In addition, Mr. Tannenbaum is entitled to certain medical, insurance and other benefits, and will be eligible for bonuses in 1993, 1994 and 1995 in amounts generally consistent with previous awards. Mr. Tannenbaum also may exercise all options to purchase Bally common stock currently held by him which have vested or will vest prior to July 31, 1995. Effective August 1, 1995, Mr. Tannenbaum will be entitled to receive benefits under the Bally's Park Place SERP.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Neither Bally's Park Place nor the Issuer has a compensation committee or a committee of the Board of Directors performing a similar function. During 1993, Messrs. Goldberg and Barr participated in deliberations of the Bally's Park Place Board of Directors concerning executive officer compensation. Since January 8, 1993, Mr. Goldberg has been Chairman of the Board and Chief Executive Officer and Mr. Barr has been President and Chief Operating Officer of Bally's Park Place.


ISSUER

     The By-laws of the Issuer provide, among other things, that the Board of Directors of the Issuer consists of one member. Mr. Goldberg currently serves as the sole director of the Issuer.

     Mr. Goldberg serves as the Chairman of the Board and Chief Executive Officer of the Issuer. Mr. Barr serves as President. Mr. D'Amato serves as Vice President and Treasurer. Mr. Venuti serves as Senior Vice President and Secretary. For additional information regarding Mr. Goldberg, Mr. Barr, Mr. D'Amato and Mr. Venuti, see "Management -- Directors and Executive Officers."

     The Issuer pays no compensation to its sole director or to its executive officers.

                               SECURITY OWNERSHIP


     All of the issued and outstanding capital stock of the Issuer is owned directly by Bally's Park Place, which is an indirect wholly owned subsidiary of Bally.



     The following table sets forth, as of February 1, 1994, certain information concerning the Bally common stock beneficially owned by (i) each director of Bally's Park Place, and (ii) the named executive officers in the Summary Compensation Table and (iii) all directors and executive officers of Bally's Park Place as a group.



                                                                       SHARES OF BALLY COMMON
                                                                         STOCK BENEFICIALLY
                                                                              OWNED(A)
                                                                      -------------------------
                                                                                     PERCENT OF
                NAME AND ADDRESS OF BENEFICIAL OWNER                    NUMBER         CLASS
- --------------------------------------------------------------------  ----------     ----------
Arthur M. Goldberg..................................................   2,236,300(b)      4.61%
     2 Executive Drive-Suite 400
     Somerset, New Jersey 08873
Wallace Barr........................................................      36,834(c)     *
     Park Place and Boardwalk
     Atlantic City, New Jersey 08401
Lee S. Hillman......................................................      41,667        *
     8700 West Bryn Mawr
     Chicago, Illinois 60631
J. Kenneth Looloian.................................................      10,000        *
     2 Executive Drive-Suite 400
     Somerset, New Jersey 08873
Robert G. Conover...................................................       8,168        *
Dennis P. Venuti....................................................       7,668        *
C. Patrick McKoy....................................................       8,500        *
All directors and executive officers as a group (8 persons).........   2,349,137         4.84%



- ---------------



*    Less than 1%
(a)  Includes stock options which are immediately exercisable or exercisable within 60 days.
(b)  Includes shares held by Nugget Partners, L.P., a New Jersey limited partnership, whose sole general partner is Mr. Goldberg.
(c)  Includes 1,000 shares held by Mr. Barr's spouse, as to which Mr. Barr disclaims beneficial ownership.


                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH BALLY


     Bally is a holding company without significant operations of its own. The Bally's Park Place consolidated financial statements included elsewhere in this Prospectus reflect charges allocated by Bally of $3.7 million and $1.0 million in 1992 and 1991, respectively. These costs reflect an allocation of Bally's corporate overhead including executive salaries and benefits, public company reporting costs and other corporate headquarter costs for which Bally's Park Place does not obtain a measurable direct benefit. No allocation of such costs was made by Bally in 1990. The allocation of these costs and expenses to Bally's Park Place for the nine months ended September 30, 1993 was $3.0 million.


     Pursuant to a tax sharing arrangement between Bally's Park Place and Bally, income taxes were allocated to Bally's Park Place based on amounts Bally's Park Place would pay or receive if it filed a separate consolidated federal income tax return, except that Bally's Park Place received credit from Bally for the tax benefit of Bally's Park Place's net operating losses and tax credits, if any, that were utilized in Bally's consolidated federal income tax return, regardless of whether these losses or credits could have been utilized by Bally's Park Place and its subsidiaries on a separate consolidated federal income tax return basis. Payments were due to Bally when Bally filed the applicable consolidated federal income tax return. Under this tax sharing arrangement, Bally's Park Place had income taxes payable to Bally of $3.7 million and $1.7 million at December 31, 1992 and 1991, respectively. Bally's Park Place is a party to a new tax sharing agreement providing for a tax sharing arrangement on substantially the same terms. Casino Holdings has entered into a similar tax sharing agreement with Bally (which generally excludes Bally's Park Place from its stand-alone computation). If there is an event of default under the indenture governing the Casino Holdings Notes, and as a result thereof an acceleration, while Casino Holdings is a member of the Bally consolidated group, payments to Bally, in the aggregate, under these two tax sharing agreements will be decreased (retroactively to the date of the Casino Holdings tax sharing agreement and refunded to the extent paid) to the extent that Casino Holdings would have owed less, in the aggregate, if there had been a single tax sharing agreement with Casino Holdings which included Bally's Park Place in its stand alone computation.


     Bally's Park Place purchased slot machines and related services from BGII at an aggregate cost of $3.2 million, $1.6 million and $1.2 million in 1992, 1991 and 1990, respectively. Bally's Park Place believes the terms of these purchases are as favorable as those which could be obtained from unaffiliated third parties. During 1992, Mr. Richard Gillman was an executive officer of each of Bally's Park Place, the Issuer, GNAC, BGII and Bally. Mr. Gillman resigned from his positions with all such companies other than BGII in January 1993.

     In April 1990, Bally's Park Place advanced $50.0 million to Bally, secured by a promissory note. In October 1992, Bally petitioned the CCC to allow Bally's Park Place to declare the receivable due from Bally as a dividend. The CCC approved this request in December 1992. No interest was paid to Bally's Park Place on this advance subsequent to April 1, 1992. Through March 31, 1992, Bally's Park Place earned interest at the prime rate of its agent bank. Intercompany interest earned on this advance was $0.8 million, $4.2 million and $3.7 million in 1992, 1991 and 1990, respectively.


     Bally's Park Place participated in the Bally insurance program for general liability in 1990, 1988 and 1987 through a captive insurance company of Bally whose operation was discontinued in 1991. Under this program, general liability insurance expense was allocated to Bally's Park Place based on claims experience, which management believes was reasonable. General liability insurance expense allocated to Bally's Park Place was $1.2 million for 1990. Bally's Park Place charged $0.5 million to operations in 1992 for a retroactive premium adjustment related to claim years ended December 31, 1990, 1988 and 1987 and paid this amount to Bally in January 1993.


TRANSACTIONS WITH BALLY'S GRAND


     During 1992, Mr. Gillman was, and since January 8, 1993, Mr. Goldberg has been, the Chairman of the Board of Directors and Chief Executive Officer of each of GNAC and Bally's Park Place. Similarly, during 1992, Mr. Gillman was, and since February 1993 and January 8, 1993, Mr. Barr has been, President and Chief Operating Officer, respectively, of each company. Additionally, certain other executive officers of Bally's Park Place serve in a similar capacity for Bally's Grand and exercise decision making and operational authority over both entities. Although certain of the named executive officers of Bally's Park Place were also employed by Bally's Grand during 1993, 1992 and 1991, each received all of his or her compensation relating to Bally's casino hotels in Atlantic City from Bally's Park Place, except Mr. Barr, who, during the second half of 1991 and all of 1992, was solely an officer of, and received his entire compensation from, Bally's Grand. No allocation of cost was made between Bally's Park Place and Bally's Grand for these executive officers as management believes these allocable costs to be immaterial. See "Management--Executive Compensation."



     Certain administrative and support operations of Bally's Park Place and Bally's Grand are consolidated, including legal services, purchasing, limousine services, and certain aspects of human resources and management information systems. Costs of these operations are allocated to or from Bally's Park Place either directly or using various formulas based on utilization estimates of such services, which management believes is reasonable. See "Investment Considerations--Relationship with Bally, Casino Holdings and Bally's Grand."


     Bally's Park Place also leases surface area parking lots to Bally's Grand located on Pacific Avenue across the street from Bally's Grand and in Ventnor, New Jersey. Bally's Park Place recognized $0.7 million in rental income for these properties in 1992 and 1991, and $0.4 million in 1990. Bally's Park Place recognized $0.5 million in rental income for these properties in each of the nine months ended September 30, 1993 and 1992. See "Business--Properties." Bally's Park Place believes the terms of these leases are as favorable to Bally's Park Place as those which could be obtained from unaffiliated third parties.


     Funds were advanced to Bally's Park Place by Bally's Grand in 1992, 1991 and 1990. The advances are payable on demand. As of September 30, 1993, Bally's Park Place had outstanding advances due to Bally's Grand totalling $7.0 million, which advances were used to reduce the outstanding balance under the existing credit facility. The interest rate on such advances is at the prime rate of Bally's Park Place's agent bank and is payable monthly. In 1992, 1991 and 1990, intercompany interest expense on these advances was $1.2 million, $0.9 million and $0.2 million, respectively. Intercompany interest expense was $0.4 million and $0.9 million for the nine months ended September 30, 1993 and 1992, respectively.


     In December 1990, Bally's Park Place advanced $2.7 million to Bally's Grand. The advance was repaid in full in June 1992. The interest rate was based on the prime rate of Bally's Park Place's agent bank. Intercompany interest income earned on funds advanced to Bally's Grand for 1992, 1991 and 1990 was $0.1 million, $0.2 million and less than $0.1 million.

                            DESCRIPTION OF THE NOTES

GENERAL


     The Notes will be direct obligations of the Issuer, secured by a mortgage and security interests on certain real and personal property comprising Bally's Park Place Casino Hotel in Atlantic City, New Jersey and by assignment of the
Operating Company Note. See "Security." The Notes will mature on        , 2004
and will be limited to $425 million aggregate principal amount. Each Note will
bear interest at the rate set forth on the cover page hereof from        , 1994,
or from the most recent interest payment date to which interest has been paid,
payable in cash semiannually on        and        each year, commencing
1994, to the Person in whose name the Note (or any predecessor Note) is
registered at the close of business on the      or      next preceding such
interest payment date. (Sections 202, 301 and 307)



     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Issuer in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the Person entitled thereto as shown on the security register. (Sections 301, 305 and 1002) The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)


DELIVERY AND FORM


     The certificates representing the Notes will be issued in fully registered form, without coupons. The Notes offered hereby will be issued under an
Indenture to be dated as of      , 1994 (the "Indenture") between the Issuer,
Bally's Park Place, the Operating Company, Realty Co. and First Bank, as Trustee (the "Trustee"), a copy of the form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of the material provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act.

GUARANTY


     Bally's Park Place will fully and unconditionally guarantee the due and punctual payment of the principal of and interest on the Notes. The obligations of Bally's Park Place are unconditional, irrespective of the enforceability of the Indenture and the Notes or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Bally's Park Place waives all demands whatsoever against the Issuer prior to payment under the Guaranty. In the event of acceleration of the Notes, the Notes will be immediately due and payable by Bally's Park Place under the Guaranty, notwithstanding any stay of such acceleration.


OPTIONAL REDEMPTION

     Optional Redemption. The Notes will be subject to redemption at any time on
or after      , 1999, at the option of the Issuer, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at the following redemption prices (expressed as percentages of the principal amount) (the "Redemption Price"), if redeemed
during the 12-month period beginning      of the years indicated below:

                   REDEMPTION
YEAR                 PRICE
- ----               ----------
1999                      %
2000
2001

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an interest payment date).

     Optional Redemption Upon Public Equity Offering. At any time, or from time
to time, on or prior to      , 1997, the Issuer may, at its option, use all or a
portion of the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 33 1/3% of the principal amount
of the Notes originally issued, at a redemption price equal to      % of the
principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that immediately following such redemption, at least $100 million principal amount of Notes remain outstanding. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Issuer shall send the redemption notice not later than 60 days after the consummation of such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Capital Stock of Bally's Park Place (other than Redeemable Capital Stock) or Casino Holdings pursuant to a registration statement filed with the Commission in accordance with the Securities Act, which public equity offering results in gross cash proceeds to Bally's Park Place or Casino Holdings, as the case may be, of not less than $30 million.

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

SECURITY

     General. The Notes will be secured by certain property and assets as described below, referred to herein in this Prospectus as "Collateral." References herein to the "Security Documents" include all documents to be entered into to create or perfect the security interests in the Collateral, including the Mortgage and the pledge agreement pursuant to which the Issuer pledges as security for its obligations under the Indenture the Operating Company Note.

     The Mortgage. The Notes will be secured by a mortgage lien and security interest evidenced by a mortgage and security agreement with assignment of rents and an assignment of leases and rents (collectively, the "Mortgage") by the Operating Company and Bally's Park Place Realty Co. ("Realty Co.") to the Trustee. The Mortgage will encumber the fee interest of Realty Co. and the fee and leasehold interests of the Operating Company comprising the Casino Hotel, the contiguous parking garage and property, any additions or improvements constructed thereon and all furniture, fixtures, machinery, equipment and supplies forming a part thereof or used in connection therewith, but excludes all property leased by Bally's Grand (the "Property"). See "Business -- Properties" for a description of the Property. Pursuant to the terms of an Intercreditor Agreement to be entered into by the Trustee and the lenders under the New Credit Facility (the "Senior Lender"), the lien of the Mortgage will be of equal priority for purposes of securing payment and performance to the lien of the mortgage relating to the New Credit Facility. The Trustee will hold the Mortgage and the Security Agreement for the benefit of the Holders of the Notes. (Section 1201)



     Bally's Park Place and the Issuer have obtained a preliminary appraisal dated as of January 31, 1994 of the Property from American Appraisal Capital Services, Inc. This appraisal places an aggregate market value as of January 1, 1994 of $745 million on the Collateral. There can be no assurances that the Collateral, if sold, will be sold for this amount.



     As described below under "Limitations on Encumbrances," the Operating Company and Realty Co. may have or permit liens on the Collateral which rank junior to or pari passu with the lien of the Mortgage up to an aggregate principal amount not to exceed the sum (without duplication) of (A) the original principal amount of the Notes (less the principal amount of the Notes outstanding at the time of any calculation), (B) the amount available under the revolving credit facility described in clause (i) of the definition of Permitted Indebtedness, (C) $100 million and (D) 66 2/3% of the cost of the Casino Hotel Improvements (as defined below).



     The Indenture will require the Issuer to obtain and deliver to the Trustee at least as frequently as every 24 months updated appraisals of the Collateral. (Section 1207) The Indenture will require the Issuer to deliver to the Trustee at its expense one or more A.L.T.A. form title insurance policies providing title insurance in the aggregate amount equal to $425 million with respect to the real property Collateral, which policies will name the Trustee as insured for the benefit of the Holders of the Notes. (Section 1202)


INTERCREDITOR AGREEMENT


     The rights of the Trustee for the Notes and the Senior Lender under the New Credit Facility to exercise their remedies with respect to the Collateral under their respective agreements will be governed by the Intercreditor Agreement. The Intercreditor Agreement limits the rights of the Trustee for the Notes to control actions or pursue remedies with respect to the Collateral upon an event of default.


RELEASE AND SUBSTITUTION OF COLLATERAL


     Collateral may be released upon substitution of other Collateral with a fair value equal to the fair value of the Collateral released or the deposit of Cash Collateral (less any amount paid over for the benefit of the holders of other liens ranking pari passu with the Lien of the Mortgage) in the collateral account; provided that no Collateral consisting of real property, other than real property that is substitute collateral, may be released, except that the Dennis Hotel (a 12-story hotel facility containing 479 of the Bally's Park Place Casino Hotel's 1,250 rooms) may be released if real property collateral, or a letter of credit (the "Letter of Credit"), or a combination thereof, with a fair value equal to the fair value of the Dennis Hotel, is substituted. Collateral sold, assigned, transferred, licensed or otherwise disposed of because it has become worn out, obsolete or unserviceable (provided it is replaced with Collateral of at least equal value and utility), or abandoned because it is no longer necessary or desirable in, and is not material to, the conduct of the business of Bally's Park Place, will be released, subject, in certain cases, to receipt by the Trustee of certain reports and limitations on the fair value of property so released. All Collateral will be released upon satisfaction and discharge of the obligations of the Issuer under the Indenture in accordance with the provisions under "Satisfaction and Discharge."

LIMITATIONS ON ABILITY TO REALIZE ON COLLATERAL


     General. If there is a default under the Indenture or the Security Documents, the Trustee will have rights, subject to the New Jersey Act, to enforce the rights and remedies contained in the Security Documents. The net amount realized in any foreclosure sale for the benefit of the Holders of the Notes, the holders of the Existing Notes, the Senior Lender and the holders of any other lien ranking pari passu with the Mortgage will be only that amount which exceeds all amounts then due and owing to creditors having security interests senior in right of payment to the Notes, if any, and certain costs, taxes and other items. The net amount realized in such foreclosure sale will be shared ratably among the Holders of the Notes, the holders of the Existing Notes, the Senior Lender and holders of other Indebtedness secured by liens ranking pari passu to the Mortgage, if any. There is currently no Indebtedness secured by a lien ranking senior to or pari passu with the liens of the Mortgage or the mortgage relating to the New Credit Facility (the "Credit Facility Mortgage").


     Certain Regulatory Considerations. In any foreclosure sale, the Trustee could bid the amount of the outstanding Notes. The Trustee's ability to foreclose upon Collateral representing casino assets is limited by the New Jersey Act, which requires that persons who own or manage a casino hotel must hold a casino license. No person can hold a casino license in the State of New Jersey unless the person is found qualified to do so by the CCC. If the Trustee acquires Collateral representing casino assets in a foreclosure sale and is unable or chooses not to qualify under the New Jersey Act to operate such assets, it would have to either sell such assets or retain an entity licensed under the New Jersey Act to operate or sell such assets. In addition, in any foreclosure sale or subsequent resale by the Trustee on behalf of the Holders of the Notes, licensing requirements under such Act will limit the number of potential bidders, may delay any sale and may adversely affect the sale price of such Collateral. See "Business -- Gaming Regulation."

     Certain Bankruptcy Limitations. The right of the Trustee to repossess and dispose of the Collateral upon acceleration of the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Issuer, Bally's Park Place and the Operating Company prior to the Trustee having repossessed and disposed of the Collateral. Under the Federal Bankruptcy Code, secured creditors, such as the Trustee on behalf of the Holders of the Notes, are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor without bankruptcy court approval. Moreover, the Federal Bankruptcy Code permits the debtor-in-possession to retain and to continue to use the collateral even though the debtor is in default under the applicable agreement, provided that the secured creditor, on its request, generally is given "adequate protection" of its interest in the collateral. Because "adequate protection" under the Federal Bankruptcy Code is based on the value of the secured creditor's interest in the collateral and the Federal Bankruptcy Code does not specify precisely how value is to be determined, there is no hard and fast rule on the form and amount of "adequate protection." Rather, the Federal Bankruptcy Code specifies three means of providing adequate protection, which are neither exclusive nor exhaustive, namely: (a) a cash payment or periodic cash payments by the estate to the extent of a decrease in value of the secured creditor's interest in the collateral; (b) the provision of an additional or replacement lien on other property to the extent of the decrease in value of the collateral; or (c) any other relief that will result in the realization by the secured creditor of the "indubitable equivalent" of its interest in the collateral. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

CHANGE IN CONTROL

     Following the occurrence of any Change in Control, the Issuer will be required to make an offer to purchase, at the option of each Holder, all such Holder's outstanding Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     Within 30 days after any Change in Control, the Issuer (with notice to the Trustee), or the Trustee at the Issuer's request, will mail or cause to be mailed to all Holders on the date of the Change in Control a notice of the occurrence of such Change in Control and of the Holders' rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Holders to surrender their Notes to the Issuer. The Notes will be purchased 20 Business Days from the date the notice is mailed. Offers to purchase outstanding Notes following the occurrence of a Change in Control will be conducted in compliance with Section 14 of the Exchange Act, if applicable.



     The Issuer shall not be required to make an offer to purchase if a third party makes the offer and purchases Notes in the manner, at the times and otherwise in compliance with the requirements applicable to the Issuer. (Section
1015)



     "Change in Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of Bally's Park Place, the Operating Company or the Issuer (other than Casino Holdings, Bally or a subsidiary of Casino Holdings or Bally, of which Casino Holdings or Bally, directly or indirectly, owns a majority of the total voting power of the Voting Stock thereof) or Casino Holdings (other than Bally or a majority-owned subsidiary of Bally) or Bally; (ii) the Issuer, Bally's Park Place, the Operating Company or Realty Co. consolidates or merges with or into another Person or conveys, transfers or leases all or substantially all of its assets to any Person in one transaction or a series of related transactions, or any Person consolidates or merges with or into the Issuer, Bally's Park Place, the Operating Company or Realty Co., and in any such event the holders of the Voting Stock of such company immediately prior to such transaction or series of transactions shall beneficially own, directly or indirectly, less than 50% of the Voting Stock of the surviving Person immediately after such transaction or series of transactions, provided, however, that neither the merger or consolidation or sale of any assets by any of the Issuer, Bally's Park Place, the Operating Company or Realty Co. with or into any of the Issuer, Bally's Park Place, the Operating Company or Realty Co. nor the liquidation or dissolution of the non-surviving entity or transferor following any such transaction shall be deemed a Change in Control; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any of the Issuer, Bally's Park Place, the Operating Company, Realty Co., Casino Holdings or Bally (together with any directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer, Bally's Park Place, the Operating Company, Realty Co., Casino Holdings or Bally, as the case may be, was approved by the vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer, Bally's Park Place, the Operating Company, Realty Co., Casino Holdings or Bally then in office; or (iv) other than as allowed in (ii) above, the Issuer, Bally's Park Place, the Operating Company, Realty Co. or Bally is liquidated or dissolved or adopts a plan of liquidation.


CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:


     Limitation on Indebtedness. Bally's Park Place will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, or directly or (other than through Unrestricted Subsidiaries) indirectly guarantee or in any other manner become directly or (other than through Unrestricted Subsidiaries) indirectly liable for the payment of (collectively, "incur"), any Indebtedness (excluding Permitted Indebtedness and including Acquired Indebtedness and indebtedness which is a Guaranty permitted pursuant to clause (v) of the last paragraph of "Limitations on Restricted Payments") unless, at the time of such event and after giving effect thereto, on a pro forma basis Bally's Park Place's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial information in respect thereof is available immediately preceding such event, taken as one period, calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred since the first day of such four-quarter period had been incurred on the first day of such four-quarter period, (ii) any acquisition or disposition by Bally's Park Place and its Restricted Subsidiaries of any assets outside the ordinary course of business since the first day of such last four full fiscal quarters had been consummated on the first day of such four-quarter period and (iii) any prepayment of Indebtedness prior to the scheduled maturity thereof since the first day of such last four fiscal quarters had been consummated on the first day of such four-quarter period, is at least equal to the ratios set forth below during the years indicated below:


        YEAR            RATIO
- --------------------    ------
1994                    2.00:1
1995 and thereafter     2.25:1


     Any Indebtedness (other than Permitted Indebtedness or Acquired Indebtedness or Indebtedness which is a Guaranty permitted pursuant to clause
(v) of the last paragraph of "Limitation on Restricted Payments") may be incurred hereunder only if (i) such Indebtedness has an Average Life to Stated Maturity (A) greater than the remaining Average Life to Stated Maturity of the Notes, if such Indebtedness ranks junior to the Notes, or (B) equal to or greater than the remaining Average Life to Stated Maturity of the Notes, if such Indebtedness ranks pari passu to the Notes and (ii) such Indebtedness has a final scheduled maturity which (A) exceeds the final Stated Maturity of the Notes, if such Indebtedness ranks junior to the Notes, or (B) is equal to or exceeds the final Stated Maturity of the Notes, if such Indebtedness ranks pari passu to the Notes. (Section 1007)


     Limitation on Restricted Payments. Bally's Park Place will not, and will not permit any of its Restricted Subsidiaries to, directly or (other than through an Unrestricted Subsidiary) indirectly, (i) declare or pay any dividend on, or make any distribution to holders of, any shares of Bally's Park Place Capital Stock (other than dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock), (ii) purchase, redeem or acquire or retire for value, any Capital Stock of Bally's Park Place or any Subsidiary or any options, warrants or other rights to acquire such Capital Stock, (iii) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than Bally's Park Place or any of its wholly owned Subsidiaries), (iv) prepay, repay, redeem, defease or otherwise acquire or retire, for value prior to stated maturity of principal, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Bally's Park Place or the Issuer that ranks junior in right of payment to the Notes, (v) incur, create or assume any Guaranty of Indebtedness of any Affiliate (other than with respect to (a) Guarantees of Indebtedness of any Wholly Owned Subsidiary by Bally's Park Place or by any Restricted Subsidiary or (b) Guarantees of Indebtedness of Bally's Park Place by any Restricted Subsidiary, in each case in accordance with the terms of the Indenture), or (vi) make any Investment (other than any Permitted Investment) in any Person (such payments or other actions described in the foregoing clauses
(i) through (vi), are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be as determined by the Board of Directors of Bally's Park Place, whose determination, if reasonable and based on the good faith business judgment of the Board of Directors, shall be conclusive, and evidenced by a Board Resolution), (1) no default or Event of Default shall have occurred and be continuing or shall occur as a result of such Restricted Payment, (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, Bally's Park Place could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Indebtedness" and (3) the aggregate amount of all Restricted Payments declared or made after the date the Notes are issued shall not exceed the sum of:


          (A) 50% of the Consolidated Net Income of Bally's Park Place accrued on a cumulative basis during the period beginning on April 1, 1994 and ending on the last day of Bally's Park Place's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

          (B) the aggregate Net Cash Proceeds received after the date of the Indenture by Bally's Park Place from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of Bally's Park

     Place (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of Bally's Park Place (other than Redeemable Capital Stock);

          (C) the aggregate cash proceeds received after the date of the Indenture by Bally's Park Place as capital contributions to Bally's Park Place;

          (D) the aggregate Net Cash Proceeds received after the date of the Indenture by Bally's Park Place (other than from any of its Subsidiaries) upon the exercise of options, warrants or rights to purchase shares of Capital Stock of Bally's Park Place (other than Redeemable Capital Stock);

          (E) the aggregate Net Cash Proceeds received after the date of the Indenture by Bally's Park Place from the issue or sale of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Capital Stock of Bally's Park Place (other than Redeemable Capital Stock), plus the aggregate Net Cash Proceeds received by Bally's Park Place at the time of such conversion or exchange; and

          (F) $50 million.


     Notwithstanding the foregoing, in the event the Company's Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters exceeds 3.0:1, then the amount of Consolidated Net Income of Bally's Park Place included in clause (A) above shall be 66 2/3% of Consolidated Net Income of Bally's Park Place since April 1, 1994. To the extent that at the end of any succeeding fiscal quarter, the Company's Fixed Consolidated Charge Coverage Ratio for the period of the preceding four consecutive fiscal quarters shall equal or be less than 3.00:1, then the amount of Consolidated Net Income of Bally's Park Place included in clause (A) above shall revert to 50% of Consolidated Net Income of Bally's Park Place since April 1, 1994.



     The foregoing provision will not be violated by reason of (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the foregoing provision (in which event such dividend shall be deemed to have been paid on such date of declaration thereof for purposes of the foregoing provision); (ii) redemption of any Capital Stock or Subordinated Indebtedness of Bally's Park Place or any Subsidiary required by the CCC or the New Jersey Division of Gaming Enforcement;
(iii) the redemption, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of Bally's Park Place which is made at a time when there is no default or Event of Default continuing and which is made in exchange for, or out of proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of (A) shares of Capital Stock (other than Redeemable Capital Stock) of Bally's Park Place, provided, however, that any Net Cash Proceeds from such issue are excluded from clause 3(B) of the preceding paragraph or (B) new Indebtedness of Bally's Park Place, so long as (1) such Indebtedness is expressly subordinated to the Notes at least to the same extent as the Subordinated Indebtedness being so refinanced; (2) such Indebtedness has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes; and (3) such Indebtedness has a final scheduled maturity which exceeds the final Stated Maturity of the Notes, provided, however, that any Net Cash Proceeds from such issue are excluded from clause 3(E) of the preceding paragraph; (iv) redemption, repurchase or other acquisition or retirement for value of Capital Stock of Bally's Park Place or any options, warrants or rights to acquire such Capital Stock of Bally's Park Place which is made at a time when there is no default or Event of Default continuing and, which is made in exchange for, or out of proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of Bally's Park Place, provided, however, that any Net Cash Proceeds from such issue are excluded from clause 3(B) of the preceding paragraph; (v) Guarantees of Indebtedness of Affiliates of the Company in an amount not to exceed $20 million, provided, however, that such Restricted Payment shall comply with clauses (1) and (2) of the first paragraph of this covenant; and (vi) payments permitted pursuant to clauses (iv) and (v) under the proviso contained in "Limitation on Transactions with Affiliates". The Restricted Payments described in clauses (b)(i) and (ii) shall be included in any computation of the aggregate amount of Restricted Payments by Bally's Park Place and its Subsidiaries. Notwithstanding the foregoing, neither (i) the payment of a dividend out of the net proceeds of the Offering nor (ii) any payment in an amount equal to any amounts returned by the trustee under the Existing Notes indenture to the Issuer in connection with the Defeasance deposit shall be deemed a Restricted Payment for purposes of the calculation of the aggregate amount of all Restricted Payments in clause (3) of the first paragraph in this Section. (Section 1008)



     Limitation on Transactions with Affiliates. Bally's Park Place will not, and will not permit any of its Restricted Subsidiaries to, directly or (other than through an Unrestricted Subsidiary) indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Bally's Park Place (other than Bally's Park Place or a Wholly Owned Subsidiary of Bally's Park Place) unless (i) such transaction or series of transactions is or are on terms that are no less favorable to Bally's Park Place or such Restricted Subsidiary, as the case may be, than could have been obtained at the time of such transaction or transactions in a comparable transaction in arm's length dealings with an unaffiliated third party, (ii) with respect to any transaction or series of transactions involving aggregate payments in excess of $1 million, but less than $10 million, Bally's Park Place delivers an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and that such transaction or series of transactions has received the approval of a majority of the Board of Directors of Bally's Park Place and (iii) with respect to any transaction or series of transactions involving aggregate payments in excess of $10 million, Bally's Park Place delivers an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and that such transaction or series of transactions has received the approval of a majority of the disinterested directors of the Board of Directors of Bally's Park Place; provided, however, that the foregoing restrictions shall not apply to (i) the payment of reasonable and customary fees to the directors of Bally's Park Place and its Restricted Subsidiaries who are not employees of Bally's Park Place or any such Restricted Subsidiary, (ii) loans and advances to and other employment arrangements with any officer, director or employee of Bally's Park Place or of any Restricted Subsidiary entered into in the ordinary course of business and consistent with past practice, (iii) transactions pursuant to the Lease Agreement relating to the lease by Bally's Park Place of surface parking lots (located across Boston and Hartford Avenues from Bally's Grand) to GNAC,
(iv) transactions, including payments and reimbursements, in connection with certain management and administrative services and insurance coverage provided to Bally's Park Place by Bally, Casino Holdings and certain consolidated GNAC/Bally's Park Place operations pursuant to the Intercorporate Agreement dated as of June 24, 1993 among Casino Holdings, Bally and Bally's Park Place,
(v) payments to Bally pursuant to the Tax Sharing Agreement, (vi) Investments that are Permitted Investments pursuant to clause (vi) of the definition of Permitted Investments and (vii) Guaranties permitted pursuant to clause (v) of the last paragraph of "Limitation on Restricted Payments." For purposes of this provision, a director who is neither (i) an officer or an employee of the other party to the transaction nor (ii) a person who has a personal interest directly or indirectly in the transaction shall be deemed disinterested. (Section 1009)



     Limitation on Encumbrances. Bally's Park Place will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or otherwise suffer to exist or cause or otherwise suffer to become effective any Lien in or on any right, title or interest to the Mortgage or any Property (real or personal) that constitutes all or any portion of the Collateral subject to the Lien of the Mortgage (a "Restricted Encumbrance," which term excludes the Lien created by the Mortgage and the Credit Facility Mortgage), unless (i) such Restricted Encumbrance is a Permitted Encumbrance or (ii) such Restricted Encumbrance ranks junior to or is pari passu with the Lien of the Mortgage and is granted to secure Indebtedness which, together with all other Indebtedness secured pursuant to this clause (ii), is in an aggregate principal amount not to exceed the sum (without duplication) of (A) the original principal amount of the Notes (less the principal amount of the Notes outstanding at the time of any calculation), (B) the amount available under the revolving credit facility described in clause (i) of the definition of Permitted Indebtedness, (C) $100 million and (D) 66 2/3% of the cost of all Casino Hotel Improvements reflected on the consolidated balance sheet of Bally's Park Place since the date of the Indenture.


     Notwithstanding the foregoing, Bally's Park Place or any Restricted Subsidiary may create or incur or permit to exist purchase money Restricted Encumbrances upon any personal Property acquired by Bally's Park Place or any Restricted Subsidiary, provided that no such purchase money Restricted Encumbrance upon any personal Property acquired by Bally's Park Place or any Restricted Subsidiary after the date of the Indenture shall extend to or cover any other property or, at the time incurred, secure Indebtedness in excess of

90% of the lesser of the cost or fair market value of the Property subject to such purchase money Restricted Encumbrance, and provided, further, that the aggregate principal amount of all Indebtedness at any time outstanding and secured by Restricted Encumbrances permitted by this paragraph plus the aggregate amount of all leases on personal Property comprising the Collateral and secured by Restricted Encumbrances shall not, at any time, exceed $20 million. (Section 1010)


     Limitation on Preferred Stock of Subsidiaries. Bally's Park Place will not permit any Restricted Subsidiary to issue any Preferred Stock other than (i) Preferred Stock issued to Bally's Park Place or a Wholly Owned Subsidiary, or
(ii) Preferred Stock (other than Redeemable Capital Stock) issued to any person (other than Bally's Park Place or a Wholly Owned Subsidiary) provided that at the time of such issuance, and after giving pro forma effect thereto, a Restricted Subsidiary of Bally's Park Place would be entitled to issue Indebtedness in an amount equal to the maximum liquidation preference of the Preferred Stock under "Limitation on Indebtedness." Bally's Park Place will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary of Bally's Park Place or permit a Wholly Owned Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than (i) to Bally's Park Place or a Wholly Owned Subsidiary, or (ii) to any person (other than Bally's Park Place or a Wholly Owned Subsidiary) provided that such Preferred Stock is not Redeemable Capital Stock and that at the time of such sale, transfer or disposition, and after giving pro forma effect thereto, a Restricted Subsidiary of Bally's Park Place would be entitled to issue Indebtedness in an amount equal to the maximum liquidation preference of the Preferred Stock under "Limitation on Indebtedness." Notwithstanding the foregoing, nothing in such covenant will prohibit the ownership of Preferred Stock (other than Redeemable Capital Stock) issued by a Person (other than an Unrestricted Subsidiary) prior to the time (A) such Person becomes a Restricted Subsidiary of Bally's Park Place, (B) such Person merges with or into a Restricted Subsidiary of Bally's Park Place or (C) a Restricted Subsidiary of Bally's Park Place merges with or into such Person; provided, further, that such Preferred Stock was not issued or incurred by such Person in anticipation of a transaction contemplated by subclause (A), (B) or (C) above. (Section 1011)


     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. Bally's Park Place will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock, (b) pay any Indebtedness owed to Bally's Park Place or any other Restricted Subsidiary, (c) make any Investment in Bally's Park Place or any other Restricted Subsidiary, (d) transfer any of its property or assets to Bally's Park Place or any other Restricted Subsidiary or (e) guarantee any Indebtedness of Bally's Park Place or any of its Restricted Subsidiaries, except
(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture as scheduled in the Indenture; (ii) any encumbrance or restriction with respect to a Subsidiary that is not a Restricted Subsidiary of Bally's Park Place on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of Bally's Park Place or created on the date it becomes a Subsidiary; and (iii) any encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement containing any of the restrictions, taken as a whole, described in the foregoing clauses (i) and (ii), provided that the terms and conditions of any such restrictions, taken as a whole, are not less favorable to the Holders of the Notes than those under or pursuant to the agreement extended, refinanced, renewed or replaced. Notwithstanding the foregoing, this covenant shall not be violated by any restriction required by the CCC or the New Jersey Department of Gaming Enforcement, except where such restriction would affect the ability of the Operating Company to make payments on the Promissory Note. (Section 1012)

     Limitation on Issuance of Guarantees by Subsidiaries.

     (a) Bally's Park Place will not permit any Restricted Subsidiary, directly or (other than through an Unrestricted Subsidiary) indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Bally's Park Place, the Operating Company, Realty Co. or any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guaranty of payment of the Notes by such Restricted Subsidiary constituting senior Indebtedness of such Restricted Subsidiary, (ii) the Guaranty of the Notes is on terms at least as favorable as the assumption, Guaranty or other liability of such Restricted Subsidiary, (iii) such Restricted Subsidiary does not create, incur, assume or suffer to exist any Lien securing such assumption, Guaranty or other liability unless (A) it complies with "Limitation on Encumbrances" and (B) the Guaranty of Notes is equally and ratably secured and (iv) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Bally's Park Place, the Operating Company, Realty Co. or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guaranty.


     (b) Notwithstanding the foregoing, any Guaranty by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of Bally's Park Place, of all of Bally's Park Place's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which is in compliance with the Indenture.



     (c) Notwithstanding the foregoing, Realty Co. may guarantee Indebtedness under the New Credit Facility. (Section 1016)



     Ownership of Bally's Park Place Casino Hotel; Other Businesses. Except as permitted by the provisions of the Indenture limiting mergers and sale of assets described below, the Operating Company will own and operate Bally's Park Place Casino Hotel. In addition, neither Bally's Park Place nor the Operating Company shall conduct or engage in any business other than the development, marketing, ownership or management of casinos or casino hotels, including the hosting, production or promotion of conventions, sporting events, amusements and other entertainment or investments in entities conducting or engaged in the foregoing to the extent otherwise permitted by the terms of the Indenture. (Section 1013)



     Activities of the Issuer. The Issuer agrees that it will not conduct any business (and will not incur any indebtedness) whatsoever other than to collect principal and interest (and any interest on overdue principal of, premium, if any, or interest) under the Operating Company Note, to preserve and enforce its rights under the Operating Company Note, the Notes and the Security Documents, to do or cause to be done all things necessary or appropriate to protect the Collateral and to preserve its rights therein, and to otherwise comply with its obligations under the Note Indenture and the Notes. The Issuer will not merge into or consolidate or amalgamate with or transfer its properties and assets to any person, except (a) as permitted by and in compliance with "Merger and Sale of Assets, etc.," if required and (b) any transaction involving Bally's Park Place or the Operating Company. (Section 1019)


     Reporting Requirements. Bally's Park Place will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, in the form required by the Exchange Act, whether or not Bally's Park Place has a class of securities registered under the Exchange Act. Bally's Park Place will be required to file with the Trustee and provide to each Holder of the Notes within 15 days after it files them with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after Bally's Park Place would have been required to make such filing) copies of such reports and documents. (Section 1021)

MERGER AND SALE OF ASSETS, ETC.


     Neither Bally's Park Place nor any Restricted Subsidiary shall consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of either (i) Bally's Park Place and its Subsidiaries taken as a whole,
(ii) the Operating Company, substantially as an entirety, or (iii) Realty Co. to any Person or group of affiliated Persons unless at the time and after giving effect thereto (i) either (a) Bally's Park Place or such Restricted Subsidiary shall be the continuing corporation, or (b) the Person (if other than Bally's Park Place or a Subsidiary) formed by such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made (the "Surviving Entity"), is a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Bally's Park Place and the Issuer under the Notes and the Indenture shall remain in full force and effect; (ii) immediately prior to such transaction, and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, Bally's Park Place (or the Surviving Entity, if Bally's Park Place is not the continuing obligor under the indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant described above; (iv) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Bally's Park Place (or the Surviving Entity if Bally's Park Place is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of Bally's Park Place immediately before such transaction; (vi) the Lien of the Security Documents and the rights of the Trustee and the Holders thereunder and under the Indenture have not been impaired; and (vi) the Surviving Entity has all gaming licenses and other permits and approvals required to operate the Bally's Park Place Casino Hotel and any casino hotels then owned by such Surviving Entity and the Surviving Entity or an Affiliate thereof has had prior experience in the operation and management of casinos or casino hotels, or the Surviving Entity has retained management with such prior experience. The merger or consolidation of, or sale of assets by, any of Bally's Park Place, the Operating Company, the Issuer or Realty Co. with or into or to any of Bally's Park Place, the Operating Company, the Issuer or Realty Co. shall not be restricted by the foregoing if such transaction complies with (i), (ii), (v) and (vi) above. (Section 801)

     In connection with any consolidation, merger, transfer or lease contemplated hereby, Bally's Park Place and the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with and that the Lien of the Security Documents and the rights of the Trustee and the Holders thereunder and under the Indenture have not been impaired. (Section 801)

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of Bally's Park Place and its Subsidiaries taken as a whole or the Operating Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which either Bally's Park Place or a Subsidiary is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Bally's Park Place and the Issuer under the Indenture with the same effect as if such successor corporation had been named as Bally's Park Place or the Issuer therein.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which Bally's Park Place or the Issuer, as the case may be, is not the continuing corporation, Bally's Park Place or the Issuer, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes. (Section 802)

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture upon:

          (a) default in the payment of any interest on any Note when the same becomes due and payable, and continuance of such default for a period of 30 days; or

          (b) default in the payment of the principal of (or premium, if any, on) any Note when the same becomes due and payable, whether at its Stated Maturity, upon redemption or otherwise; or

          (c) default in the performance, or breach, of any covenant or warranty of Bally's Park Place, the Operating Company, Realty Co. or the Issuer under the Indenture (other than a default in the performance, or breach, of a covenant or warranty that is specifically dealt with elsewhere herein), or default in the performance, or breach, of any covenant or warranty in the Security Documents, and, in any such case, continuance of such default or breach for a period of 30 days after written notice of such default shall have been given to Bally's Park Place or the Issuer by the Trustee or to Bally's Park Place or the Issuer by the Holders of at least 25% in principal amount of the Notes then outstanding; or

          (d) an event or events of default as defined in any mortgage, bond, indenture, loan agreement or other evidence of Indebtedness under which there may be issued or by which there may be secured or evidenced any Indebtedness of Bally's Park Place or the Issuer or any Subsidiary in excess of $10 million in the aggregate, which default or defaults extend beyond any period of grace provided with respect thereto and which default or defaults relate to (i) the obligation to pay the principal of or interest on any such Indebtedness, in either case, at final maturity or
     (ii) any other obligation which shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or



          (e) final judgments or orders are rendered against Bally's Park Place, the Issuer or any Subsidiary which require the payment of money, either individually or in an aggregate amount, that is more than $10 million and
     (i) an enforcement proceeding with respect thereto has been commenced or
     (ii) such judgment or order remains unsatisfied or unstayed for 60 days; or


          (f) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of Bally's Park Place, the Issuer or any Material Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or similar law or (B) adjudging Bally's Park Place, the Issuer or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Bally's Park Place, the Issuer or any Material Subsidiary under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or similar official) of Bally's Park Place, the Issuer or any Material Subsidiary or any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (g) the institution by Bally's Park Place, the Issuer or any Material Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by Bally's Park Place, the Issuer or any Material Subsidiary to the entry of a decree or order for relief in respect of Bally's Park Place, the Issuer or any Material Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or to the institution of bankruptcy or insolvency proceedings against Bally's Park Place or the Issuer or any Material Subsidiary, or the filing by Bally's Park Place, the Issuer or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of Bally's Park Place, the Issuer or any Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or it becoming insolvent, or it being unable to pay debts generally as they come due, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by Bally's Park Place, the Issuer or any Material Subsidiary in furtherance of any such action; or

          (h) default in the performance or breach of the provisions of "Merger and Sale of Assets, etc." or a failure by the Issuer to provide the notice to Holders or to make the payment required by "Change in Control"; or

          (i) the occurrence of an Event of Default under the Security Documents; or

          (j) the revocation, suspension or loss for a period of more than 90 consecutive days of any gaming license (other than a voluntary relinquishment of a gaming license by a Subsidiary other than a Subsidiary holding the license to operate Bally's Park Place Casino Hotel) under which Bally's Park Place or any Material Subsidiary owns, leases or operates a casino hotel. (Section 501)

     If an Event of Default (other than as specified in clauses (f) and (g) above) occurs and is continuing, the Trustee or the Holders of at least 25% of the principal amount of the Notes then outstanding may declare the

Notes due and payable immediately at their principal amount together with accrued interest to the date the Notes become due and payable. Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause (f) or (g) above occurs and is continuing, then the principal of all Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (Section 502)

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to the Issuer and the Trustee, may annul such declaration if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by the declaration of acceleration, have been cured or waived.

     The Holders of not less than a majority in principal amount of the Notes then outstanding may on behalf of the Holders of all Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the Holder of each Note outstanding.

     Bally's Park Place, the Operating Company and the Issuer are also required to notify the Trustee within five business days of the occurrence of any default.

DEFEASANCE OF INDENTURE

     The Issuer may, at its option and at any time, elect to have the obligations of Bally's Park Place, the Operating Company, Realty Co. and the Issuer discharged with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive solely out of the trust described below payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the obligations of Bally's Park Place and the Issuer with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture.

     Bally's Park Place, the Operating Company, Realty Co. and the Issuer may, at their option and at any time, elect to have their obligations under the provisions "Certain Covenants," "Merger and Sale of Assets, etc." and "Change of Control" discharged with respect to the outstanding Notes ("covenant defeasance"). Such covenant defeasance means that, with respect to the outstanding Notes, Bally's Park Place, the Operating Company, Realty Co. and the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such provisions and such omission to comply shall not constitute a default or an Event of Default. (Section 1301)

     In order to exercise defeasance, (i) the Issuer must have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal (and premium, if any) or installment of interest or upon redemption; (ii) the Issuer shall have delivered to the Trustee an opinion of counsel stating that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, which such opinion, in the case of legal defeasance, will state that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, to such effect; (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (f) and (g) under the first paragraph under "Events of Default" are concerned, at any time in the period ending the 91st day after the date of deposit; (iv) such defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which Bally's Park Place, the Operating Company and the Issuer is a party or by which it is bound; and (v) Bally's Park Place, the Operating Company and the Issuer shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been complied with. Upon the occurrence of legal or covenant defeasance, the Lien of the Security Documents will be released only if the Issuer delivers to the Trustee an opinion of counsel as to certain matters, including the irrevocability of the trust. In addition, the Lien of the Security Documents will remain in place for 91 days, unless the Issuer delivers to the Trustee an appraisal of the Collateral and an opinion of counsel as to certain bankruptcy matters, both as further described in the Indenture. (Section 1302)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all such outstanding Notes when (i) either
(a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the date of deposit or Stated Maturity or redemption; (ii) the Issuer has paid all other sums payable under the Indenture by the Issuer and (iii) the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. On the occurrence of (i)(a), the Lien of the Security Documents will be released. On the occurrence of (i)(b), the Lien of the Security Documents will be released only if the Issuer delivers to the Trustee an opinion of counsel as to certain matters, including the irrevocability of the trust. In addition, the Lien of the Security Documents will remain in place for 91 days, unless the Issuer delivers to the Trustee an appraisal of the Collateral and an opinion of counsel as to certain bankruptcy matters, both as further described in the Indenture. In such case, holders of Notes must look to the deposited money for payment. (Section
401)

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the indenture may be made by Bally's Park Place, the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date) or modify the obligations of the Issuer to purchase Notes under the provisions of "Change of Control or (ii) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any such supplemental indenture or the consent of whose Holders is required for any waiver; or (iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby. (Section 902)


     The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1022)


CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from a Person, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to have been incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a subsidiary.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any spouse, immediate family member or other relative who has the same principal residence of any Person described in (i) above and (iii) any trust in which any such Person described in clause (i) or (ii) above has a beneficial interest. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person, otherwise; and the terms "controlling," "controlled" and "under common control" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of ten percent or more of voting common equity (on a fully diluted basis) or warrants to purchase such equity (whether or not currently exercisable) of a Person shall be deemed to be control of such Person.

     "Average Life to Stated Maturity" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Capital Lease Obligation" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, participation, or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the date of the Indenture.

     "Casino Hotel Improvements" means the acquisition of, or development and construction of, an addition to or expansion of the existing Casino Hotel facility by Bally's Park Place and any Restricted Subsidiary in connection with any proposed increase of hotel rooms and expansion of casino floor space, and any addition to or expansion of any gaming, parking, dining, entertainment, retail, promotional, storage, patron services, transportation or similar facilities related thereto, in each case, after the date of the Indenture.

     "Consolidated Fixed Charge Coverage Ratio" of Bally's Park Place means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and one-third of Consolidated Rental Payments, plus, without duplication, all depreciation, amortization and all other non-cash charges, of Bally's Park Place and its Restricted Subsidiaries on a consolidated basis, as determined in accordance with GAAP to
(b) the sum of (i) Consolidated Interest Expense for such period and (ii) one-third of Consolidated Rental Payments for such period; provided that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Bally's Park Place, a fixed or floating rate of interest, Bally's Park Place shall apply, at its option, either the fixed or floating rate for purposes of calculating the Consolidated Fixed Charge Coverage Ratio and provided, further, that in making such computation, the Consolidated Interest Expense attributable to interest on Indebtedness under any revolving credit facility computed on a pro forma basis shall be computed assuming that the amount of Indebtedness thereunder is equal to the weighted average balance during the period for which the computation is being made.

     "Consolidated Income Tax Expense" means for any period, as applied to any Person and its Restricted Subsidiaries, the provision for federal, state, local or foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest that, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on a consolidated income statement of Bally's Park Place and its Restricted Subsidiaries (including, but not limited to, imputed interest on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense and excluding amortization of other financing fees and expenses) plus, without duplication, all capitalized interest of Bally's Park Place and its Restricted Subsidiaries for such period and all interest accrued or paid by Bally's Park Place or any of its Restricted Subsidiaries under any Guaranty of Indebtedness (including a Guaranty of principal, interest or any combination thereof) of any Person for such period, plus any amounts payable as dividends (whether or not paid) on Preferred Stock permitted to be outstanding pursuant to the provisions of "Restriction on Preferred Stock of Subsidiaries," in each case determined on a consolidated basis in accordance with GAAP.


     "Consolidated Net Income" of Bally's Park Place means, for any period, the consolidated net income (or loss) of Bally's Park Place and its Restricted Subsidiaries for such periods as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding
(i) all extraordinary gains or losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of Bally's Park Place and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by Bally's Park Place or one of its Restricted Subsidiaries, (iii) net income (or loss) of any Person combined with Bally's Park Place or any of its Restricted Subsidiaries in a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) net income (or loss) of any Unrestricted Subsidiary regardless of whether cash dividends or distributions have been made, (v) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (vi) any gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or (vii) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement or instrument, or any judgment, decree, order, statute, rule or governmental regulations (other than those issued by or on behalf of the CCC or the New Jersey Division of Gaming Enforcement or those to which either of them is a party) applicable to that Restricted Subsidiary or its stockholders.


     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its consolidated subsidiaries, as set forth on the most recent consolidated balance sheet of such Person and its consolidated subsidiaries determined in accordance with GAAP.

     "Consolidated Rental Payments" of Bally's Park Place means, for any period, the aggregate rental obligations of Bally's Park Place and its Restricted Subsidiaries under operating leases (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Federal Bankruptcy Code" means the Bankruptcy Act of Title 11 of the United States Code, as amended from time to time.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect from time to time; provided, however, that with respect to the obligations of any Person under the provisions "Merger and Sale of Assets, etc." and "Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Restricted Payments" described above and the definitions applicable thereto, "GAAP" means generally accepted accounting principles on the date hereof.

     "Guaranty" means, as applied to any obligation, (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.


     "Indebtedness" means, with respect to any Person, any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof and including any indebtedness issued in exchange for indebtedness for borrowed money), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP consistently applied and letters of credit (or reimbursement obligations related thereto); provided, however, that (a) "Indebtedness" shall not include accounts payable to trade creditors or other indebtedness for goods or services created or assumed in the ordinary course of business and Indebtedness incurred pursuant to the Intercorporate Agreement or Tax Sharing Agreement referred to in the "Limitation on Transactions with Affiliates" covenant and (b) Indebtedness shall include only the principal component of any obligations described above. "Indebtedness" shall also include the principal component of any Capital Lease Obligations; the maximum liquidation preference of Redeemable Capital Stock, or Preferred Stock issued in accordance with "Limitation on Preferred Stock of Subsidiaries"; obligations secured by a Lien to which any property or asset owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed; and Guaranties of items that would be included within this definition (regardless of whether such items would appear upon such balance sheet); provided that for purposes of computing Indebtedness outstanding at any time, such items shall be excluded to the extent that they would otherwise be eliminated as intercompany items in consolidation. For purposes of the preceding sentence, the maximum liquidation preference of any Redeemable Capital Stock shall be the greatest amount payable in respect thereof on a liquidation, whether voluntary or involuntary, including accrued and unpaid dividends. Any reference in the Indenture to any Indebtedness shall be deemed to include any renewals, extensions, refundings, amendments and modifications of any such indebtedness.


     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount or pursuant to any interest rate protection agreement, interest rate future, interest rate option or other interest rate hedge arrangement.

     "Investment" by any Person means, directly or indirectly, any advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) or any purchase or acquisition by such Person of any stock, bonds, notes, debentures or other securities issued or owned by, any other Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practice.

     "Lien" means any mortgage, charge, pledge, lien, privilege, security interest or encumbrance of any kind.

     "Material Subsidiary" means the Issuer, the Operating Company, Realty Co. and, at the time of determination, any other Subsidiary of Bally's Park Place that (a) accounted for more than ten percent of the consolidated net income of Bally's Park Place for the most recently completed fiscal year of Bally's Park Place or (b) was the owner of more than ten percent of the consolidated assets of Bally's Park Place as at the end of such fiscal year, all as shown on the consolidated financial statements of Bally's Park Place for such fiscal year.

     "Net Cash Proceeds" means with respect to any issuance or sale of Capital Stock or warrants, or any issuance or sale of debt securities or Redeemable Capital Stock that have been converted into Capital Stock, or payments made upon exercise thereof, all as referred to in "Certain Covenants -- Limitation on Restricted Payments," the cash proceeds of such issuance or payment, net of attorneys' fees, accountants' fees, brokerage, consultant, underwriting and other fees and expenses actually incurred in connection with such issuance, sale or payment and net of taxes paid or payable as a result thereof.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness (a) as to which neither Bally's Park Place nor any of its Restricted Subsidiaries (i) provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, (ii) is directly or indirectly liable, or (iii) constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Bally's Park Place or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Permitted Encumbrance" shall have the meaning provided in the Mortgage.

     "Permitted Indebtedness" means, without duplication, any of the following Indebtedness of Bally's Park Place or any Restricted Subsidiary, as the case may be:

          (i) Indebtedness (including letters of credit) outstanding at any time under any revolving credit facility, or any successor thereto, in an aggregate principal amount not to exceed $50 million;

          (ii) Any Guaranty by a Restricted Subsidiary under subparagraph (i) above;

          (iii) Indebtedness and obligations under the Notes;

          (iv) Any Indebtedness and obligations outstanding on the date of the Indenture;

          (v) Indebtedness of a Wholly Owned Subsidiary to Bally's Park Place or another Wholly Owned Subsidiary of Bally's Park Place;


          (vi) Indebtedness the proceeds of which are used, directly or indirectly, to refinance outstanding Indebtedness of Bally's Park Place or any Subsidiary in a principal amount (or, if such Indebtedness does not require cash payments prior to maturity, with an original issue price of such Indebtedness) not to exceed the principal amount of the Indebtedness so refinanced, plus accrued and unpaid interest with respect to the Indebtedness being refinanced through and to the date of repayment, plus any premium or penalty provided for in the instrument governing such Indebtedness or any premium or penalty reasonably determined by the Board of Directors of Bally's Park Place as necessary to accomplish such refinancing by means of a tender offer, defeasance or privately negotiated purchase (or, if the Indebtedness being refinanced was issued with an original issue discount, the original issue price plus the amortized portion of the original issue discount to the date that such refinancing Indebtedness was incurred and any premium provided for in the instrument governing such Indebtedness or any premium or penalty reasonably determined by the Board of Directors of Bally's Park Place as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase) plus the amount of any fees, costs or expenses Bally's Park Place incurred in connection with such refinancing; provided that if the Indebtedness being refinanced is Indebtedness of Bally's Park Place, such refinancing Indebtedness shall be Indebtedness of Bally's Park Place, unless such refinancing Indebtedness is used in whole or in part to refinance the entire principal amount of the Notes then outstanding; provided further that Indebtedness the proceeds of which are used to refinance indebtedness of Bally's Park Place that is expressly subordinated in right of payment to the Notes will only be permitted if (x) such Indebtedness is expressly subordinated in right of payment to the Notes at least to the same extent that the Indebtedness to be refinanced is subordinated to the Notes, (y) the Average Life to Stated Maturity of such indebtedness exceeds the Average Life to Stated Maturity of the Notes, and
     (z) the final scheduled maturity of such Indebtedness exceeds the final Stated Maturity of the Notes;

          (vii) Indebtedness under Interest Swap Obligations and other agreements between Bally's Park Place or a Subsidiary and one or more financial institutions providing for "swap," "cap," "collar" or other interest rate protection;

          (viii) obligations in respect of performance bonds and surety bonds provided by Bally's Park Place or any Subsidiary in the ordinary course of business or related to Casino Hotel Improvements and any renewals, extensions or amendments, modifications or supplements thereto;


          (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;



          (x) Indebtedness pursuant to letters of credit in an amount not to exceed $5 million at any one time; and



          (xi) additional Indebtedness not to exceed $25 million in the aggregate at any one time.


     "Permitted Investment" means an Investment which consists of any one or more of the following:

          (i) Investment in a Subsidiary or another Person which, immediately after such Investment, will be a Wholly Owned Subsidiary,provided in each case such Restricted Subsidiary conducts a business which is substantially identical to any business conducted by Bally's Park Place or its Restricted Subsidiaries on the date of the Indenture or which is in the business of the development, marketing, ownership or management of (i) casinos or casino hotels and businesses related to the development, ownership, marketing or management of casinos or casino hotels, including the hosting, production or promotion of conventions, sporting events, amusements and other entertainment;

          (ii) Investments by Subsidiaries in Bally's Park Place;

          (iii) (a) commercial paper rated P1 by Moody's Investor Service, Inc. or A-1 by Standard & Poor's Corporation on the date of acquisition, (b) certificates of deposit of United States commercial banks (having a combined capital and surplus in excess of $300 million), (c) obligations of, or guaranteed by, the United States government or any agency thereof,
     (d) repurchase agreements with terms of not more than 30 days with United States commercial banking or other financial institution (having a combined capital and surplus in excess of $300 million, with respect to the types of investments described in (a), (b) or (c) of this clause (iii)), (e) money market funds organized under the laws of the United States or any state thereof that invest substantially all their assets in any of the types of investments described in subclause (a), (b), (c) or (d) of this clause
     (iii), or (f) to the extent not comprehended by subclauses (a) through (e) of this clause (iii), temporary investments of cash balances in investments deemed to be cash equivalents under GAAP;


          (iv) negotiable instruments held for collection; outstanding travel, moving and other like advances to officers, employees and consultants; lease, utility and other similar deposits; or stock, obligations or securities received in settlement of debts owing to Bally's Park Place or a subsidiary as a result of foreclosure, perfection or enforcement of any Lien, in each of the foregoing cases in the ordinary course of business of Bally's Park Place or a Subsidiary, as the case may be, and consistent with past practice; and



          (v) receivables for sales of goods or services on trade credit terms consistent with Bally's Park Place's and its Subsidiaries' past practices or as otherwise consistent with trade credit terms in common use in the industry;



          (vi) Investments in Affiliates of Bally's Park Place in gaming or gaming related ventures in an amount not to exceed $25 million;



          (vii) loans to any employee in an amount not to exceed $250,000 for any individual and $1 million for all employees in the aggregate;



          (viii) Investments in effect on the date of this Indenture;



          (ix) Investments required under the New Jersey Act; and

          (x) purchases of Notes by the Operating Company or Bally's Park Place.



     "Person" means any individual, corporation, or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


     "Preferred Stock," as applied to any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Redeemable Capital Stock" means Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of principal on the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary that is not an Unrestricted Subsidiary.

     "Stated Maturity", when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subordinated Indebtedness" means all Indebtedness of Bally's Park Place that is expressly subordinated in right of payment to any other Indebtedness of Bally's Park Place.

     "Subsidiary" means any Person a majority of the total voting power of the Voting Stock of which is at the time owned, directly or indirectly, by Bally's Park Place or by one or more such Subsidiaries, or by Bally's Park Place and one or more such Subsidiaries.


     "Unrestricted Subsidiary" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Bally's Park Place in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of Bally's Park Place may designate any newly-formed Subsidiary to be an Unrestricted Subsidiary provided that such Subsidiary (A) has assets of less than $1,000 at designation,
(B) has no Indebtedness other than Non-Recourse Indebtedness and (C) does not own any equity securities of any Subsidiary (other than an Unrestricted Subsidiary). The Board of Directors of Bally's Park Place may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Bally's Park Place; provided, however, that immediately after giving effect to such designation (x) Bally's Park Place could incur $1.00 of additional Indebtedness under the "Limitation on Indebtedness" covenant and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of Bally's Park Place shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.


     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means any Restricted Subsidiary all of whose outstanding Voting Stock (other than directors' qualifying shares, if any) is owned directly or indirectly by Bally's Park Place.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Purchase Agreement among Bally's Park Place, the Issuer, the Operating Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Jefferies & Company, Inc. ("Jefferies") and Libra Investments, Inc. ("Libra" and, together with Merrill Lynch, DLJ and
Jefferies, the "Underwriters"), dated                , 1994 (the "Purchase
Agreement"), the Issuer has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase the principal amount of the Notes set forth opposite its name below.



                                UNDERWRITER                                  PRINCIPAL AMOUNT
- ---------------------------------------------------------------------------  ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..................................................    $
Jefferies & Company, Inc...................................................
Donaldson, Lufkin & Jenrette Securities Corporation........................
Libra Investments, Inc.....................................................
                                                                             ----------------
     Total.................................................................    $425,000,000
                                                                             ----------------
                                                                             ----------------


     The Underwriters propose to offer the Notes directly to the public at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of   % of the principal
amount at maturity of the Notes. The Underwriters may allow, and such dealers
may reallow, a discount not in excess of   % of the principal amount at maturity
thereof to certain other dealers. After the initial public offering, the price to public, concession and discount may be changed.

     The Purchase Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to certain conditions. Under the terms and conditions of the Purchase Agreement, the Underwriters are obligated to take and pay for all of the Notes if any are purchased. The Purchase Agreement provides that Bally's Park Place and the Issuer will indemnify the Underwriter against certain liabilities under the Securities Act and will contribute to payments the Underwriters may be required to make in respect thereof.

     There is no public market for the Notes and the Issuer does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes through The NASDAQ Stock Market. The Issuer has been advised by the Underwriters that, following the completion of the Offering of the Notes, they presently intend to make a market in the Notes. However, the Underwriters are under no obligation to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. There can be no assurance as to the liquidity of the public market for the Notes or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected.


     Bally's Park Place and the Issuer have agreed that they will not, without prior written consent of the Underwriters, offer or sell debt securities, other than commercial paper issued in the ordinary course of business, during the 90-day period immediately following the date of the price.



     In the past, Merrill Lynch has acted as an underwriter or purchaser of securities of, and has provided investment banking and other services to, Bally's Park Place and the Issuer and certain of its affiliates. Merrill Lynch currently holds approximately $ million principal amount of the Existing Notes and DLJ currently holds approximately $ million principal amount of the Existing Notes, which are expected to be repurchased by the Issuer. Because of such ownership of Existing Notes by Merrill Lynch and DLJ, the Offering will be conducted in accordance with Article III, Section 44 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD") and with Schedule E to the By-Laws ("Schedule E") of the NASD. Under the provisions of Schedule E, the yield on the Notes must be no lower than that recommended by a qualified independent underwriter meeting certain standards. Jefferies has agreed to act as qualified independent underwriter in connection with the Offering. Therefore, the yield on the Notes will be no lower than that recommended by Jefferies. In addition, no NASD member participating in the distribution of the Notes will be permitted to confirm sales to accounts over which it exercises discretionary authority without the prior specific written consent of the customer.


                                 LEGAL MATTERS

     Legal matters in connection with the issue and sale of the Notes will be passed upon for the Issuer by Benesch, Friedlander, Coplan & Aronoff, Cleveland, Ohio, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York. George N. Aronoff, a partner of Benesch, Friedlander, Coplan & Aronoff, is a director of Bally.

                                    EXPERTS

     The consolidated financial statements of Bally's Park Place, Inc. at December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon appearing herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of independent auditors                                                            F-2
Consolidated balance sheet at December 31, 1992 and 1991                                  F-3
Consolidated statement of income for the years ended December 31, 1992, 1991 and 1990     F-5
Consolidated statement of stockholder's equity for the years ended December 31, 1992,
  1991 and 1990                                                                           F-6
Consolidated statement of cash flows for the years ended December 31, 1992, 1991 and
  1990                                                                                    F-7
Notes to consolidated financial statements for the years ended December 31, 1992, 1991
  and 1990                                                                                F-9
Supplementary data: quarterly consolidated financial data (unaudited)                    F-17
Condensed consolidated balance sheet at September 30, 1993 (unaudited)                   F-18
Consolidated statement of operations for the nine months ended September 30, 1993 and
  1992 (unaudited)                                                                       F-19
Consolidated statement of cash flows for the nine months ended September 30, 1993 and
  1992 (unaudited)                                                                       F-20
Notes to condensed consolidated financial statements for the nine months ended
  September 30, 1993 and 1992 (unaudited)                                                F-21

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Bally's Park Place, Inc.

     We have audited the accompanying consolidated balance sheet of Bally's Park Place, Inc. (an indirect wholly owned subsidiary of Bally Manufacturing Corporation) as of December 31, 1992 and 1991, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bally's Park Place, Inc. at December 31, 1992 and 1991, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

ERNST & YOUNG

Philadelphia, Pennsylvania
February 19, 1993, except for the "Summary of significant accounting policies" and "Subsequent events" notes, as to which the date is June 16, 1993

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           DECEMBER 31,
                                                                       ---------------------
                                                                         1992         1991
                                                                       --------     --------
ASSETS
Current assets:
  Cash and equivalents...............................................  $ 12,275     $ 12,505
  Receivables:
     Hotel and casino, less allowances of $1,800 and $6,210..........     2,346        3,173
     Affiliates......................................................       622          534
     Notes and other.................................................       935          896
                                                                       --------     --------
                                                                          3,903        4,603
  Inventories........................................................     1,972        2,123
  Deferred income taxes..............................................     7,611        5,857
  Other current assets...............................................     1,166        1,223
                                                                       --------     --------
       Total current assets..........................................    26,927       26,311
Property and equipment, at cost:
  Land...............................................................    83,845       83,845
  Buildings and improvements.........................................   538,972      535,274
  Furniture, fixtures and equipment..................................   138,517      134,104
  Construction in progress...........................................       906        3,672
                                                                       --------     --------
                                                                        762,240      756,895
  Less accumulated depreciation......................................   262,847      240,963
                                                                       --------     --------
       Net property and equipment....................................   499,393      515,932
Deferred finance costs, less accumulated amortization of $5,676 and
  $3,970.............................................................     9,214       10,545
Receivable from affiliates...........................................                 52,700
Casino Reinvestment Development Authority investments................     9,964        8,062
Other assets.........................................................     5,177        4,614
                                                                       --------     --------
                                                                       $550,675     $618,164
                                                                       --------     --------
                                                                       --------     --------

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           DECEMBER 31,
                                                                       ---------------------
                                                                         1992         1991
                                                                       --------     --------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Payable to affiliate...............................................  $ 16,000     $ 17,000
  Accounts payable...................................................     3,782        5,652
  Income taxes payable...............................................     3,697        1,741
  Accrued liabilities --
     Compensation and payroll taxes..................................     6,335        7,777
     Interest........................................................    15,649       15,940
     Progressive slot jackpots.......................................     2,859        2,928
     Other...........................................................    15,635       12,426
  Current portion of deferred compensation...........................                  7,000
  Current maturities of long-term debt...............................     1,038        8,539
                                                                       --------     --------
       Total current liabilities.....................................    64,995       79,003
Long-term debt, less current maturities..............................   355,779      372,574
Deferred income taxes................................................    15,571       12,768
Pension liability....................................................     6,197        4,961
Deferred compensation................................................    16,042       14,539
Other long-term liabilities..........................................     1,261        1,429
Stockholder's equity:
  Common stock, no par value, at stated value, authorized 3,000
     shares, issued and outstanding 100 shares.......................         1            1
  Additional paid in capital.........................................    90,829      128,640
  Retained earnings..................................................                  4,249
                                                                       --------     --------
       Total stockholder's equity....................................    90,830      132,890
                                                                       --------     --------
                                                                       $550,675     $618,164
                                                                       --------     --------
                                                                       --------     --------

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                        CONSOLIDATED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1992         1991         1990
                                                             --------     --------     --------
Revenues:
  Casino...................................................  $277,997     $265,698     $266,881
  Rooms....................................................    23,724       23,454       23,879
  Food and beverage........................................    20,515       21,150       21,656
  Interest income from affiliates..........................       881        4,471        3,695
  Other....................................................     8,015        8,030        8,470
                                                             --------     --------     --------
                                                              331,132      322,803      324,581
Operating costs and expenses:
  Casino...................................................   119,012      114,317      114,840
  Rooms....................................................     8,049        8,327        9,076
  Food and beverage........................................    17,844       18,737       19,748
  Other operating expenses.................................    52,021       49,985       49,681
  Selling, general and administrative......................    44,148       48,873       44,770
  Depreciation and amortization............................    27,358       28,147       25,876
                                                             --------     --------     --------
                                                              268,432      268,386      263,991
                                                             --------     --------     --------
Operating income...........................................    62,700       54,417       60,590
Interest expense...........................................    47,960       48,951       46,334
                                                             --------     --------     --------
Income before income taxes.................................    14,740        5,466       14,256
Provision for income taxes.................................     6,800        3,700        6,200
                                                             --------     --------     --------
Net income.................................................  $  7,940     $  1,766     $  8,056
                                                             --------     --------     --------
                                                             --------     --------     --------

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               RETAINED        TOTAL
                                      NUMBER                  ADDITIONAL       EARNINGS        STOCK-
                                     OF SHARES     COMMON      PAID IN       (ACCUMULATED     HOLDER'S
                                      ISSUED       STOCK       CAPITAL         DEFICIT)        EQUITY
                                     ---------     ------     ----------     ------------     --------
Balance at December 31, 1989.....       100          $1        $128,640        $ (1,673)      $126,968
  Net income.....................                                                 8,056          8,056
  Dividend paid..................                                                (3,900)        (3,900)
                                        ---          --       ----------     ------------     --------
Balance at December 31, 1990.....       100           1         128,640           2,483        131,124
  Net income.....................                                                 1,766          1,766
                                        ---          --       ----------     ------------     --------
Balance at December 31, 1991.....       100           1         128,640           4,249        132,890
  Net income.....................                                                 7,940          7,940
  Receivable due from Bally
     Manufacturing Corporation
     declared as a dividend......                               (37,811)        (12,189)       (50,000)
                                        ---          --        ----------     ------------     --------
Balance at December 31, 1992.....       100          $1        $ 90,829        $     --       $ 90,830
                                        ---          --        ----------     ------------     --------
                                        ---          --        ----------     ------------     --------

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                        YEARS ENDED DECEMBER 31,
                                                   ----------------------------------
                                                     1992         1991         1990
                                                   --------     --------     --------
Operating:
  Net income...................................    $  7,940     $  1,766     $  8,056
  Adjustments to reconcile to cash provided --
     Depreciation and amortization.............      27,358       28,147       25,876
     Deferred income taxes.....................       1,049       (1,461)        (848)
     Provision for doubtful receivables........         889        1,846        2,754
     Write-off of property and equipment.......                    2,367
     Changes in operating assets and
       liabilities.............................      (5,089)      13,720       (3,185)
     Other, net................................       3,209        1,524        1,524
                                                   --------     --------     --------
          Cash provided by operating
            activities.........................      35,356       47,909       34,177
Investing:
  Purchases of property and equipment..........     (10,268)     (10,922)     (55,559)
  Proceeds from disposal of property and
     equipment.................................         345          191        1,461
  Purchase of CRDA investments and credits.....      (2,692)      (2,235)      (1,512)
                                                   --------     --------     --------
          Cash used in investing activities....     (12,615)     (12,966)     (55,610)
Financing:
  Debt transactions --
     Increase (decrease) in revolving line of
       credit, net.............................     (22,000)     (50,000)      72,500
     Advances from (repayments to) affiliates,
       net.....................................       1,700       17,000      (52,700)
     Repayments of long-term debt..............      (2,296)        (537)        (560)
     Proceeds from issuance of long-term
       debt....................................                                 1,626
     Debt issuance costs.......................        (375)                      (11)
                                                   --------     --------     --------
          Cash provided by (used in) debt
            transactions.......................     (22,971)     (33,537)      20,855
  Dividend paid................................                                (3,900)
                                                   --------     --------     --------
          Cash provided by (used in) financing
            activities.........................     (22,971)     (33,537)      16,955
                                                   --------     --------     --------
Increase (decrease) in cash and equivalents....        (230)       1,406       (4,478)
Cash and equivalents, beginning of year........      12,505       11,099       15,577
                                                   --------     --------     --------
Cash and equivalents, end of year..............    $ 12,275     $ 12,505     $ 11,099
                                                   --------     --------     --------
                                                   --------     --------     --------


                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1992         1991         1990
                                                          --------     --------     --------
SUPPLEMENTAL CASH FLOWS INFORMATION
  Changes in operating assets and liabilities:
     (Increase) decrease in receivables...............    $   (189)    $  2,814     $ (2,637)
     (Increase) decrease in inventories...............         151        2,805       (1,144)
     Increase in other assets.........................        (612)        (629)      (1,328)
     Increase (decrease) in accounts payable and
       accrued liabilities............................        (463)       5,125       (2,152)
     Increase in income taxes payable.................       1,956        1,176           76
     Increase (decrease) in pension liability and
       deferred compensation..........................      (5,764)       1,000        4,000
     Increase (decrease) in other long-term
       liabilities....................................        (168)       1,429
                                                          --------     --------     --------
                                                          $ (5,089)    $ 13,720     $ (3,185)
                                                          --------     --------     --------
                                                          --------     --------     --------
  Operating activities include cash payments for
     interest and income taxes as follows:
     Interest paid....................................    $ 45,141     $ 47,635     $ 45,344
     Interest capitalized.............................         (74)        (149)      (2,558)
     Income taxes paid................................       3,795        3,985        6,972
  Investing and financing activities exclude the
     following non-cash activities:
     Receivable due from Bally Manufacturing
       Corporation declared as a dividend.............    $ 50,000     $     --     $     --
     Donation of CRDA funds, net......................                       15          450

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (TABULAR AMOUNTS IN THOUSANDS)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The accompanying consolidated financial statements include the accounts of Bally's Park Place, Inc., a Delaware corporation (the "Company") and an indirect wholly owned subsidiary of Bally Manufacturing Corporation ("BMC"), and its subsidiaries. BMC is a holding company without significant operations of its own. Nevertheless, BMC has certain cash obligations that must be satisfied by obtaining cash from its subsidiaries or disposing of or leveraging certain assets. BMC may be required to borrow additional funds or sell assets in order to satisfy its cash flow requirements. Unless otherwise specified in the text, references to the Company include the Company and its subsidiaries.

     The Company operates in one industry segment. All significant revenues arise from its casino and supporting hotel operations.

     Certain reclassifications have been made to prior years' financial statements to conform with the 1992 presentation.

  Cash equivalents

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

  Revenue recognition

     Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Operating revenues exclude the retail value of complimentary food, beverage and hotel services furnished to customers, which were approximately $36,809,000, $36,654,000 and $32,564,000 for 1992, 1991
and 1990, respectively. The estimated costs of providing such complimentary services, which are classified as casino expenses through interdepartment allocations from the departments granting the services, are as follows:

                                                     1992         1991         1990
                                                   --------     --------     --------
Rooms..........................................    $  5,592     $  4,625     $  4,690
Food and beverage..............................      16,478       14,399       13,551
Other..........................................       2,763        3,197        4,901
                                                   --------     --------     --------
                                                   $ 24,833     $ 22,221     $ 23,142
                                                   --------     --------     --------
                                                   --------     --------     --------

  Inventories

     Inventories of provisions and supplies are stated at the lower of cost (first-in, first-out basis) or market, which approximates replacement cost.

  Property and equipment

     Depreciation of property and equipment is provided principally on the straight-line method over the estimated economic lives of the related assets and the terms of the applicable leases for leasehold improvements. Depreciation expense was $26,462,000, $26,306,000 and $24,037,000 for 1992, 1991 and 1990,
respectively.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  Deferred finance costs


     Deferred finance costs are amortized using the bonds outstanding method. Amortization expense was $1,706,000, $1,702,000 and $1,701,000 in 1992, 1991 and
1990, respectively.

  Income taxes

     Taxable income or loss of the Company is included in the consolidated federal income tax return of BMC. Under a tax sharing agreement between the Company and BMC, income taxes are allocated to the Company based on amounts the Company would pay or receive if it filed a separate federal income tax return, except that the Company receives credit from BMC for the tax benefit of the Company's net operating losses and tax credits, if any, that can be utilized in BMC's consolidated federal income tax return, regardless of whether these losses or credits could be utilized by the Company on a separate consolidated federal income tax return basis. Payments to BMC are due at such time and in such amounts as payments are required to be made for income tax purposes. Payments by BMC for such tax benefits are due at the time BMC files the applicable consolidated federal income tax return. Under the tax sharing agreement, the Company had income taxes payable to BMC of $3,697,000 and $1,741,000 at December 31, 1992 and 1991, respectively, which are classified as income taxes payable on the accompanying consolidated balance sheet.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 retains the current requirement to record deferred income taxes for temporary differences that are reported in different years for financial reporting and for tax purposes; however, the methodology for calculating and recording deferred income taxes has changed. Under the liability method adopted by SFAS No. 109, deferred tax liabilities or assets are computed using the tax rates that will be in effect when the temporary differences reverse. Also, requirements for recognition of deferred tax assets and operating loss and tax credit carryforwards have been liberalized by requiring their recognition when and to the extent that their realization is deemed to be more likely than not. The Company adopted SFAS No. 109 effective January 1, 1993 using the cumulative effect approach, which resulted in a charge of $11,377,000.

  Fair value of financial instruments

     The fair value of the Company's financial instruments approximates their recorded book values at December 31, 1992, excluding the 11 7/8% First Mortgage Notes due 1999 (the "Mortgage Notes") whose fair value, based on a quoted market price, is approximately $363,125,000.

CASINO LICENSING


     In September 1992, the New Jersey Casino Control Commission (the "CCC") renewed the Company's casino license to operate Bally's Park Place Casino Hotel and Tower through September 30, 1994. A New Jersey casino license is not transferable, is issued for a term of one or two years and must be renewed by filing an application. The CCC requires that dividends and other payments to BMC by the Company and its subsidiaries, other than specifically defined payments made in the ordinary course of business, receive prior approval.


TRANSACTIONS WITH RELATED PARTIES


     As described above, BMC is a holding company without significant operations of its own. The accompanying consolidated financial statements reflect charges allocated by BMC of $3,660,000 and $1,000,000 in 1992 and 1991, respectively. These costs reflect an allocation of BMC's corporate overhead including executive salaries and benefits, public company reporting costs and other corporate headquarter

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


costs for which the Company does not obtain a measurable direct benefit. No allocation of such costs was made by BMC in 1990.



     The Company purchased slot machines and related services from other BMC affiliates on terms negotiated by the parties for aggregate amounts of $3,181,000, $1,649,000 and $1,233,000 in 1992, 1991 and 1990, respectively.



     Certain executive officers of the Company function in a similar capacity for GNAC, CORP. ("GNAC"), a wholly owned subsidiary of BMC which owns and operates the casino resort in Atlantic City known as "The Grand", and exercise decision making and operational authority over both entities. No allocation of cost is made from the Company to GNAC for these executive officers as management deems the allocable cost to be immaterial. In addition, certain administrative and support operations of the Company and GNAC are consolidated, including legal services, purchasing, limousine services, and certain aspects of human resources and management information systems. Costs of these operations are allocated to or from the Company either directly or using various formulas based on utilization estimates of such services and, on a net basis, totalled $2,568,000, $2,486,000 and $1,806,000 in 1992, 1991 and 1990, respectively, which management believes were reasonable. In addition, the Company leases surface area parking lots to GNAC. Rental income was $696,000 in 1992 and 1991 and $399,000 in 1990.


     In April 1990, the Company advanced BMC $50,000,000 secured by a promissory note. In October 1992, BMC petitioned the CCC to allow the Company to declare the receivable due from BMC as a dividend. The CCC approved this request in December 1992. No interest was paid to the Company subsequent to April 1, 1992. Through March 31, 1992, the Company earned interest at the prime rate of its agent bank. Intercompany interest earned on this advance was $808,000, $4,243,000 and $3,684,000 in 1992, 1991 and 1990, respectively.

     In December 1990, the Company advanced GNAC $2,700,000. This advance was repaid in June 1992. The Company earned interest monthly on this advance (at the prime rate of its agent bank) which totalled $73,000, $228,000 and $11,000 in 1992, 1991 and 1990, respectively.

     The Company and GNAC have a cash management arrangement whereby GNAC advances excess funds to the Company which the Company uses to reduce the outstanding balance under its revolving credit agreement. The Company pays interest monthly on these advances (at the prime rate of its agent bank) which totalled $1,249,000, $862,000 and $234,000 in 1992, 1991 and 1990, respectively.
These advances are payable on demand.


     The Company participated in the BMC insurance program for general liability in 1990, 1988 and 1987 through a captive insurance company of BMC, whose operation was discontinued in 1991. Under this program, general liability insurance expense was allocated to the Company based on claims experience, which management believes was reasonable. General liability insurance expense allocated to the Company was $1,188,000 for 1990. The Company charged to operations $500,000 in 1992 for a retroactive premium adjustment related to claim years ended December 31, 1990, 1988 and 1987 and paid this amount to BMC in January 1993.


DISCONTINUED MOTEL OPERATION

     In December 1991, the Company made a decision to close and demolish the motel operation of one of its subsidiaries. In connection with this decision, the Company recorded a $3,500,000 charge against operations in 1991 to write-off the remaining net book value of the property and equipment of this motel and to provide for the demolition cost and other related closing costs. The revenues and operating income of this motel operation were immaterial.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


CASINO REINVESTMENT DEVELOPMENT AUTHORITY INVESTMENTS


     The New Jersey Casino Control Act (the "New Jersey Act") provides, among other things, for an assessment of licensees equal to 1 1/4% of their gross casino revenues. This assessment may be satisfied by the Company investing in qualified eligible direct investments, by depositing funds with the Casino Reinvestment Development Authority (the "CRDA") (which will be used to purchase bonds issued by the CRDA), by making qualified contributions or, under certain circumstances, donating funds on deposit with the CRDA in exchange for credits against future CRDA obligations. The Company's investment obligation for 1992 was met by purchasing CRDA bonds, utilizing CRDA credits and depositing funds with the CRDA. CRDA bonds have terms up to fifty years and bear interest at below market rates. The Company records a charge to operations when it deposits funds with the CRDA to reflect the estimated realizable value of its CRDA investments. Additionally, the Company paid $869,000, $2,557,000 and $2,614,000 to GNAC in 1992, 1991 and 1990, respectively, for CRDA credits which were used by the Company in satisfaction of its CRDA obligations.

     The Company charged to operations $1,438,000, $2,164,000 and $1,410,000 in 1992, 1991 and 1990, respectively, to reflect the estimated realizable value of its CRDA investments.

     In January 1991, the Company received an assessment from the New Jersey Department of the Treasury (the "Treasury") alleging, pursuant to the New Jersey Act, that the Company in 1983 failed to have sufficient qualified investments in excess of casino revenues. The New Jersey Act in effect in 1983 required in this situation that a casino pay an assessment to satisfy its investment obligation. In January 1992, the Company and the Treasury settled this dispute, and the Company agreed to invest an additional $2,250,000 with the CRDA as follows:
$600,000 in 1992; $300,000 in 1993; $300,000 in 1994; $300,000 in 1995 and
$750,000 in 1996, and to participate in certain CRDA approved low income mortgage guarantee programs. The Company charged $1,100,000 to operations in 1991 as a result of the settlement, representing the Company's estimated net cost of the settlement obligation.


LONG-TERM DEBT



                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1992         1991
                                                                         --------     --------
Mortgage Notes.........................................................  $350,000     $350,000
Revolving credit agreement.............................................     3,000       25,000
Other secured and unsecured debt.......................................     3,817        6,113
                                                                         --------     --------
                                                                          356,817      381,113
Less current maturities................................................     1,038        8,539
                                                                         --------     --------
                                                                         $355,779     $372,574
                                                                         --------     --------
                                                                         --------     --------


     In 1989, the Company issued $350,000,000 principal amount of the Mortgage Notes. Beginning in August 1996, annual sinking fund payments are required which will retire approximately 40 percent of the Mortgage Notes prior to maturity. The Mortgage Notes may be redeemed beginning August 1994, in whole or in part, with premiums ranging from 4.45 percent in 1994 to zero in 1997 and thereafter. The Mortgage Notes are secured by certain property and equipment at Bally's Park Place Casino Hotel and Tower, which had a net book value of $415,923,000 at December 31, 1992.

     The Mortgage Notes indenture and the revolving credit agreement contain covenants restricting the Company's investment policies, total indebtedness, encumbrances on property and equipment securing the Mortgage Notes and the revolving credit agreement, sale, transfer or lease of assets, the amounts of additional

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


debt which may be incurred and minimum coverage of fixed charges. Payments of dividends by the Company are generally limited to 50% of its aggregate consolidated net income (as defined) earned since December 31, 1988. At December 31, 1992, approximately $6,100,000 was available under the Mortgage Notes indenture and revolving credit agreement to pay dividends.


     In June 1992, the Company's credit agreement was amended to reduce the maximum availability under the agreement from $100,000,000 to $75,000,000 and to extend the term of the agreement for two years. The new expiration date is June 30, 1994 at which time the Company has the option to repay the outstanding balance or convert the outstanding balance to a term loan payable in four semiannual installments beginning December 31, 1994. The rate of interest on the borrowings (6.0% at December 31, 1992) is at the Company's option, based upon the agent bank's prime rate or certain other short-term rates. The annual fee on the unused commitment is 1/2 of 1 percent. In addition, at the signing of the agreement the Company paid to the banks a fee of 1/2 of 1 percent ($375,000) of the total permitted borrowings, which will be amortized over the two year extension period. Two additional covenants, providing for minimum coverage of current maturities of long-term debt and fixed charges, were included in the extension agreement. The unused amount of the credit line at December 31, 1992 is $72,000,000. In June 1991, the Company granted to the banks a mortgage on and security interest in all the property and equipment securing the Mortgage Notes. The banks rank pari passu in right of payment with the holders of the Mortgage Notes.

     Aggregate annual maturities of long-term debt for the five years after December 31, 1992 are $1,038,000, $790,000, $1,542,000, $47,794,000 and
$47,046,000.

INCOME TAXES

     The provision for income taxes consists of the following:

                                                             1992        1991         1990
                                                            ------      -------      ------
    Current:
      Federal............................................   $4,539      $ 3,848      $5,222
      State..............................................    1,212        1,313       1,826
                                                            ------      -------      ------
                                                             5,751        5,161       7,048
    Deferred:
      Federal............................................      764       (1,012)       (505)
      State..............................................      285         (449)       (343)
                                                            ------      -------      ------
                                                             1,049       (1,461)       (848)
                                                            ------      -------      ------
                                                            $6,800      $ 3,700      $6,200
                                                            ------      -------      ------
                                                            ------      -------      ------

     A reconciliation of the provision for income taxes with amounts determined by applying the U.S. statutory tax rate to income before income taxes is as follows:

                                                             1992        1991         1990
                                                            ------      -------      ------
    Tax at U.S. statutory tax rate.......................   $5,012      $ 1,858      $4,847
    State income taxes, net of related federal income tax
      benefit............................................      988          570         979
    Write-off of property and equipment..................                   698
    Other, net...........................................      800          574         374
                                                            ------      -------      ------
    Provision for income taxes...........................   $6,800      $ 3,700      $6,200
                                                            ------      -------      ------
                                                            ------      -------      ------

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The deferred income tax provision (benefit) arises from the tax effect of timing differences as follows:


                                                            1992        1991         1990
                                                           ------      -------      -------
    Deferred compensation and pension...................   $1,713      $  (402)     $(1,609)
    Depreciation and amortization.......................    1,427        1,150        2,583
    Provision for bad debts.............................       38          378       (1,282)
    CRDA investments....................................     (320)      (1,077)        (543)
    Accrued expenses....................................   (1,633)      (1,384)        (458)
    Other, net..........................................     (176)        (126)         461
                                                           ------      -------      -------
                                                           $1,049      $(1,461)     $  (848)
                                                           ------      -------      -------
                                                           ------      -------      -------

     The Internal Revenue Service ("IRS") has completed an audit of BMC's consolidated federal income tax returns for the calendar years 1983 and 1984. During the audit, the IRS raised certain significant issues principally related to the tax accounting method used by a subsidiary that operates its health clubs to report income from membership contracts which resulted in a substantial assessment. In July 1992, BMC and the IRS reached a settlement (confirmed in May 1993 by the Joint Committee on Taxation) with respect to the tax accounting method used to report income from membership contracts. The settlement of this issue significantly reduces, but does not fully eliminate, previously disclosed concerns regarding a material adverse effect on BMC's liquidity with respect to the tax accounting method used to report income from membership contracts. Since BMC believes it has adequately provided deferred and current taxes related to this matter, the settlement will not have a material adverse effect on BMC's consolidated financial position or results of operations.

     To the extent that BMC is unable to pay any amounts owed to the IRS as a result of the aforementioned tax matters or any other issues when due, because the Company was included in BMC's consolidated federal tax returns since its inception, the Company, along with other BMC subsidiaries included in the returns, is contingently liable for any such liabilities. While the Company is unable to estimate the impact of BMC's tax deficiencies, if any, upon its financial condition, the Company believes such matters will not have any impact on the Company's ability to fund its capital expenditure, working capital and debt service requirements.

     The IRS has also completed an audit of the federal income tax returns of certain of BMC's fitness center subsidiaries for periods ending on the days these subsidiaries were acquired by BMC. Since these audits relate to periods prior to inclusion of these fitness center subsidiaries in BMC's consolidated federal income tax return, the Company would not be contingently liable for any such liabilities. Among other things, the IRS is asserting that these subsidiaries owe approximately $32,000,000 of additional taxes and $54,000,000 of interest (estimated as of December 31, 1992) with respect to BMC's election to treat the purchases of stock of these subsidiaries as if they were purchases of assets. The Company has been advised that BMC intends to vigorously oppose the IRS' assertions and has filed petitions in the United States Tax Court contesting the IRS' proposed deficiencies with respect to these issues. BMC estimates that if the issues are fully litigated, the ultimate resolution of these issues is not likely to occur for approximately three years (although a resolution may occur sooner if BMC and the IRS resolve all or some of these issues by stipulation or otherwise). Based on the information presently available, there can be no assurance of the outcome of this matter; however, in the opinion of BMC's management, payment, if any, to the IRS will not have a material adverse effect on BMC's consolidated financial position or results of operations, since BMC believes that it has adequately provided deferred and current taxes related to this matter, although it could have an adverse effect on BMC's liquidity.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


BENEFIT PLANS


     The Company has a noncontributory supplemental executive retirement plan (the "SERP") covering certain key executives. The age for normal retirement under the SERP is 60, and the participants receive benefits based on years of service and compensation. Pension costs of the SERP are unfunded.

     The net pension cost for the Company's noncontributory supplemental executive retirement plans in effect for 1992, 1991 and 1990 consists of the following:

                                                              1992        1991        1990
                                                             ------      ------      ------
    Amortization of transition costs......................   $  126      $  140      $  142
    Service cost-benefits earned during the period........      412         312       1,380
    Interest cost on projected benefit obligations........      478       1,037       2,374
    Other.................................................      220                     104
                                                             ------      ------      ------
         Net pension cost.................................   $1,236      $1,489      $4,000
                                                             ------      ------      ------
                                                             ------      ------      ------

     The following sets forth the plan's obligations and funded status as of December 31 for the continuing noncontributory supplemental executive retirement plan.

                                                                        1992        1991
                                                                       ------      -------
    Actuarial present value of benefit obligations:
      Vested benefits...............................................   $2,969      $ 2,762
      Nonvested benefits............................................    1,046        1,680
                                                                       ------      -------
      Accumulated benefit obligations...............................    4,015        4,442
      Effect of projected salary increases..........................    3,038        1,720
                                                                       ------      -------
      Projected benefit obligations.................................    7,053        6,162
    Unrecognized transition obligation..............................     (856)      (1,201)
                                                                       ------      -------
    Accrued pension liability.......................................   $6,197      $ 4,961
                                                                       ------      -------
                                                                       ------      -------

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 8% and 6%, respectively, in 1992, 1991 and 1990.

     In 1991, the Company and one of its executives entered into an agreement to terminate the executive's participation in another noncontributory supplemental executive retirement plan sponsored by the Company. Pursuant to this agreement, the Company agreed to pay the executive $27,600,000 over five years. The Company recorded the settlement in an amount equal to the net present value of the required payments. No charge against operations in 1991 was required, as the Company had fully accrued in prior years the value of this settlement as part of its pension liability. The net present value of the remaining payments under this termination agreement was $16,042,000 at December 31, 1992. On January 8, 1993, the Company and BMC entered into a Retirement and Separation Agreement with this executive which, among other things, reduced the remaining amount payable under the termination agreement to $13,500,000, which the Company paid on such date. This payment, combined with additional amounts due this executive under an employment contract, resulted in a gain of approximately $1,500,000 which was recorded in January 1993.

     In addition to the defined benefit pension plans described above, the Company has a defined contribution plan which covers certain non-union employees and which is considered part of the Company's overall

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


retirement program. The plan is a 401(k) plan to which the Company contributes an amount allocable based on eligible participants' compensation and a percent of eligible employees' contributions. The expense for the Company's defined contribution plan was $2,608,000, $3,800,000 and $2,302,000 for 1992, 1991 and
1990, respectively.


     Certain employees of the Company are covered by union-sponsored, collectively bargained, multiemployer defined benefit pension plans. The contributions and charges to expense for these plans were $562,000, $567,000 and $486,000 in 1992, 1991 and 1990, respectively.

     In April 1991, an insurance company that issued guaranteed interest contracts ("GICs") that were purchased by both BMC's and the Company's qualified 401(k) plans was declared insolvent by the State of California's Insurance Commissioner (the "Commissioner"). Operations of this insurance company were assumed by the Commissioner. Approximately $7,400,000 of these GICs are held in a Master Trust for BMC's and its subsidiaries' employee benefit plans, of which approximately 42% is attributable to the Company's 401(k) plan. Although BMC and the Company had no legal obligation to fund any 401(k) plan losses, BMC's Board of Directors, in June 1991, authorized BMC, and therefore the Company, to ensure that participants in the Company's 401(k) plan not suffer any loss in principal, as determined on March 31, 1991, to their 401(k) account balances which might otherwise occur due to this insolvency. The Company charged $900,000 to operations for its estimated cost of reimbursing any shortfall in the participants' 401(k) account balances, which was included in the $3,800,000 defined contribution plan expense for 1991.

SUBSEQUENT EVENTS

     In April 1993, BMC formed Bally's Casino Holdings, Inc. ("Casino Holdings") to serve as a holding company for the Company and for acquiring and developing gaming operations, including dockside and riverboat gaming, and expanding into newly emerging gaming jurisdictions. On June 16, 1993, BMC contributed all of the capital stock of the Company to Casino Holdings.

     Effective June 16, 1993, the CCC no longer requires that dividends and other payments to BMC by the Company and its subsidiaries receive prior approval.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                               SUPPLEMENTARY DATA
                     QUARTERLY CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

                                                                        QUARTERS ENDED
                                  -------------------------------------------------------------------------------------------
                                       MARCH 31,               JUNE 30,              SEPTEMBER 30,           DECEMBER 31,
                                  -------------------     -------------------     -------------------     -------------------
                                   1992        1991        1992        1991        1992        1991        1992        1991
                                  -------     -------     -------     -------     -------     -------     -------     -------
                                                                        (IN THOUSANDS)
Revenues........................  $73,566     $71,710     $83,947     $84,399     $96,014     $94,500     $77,605     $72,194
Operating costs and expenses....   63,631      62,401      68,077      66,196      71,415      70,499      65,309      69,290
Operating income................    9,935       9,309      15,870      18,203      24,599      24,001      12,296       2,904
Net income (loss)...............   (1,241)     (2,102)      2,083       3,489       6,435       6,496         663      (6,117)

- ---------------

NOTES:

(1) The Company's operations are subject to seasonal factors.

(2) Revenues for the quarters ended March 31, June 30 and September 30, 1992 include interest from affiliates of $.9 million, $.8 million and $(.8) million, respectively. Revenues for the quarters ended March 31, June 30, September 30 and December 31, 1991 include interest from affiliates of $1.2 million, $1.6 million, $1.1 million and $.6 million, respectively.

(3) Operating costs and expenses for the third quarter of 1991 include $1.7 million for the estimated cost of settling certain non-recurring liabilities.

(4) Operating costs and expenses for the fourth quarter of 1991 include a charge of $3.5 million related to the closing and demolition of an ancillary motel operated by the Company.

(5) Operating costs and expenses include charges allocated by Bally of $.8 million, $1.0 million, $1.1 million and $.8 million for the quarters ended March 31, June 30, September 30 and December 31, 1992, respectively, and $1.0 million for the quarter ended December 31, 1991.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                           SEPTEMBER 30,
                                                                               1993
                                                                           -------------
                                   ASSETS
    Current assets:
      Cash and equivalents..............................................     $   9,564
      Receivables, less allowance for doubtful accounts of $1,150.......         3,684
      Inventories.......................................................         1,672
      Deferred income taxes.............................................         7,018
      Other current assets..............................................         1,759
                                                                           -------------
              Total current assets......................................        23,697
    Property and equipment, less accumulated depreciation of $278,402...       487,329
    Deferred finance costs, less accumulated amortization of $6,960.....         7,930
    Casino Reinvestment Development Authority investments...............        11,286
    Other assets........................................................         1,473
                                                                           -------------
                                                                             $ 531,715
                                                                           -------------
                                                                           -------------
                    LIABILITIES AND STOCKHOLDER'S EQUITY
    Current liabilities:
      Payable to affiliate..............................................     $   7,000
      Accounts payable..................................................         2,818
      Income taxes payable..............................................         6,410
      Accrued liabilities...............................................        30,904
      Current maturities of long-term debt..............................            43
                                                                           -------------
              Total current liabilities.................................        47,175
    Long-term debt, less current maturities.............................       352,738
    Pension liability...................................................         6,770
    Deferred income taxes...............................................        33,853
    Other long-term liabilities.........................................         1,343
    Stockholder's equity:
      Common stock......................................................             1
      Additional paid in capital........................................        89,835
      Retained earnings.................................................
                                                                           -------------
              Total stockholder's equity................................        89,836
                                                                           -------------
                                                                             $ 531,715
                                                                           -------------
                                                                           -------------

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                          1993          1992
                                                                        --------      --------
Revenues:
  Casino.............................................................   $225,951      $212,596
  Rooms..............................................................     18,948        18,030
  Food and beverage..................................................     15,683        15,827
  Interest income from affiliates....................................                      881
  Other..............................................................      6,540         6,193
                                                                        --------      --------
                                                                         267,122       253,527
Operating costs and expenses:
  Casino.............................................................     87,555        89,457
  Rooms..............................................................      7,332         6,144
  Food and beverage..................................................     14,273        13,751
  Other operating expenses...........................................     39,541        40,063
  Selling, general and administrative................................     27,121        33,003
  Depreciation and amortization......................................     19,928        20,705
                                                                        --------      --------
                                                                         195,750       203,123
                                                                        --------      --------
Operating income.....................................................     71,372        50,404
Interest expense.....................................................     33,891        36,227
                                                                        --------      --------
Income before income taxes and cumulative effect on prior years of
  change in accounting for income taxes..............................     37,481        14,177
Provision for income taxes...........................................     16,098         6,900
                                                                        --------      --------
Income before cumulative effect on prior years of change in
  accounting for income taxes........................................     21,383         7,277
Cumulative effect on prior years of change in accounting for income
  taxes..............................................................    (11,377)
                                                                        --------      --------
Net income...........................................................   $ 10,006      $  7,277
                                                                        --------      --------
                                                                        --------      --------

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                          1993          1992
                                                                        --------      --------
Operating:
  Income before cumulative effect on prior years of change in
     accounting for income taxes.....................................   $ 21,383      $  7,277
  Adjustments to reconcile to cash provided --
     Depreciation and amortization...................................     19,928        20,705
     Deferred income taxes...........................................      7,988         2,635
     Provision for doubtful receivables..............................        (90)          564
     Changes in operating assets and liabilities.....................    (19,982)      (13,361)
     Other, net......................................................      1,284         1,279
                                                                        --------      --------
          Cash provided by operating activities......................     30,511        19,099
Investing:
  Purchases of property and equipment................................     (8,270)       (9,132)
  Proceeds from disposal of property and equipment...................        406           113
  Purchase of CRDA investments and credits...........................     (1,322)       (2,378)
                                                                        --------      --------
          Cash used in investing activities..........................     (9,186)      (11,397)
Financing:
  Debt transactions --
     Decrease in revolving line of credit, net.......................     (3,000)      (23,000)
     Advances from (repayments to) affiliate, net....................     (9,000)       13,700
     Repayment of long-term debt.....................................     (1,036)       (2,284)
     Debt issuance costs.............................................                     (375)
                                                                        --------      --------
          Cash used in debt transactions.............................    (13,036)      (11,959)
  Equity transaction --
     Dividend paid to Bally's Casino Holdings, Inc...................    (11,000)
                                                                        --------      --------
          Cash used in financing activities..........................    (24,036)      (11,959)
                                                                        --------      --------
Decrease in cash and equivalents.....................................     (2,711)       (4,257)
Cash and equivalents, beginning of period............................     12,275        12,505
                                                                        --------      --------
Cash and equivalents, end of period..................................   $  9,564      $  8,248
                                                                        --------      --------
                                                                        --------      --------
SUPPLEMENTAL CASH FLOWS INFORMATION
Changes in operating assets and liabilities:
  Decrease in receivables............................................   $    309      $    288
  Decrease in inventories............................................        300            28
  (Increase) decrease in other assets................................      3,111        (1,625)
  Decrease in accounts payable and accrued liabilities...............    (10,538)       (8,890)
  Increase in income taxes payable...................................      2,223           645
  Decrease in pension liability and deferred compensation............    (15,469)       (3,906)
  Increase in other long-term liabilities............................         82            99
                                                                        --------      --------
                                                                        $(19,982)     $(13,361)
                                                                        --------      --------
                                                                        --------      --------
Operating activities include cash payments for interest and
  income taxes as follows:
     Interest paid...................................................   $ 43,100      $ 44,553
     Income taxes paid...............................................      5,887         3,620

                            See accompanying notes.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements include the accounts of Bally's Park Place, Inc., a Delaware corporation (the "Company") and its subsidiaries. The Company was a direct wholly owned subsidiary of Bally Manufacturing Corporation ("BMC") until June 16, 1993, when BMC contributed all of the capital stock of the Company to Bally's Casino Holdings, Inc. ("Casino Holdings"). Casino Holdings was formed as a wholly owned subsidiary of BMC in April 1993 to serve as a holding company for the Company and for acquiring and developing gaming operations, including dockside and riverboat gaming, and expanding into newly emerging gaming jurisdictions. Unless otherwise specified in the text, references to the Company include the Company and its subsidiaries. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for each of the three years in the period ended December 31, 1992 included elsewhere in this Prospectus.

     Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 retains the requirement to record deferred income taxes for temporary differences that are reported in different years for financial reporting and for tax purposes; however, the methodology for calculating and recording deferred income taxes has changed. Under the liability method adopted by SFAS No. 109, deferred tax liabilities or assets are computed using the tax rates that will be in effect when the temporary differences reverse. Also, requirements for recognition of deferred tax assets and operating loss and tax credit carryforwards have been liberalized by requiring their recognition when and to the extent that their realization is deemed to be more likely than not. As permitted by SFAS No. 109, the Company elected to use the cumulative effect approach rather than to restate the consolidated financial statements of any prior periods to apply the provisions of SFAS No. 109. The cumulative effect on prior years of this change in accounting for income taxes as of January 1, 1993 was a charge of $11,377,000. The effect of this change in accounting for income taxes on the provision for income taxes for the nine months ended September 30, 1993 was not material.

     All adjustments have been recorded which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated balance sheet of the Company at September 30, 1993 and its consolidated statements of operations and cash flows for the nine months ended September 30, 1993 and 1992. All such adjustments were of a normal recurring nature, except for those adjustments required to apply the provisions of SFAS No. 109.

     Certain reclassifications have been made to prior period financial statements to conform with the 1993 presentation.

SEASONAL FACTORS

     The Company's operations are subject to seasonal factors and, therefore, the results of operations for the nine months ended September 30, 1993 and 1992 are not necessarily indicative of the results of operations for the full year.

TRANSACTIONS WITH RELATED PARTIES


     BMC is a holding company without significant operations of its own. The accompanying condensed consolidated financial statements reflect charges allocated by BMC of $3,024,000 and $2,852,000 for the nine months ended September 30, 1993 and 1992, respectively. These costs reflect an allocation of BMC's

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


corporate overhead including executive salaries and benefits, public company reporting costs and other corporate headquarter costs for which the Company does not obtain a measurable direct benefit.



     Certain executive officers of the Company function in a similar capacity for GNAC, CORP. (a wholly owned subsidiary of BMC which owns and operates the casino resort in Atlantic City known as "The Grand"), and exercise decision making and operational authority over both entities. No allocation of cost is made from the Company to The Grand for these executive officers as management believes the allocable cost to be immaterial. In addition, certain administrative and support operations of the Company and The Grand are consolidated, including legal services, purchasing, limousine services, and certain aspects of human resources and management information systems. Costs of these operations are allocated to or from the Company either directly or using various formulas based on utilization estimates of such services and, on a net basis, totalled $996,000 and $1,888,000 for the nine months ended September 30, 1993 and 1992, respectively, which management believes were reasonable.


     The Company leases surface area parking lots to The Grand. Rental income was $522,000 for each of the nine months ended September 30, 1993 and 1992. In addition, the Company paid $869,000 to The Grand during the nine months ended September 30, 1992 for Casino Reinvestment Development Authority ("CRDA") credits which were used by the Company in satisfaction of a portion of its CRDA obligations.

     In April 1990, the Company advanced BMC $50,000,000 (secured by a promissory note), with interest earned at the prime rate of its agent bank. In October 1992, BMC petitioned the CCC to allow the Company to declare the receivable due from BMC as a dividend. The CCC approved this request in December 1992. No interest was paid to the Company subsequent to April 1, 1992. The Company recognized interest on this advance of $808,000 for the nine months ended September 30, 1992.

     In December 1990, the Company advanced The Grand $2,700,000. This advance was repaid in June 1992. The Company earned interest monthly on this advance (at the prime rate of its agent bank) which totalled $73,000 for the nine months ended September 30, 1992.

     The Company and The Grand have a cash management arrangement whereby The Grand advances excess funds to the Company which the Company uses to reduce the outstanding balance under its revolving credit agreement. As of September 30, 1993, the Company owed The Grand $7,000,000. These advances are payable on demand. The Company pays interest monthly on these advances (at the prime rate of its agent bank) which totalled $431,000 and $947,000 for the nine months ended September 30, 1993 and 1992, respectively.

EXECUTIVE RETIREMENT AND SEPARATION AGREEMENT

     On January 8, 1993, the Company and BMC entered into a Retirement and Separation Agreement with a former executive of the Company and BMC. The Company paid this executive $14,500,000 on such date in full settlement of the remaining amounts due under his employment contract and for the liability under a previous settlement of his supplemental executive retirement plan (present value at December 31, 1992 was $16,042,000), which resulted in a gain of approximately $1,500,000 for the nine months ended September 30, 1993.

LONG-TERM DEBT

     The indenture relating to the Company's 11 7/8% First Mortgage Notes (the "Mortgage Notes") and the Company's revolving credit agreement contain covenants restricting the Company's investment policies, total indebtedness, encumbrances on property and equipment securing the Mortgage Notes and the revolving credit agreement, payment of dividends, sale, transfer or lease of assets, the amounts of additional debt which may be

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

incurred and minimum coverage of current maturities of long-term debt and fixed charges. In June 1993, Casino Holdings completed a private placement of $220,000,000 principal amount of Senior Discount Notes and that indenture also places certain restrictions on the Company's ability to incur additional debt.

     Payments of dividends by the Company are generally limited to 50% of its aggregate consolidated net income (as defined) earned since December 31, 1988. On September 20, 1993, a dividend of $11,000,000 was paid to Casino Holdings. At September 30, 1993, approximately $5,800,000 was available to pay dividends.

     The revolving credit agreement expires on June 30, 1994 at which time the Company has the option to pay the outstanding balance or convert the outstanding balance to a term loan payable in four semiannual installments beginning December 31, 1994. The agreement provides for maximum borrowings up to $75,000,000. The rate of interest on the borrowings (prime rate of 6% at September 30, 1993) is at the Company's option, based upon the agent bank's prime rate or certain other short-term rates. The Company pays an annual fee of 1/2 of 1 percent on the unused commitment. The entire credit line was available at September 30, 1993.

INCOME TAXES

     Taxable income or loss of the Company is included in the consolidated federal income tax return of BMC. Under agreements between the Company, BMC and Casino Holdings, income taxes are allocated to the Company based on amounts the Company would pay or receive if it filed a separate consolidated federal income tax return, except that the Company receives credit from BMC for the tax benefit of the Company's net operating losses and tax credits, if any, that can be utilized in BMC's consolidated federal income tax return, regardless of whether these losses or credits could be utilized by the Company on a separate consolidated federal income tax return basis.

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of January 1, 1993, along with their classification, are as follows:


                                                                    ASSETS       LIABILITIES
                                                                    -------      -----------
                                                                    (IN THOUSANDS)
    Expenses which are not currently deductible for tax purposes:
      Bad debts..................................................   $   706        $
      Deferred compensation and pension..........................     8,937
      Other......................................................     9,857
    Depreciation and capitalized costs...........................                   38,437
    Tax loss carryforwards.......................................        83
    Other........................................................        14
                                                                    -------      -----------
                                                                     19,597        $38,437
                                                                                 -----------
                                                                                 -----------
    Valuation allowance..........................................        (7)
                                                                    -------
                                                                    $19,590
                                                                    -------
                                                                    -------
    Current......................................................   $ 6,888        $
    Long-term....................................................    12,702         38,437
                                                                    -------      -----------
                                                                    $19,590        $38,437
                                                                    -------      -----------
                                                                    -------      -----------

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     For the nine months ended September 30, 1993 and 1992, the effective rate of the income tax provision differed from the U.S. statutory tax rate due principally to state income taxes, net of the related federal income tax benefit. In addition, the income tax provision for the nine months ended September 30, 1993 was increased by $427,000 as a result of applying the change in the U.S. statutory tax rate from 34% to 35% to deferred tax balances as of January 1, 1993.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BALLY'S PARK PLACE, THE ISSUER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF BALLY'S PARK PLACE OR THE ISSUER SINCE THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information...................   2
Prospectus Summary......................   3
Investment Considerations...............  10
The Company.............................  14
Use of Proceeds.........................  16
Consolidated Capitalization.............  17
Selected Financial Data.................  18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  20
Business................................  26
Management..............................  34
Security Ownership......................  42
Certain Transactions....................  42
Description of the Notes................  44
Underwriting............................  64
Legal Matters...........................  65
Experts.................................  65
Index to Financial Statements........... F-1


- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------


                                  $425,000,000


                                  BALLY'S PARK
                              PLACE FUNDING, INC.


                                % FIRST MORTGAGE NOTES


                                    DUE 2004



                       PAYMENT OF PRINCIPAL AND INTEREST
                           FULLY AND UNCONDITIONALLY
                                 GUARANTEED BY



                                    BALLY'S
                                PARK PLACE, INC.

                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.


                           JEFFERIES & COMPANY, INC.



                          DONALDSON, LUFKIN & JENRETTE


                             SECURITIES CORPORATION



                            LIBRA INVESTMENTS, INC.

                                               , 1994

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance of the Notes being registered, other than discounts and commissions payable by the Registrants. All of the amounts shown are estimates, except the registration fee and the NASD fee:


SEC registration fee..............................................  $146,552
NASD fee..........................................................  $ 30,500
Accounting fees and expenses......................................  $      *
Legal fees and expenses...........................................  $      *
Blue Sky fees and expenses........................................  $      *
Trustee's fees and expenses.......................................  $      *
Printing expenses.................................................  $      *
Miscellaneous expenses............................................  $      *
                                                                    --------
          Total expenses..........................................  $      *
                                                                    --------
                                                                    --------


*To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits the Indemnification of the directors and officers of the Issuer. The By-laws of the Issuer and Bally's Park Place provide it will indemnify the officers, directors, employees and agents of the Issuer and Bally's Park Place to the extent permitted by the DGCL.

     Bally's Restated Certificate of Incorporation provides for the indemnification of directors and officers of Bally, and persons who serve or served at the request of Bally as a director, officer, employee or agent of another corporation, including the Issuer, the Operating Company and Bally's Park Place, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, Bally shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Bally's Board. In the event a claim for indemnification by any person has not been paid in full by Bally after written request has been received by Bally, the claimant may at any time thereafter bring suit against Bally to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in the Restated Certificate of Incorporation is a contract right and shall include the right to be paid by Bally the expenses incurred in defending any such proceeding in advance of its final disposition. Bally maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of Bally or another corporation, including the Issuer and Bally's Park Place, against any such expense, liability or loss, whether or not Bally would have the power to indemnify such person against such expense, liability or loss under state law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


****            1   Form of Purchase Agreement.
**           3(i)   Certificate of Incorporation of the Issuer, as amended to date.
**          3(ii)   Amended and Restated By-laws of the Issuer, as amended to date.
**         3(iii)   Restated Certificate of Incorporation of Bally's Park Place.
**          3(iv)   Amended and Restated By-laws of Bally's Park Place.
**           3(v)   Amended and Restated Certificate of Incorporation of the Operating Company.
**          3(vi)   Amended and Restated By-laws of the Operating Company.
             4(i)   Form of Indenture governing the Notes.
            4(ii)   Form of Note (included as part of Article II of the Indenture).
           4(iii)   Form of Guaranty of Bally's Park Place of the Notes (included as part of
                    Article II of the Indenture).
**          4(iv)   Indenture governing 11 7/8% First Mortgage Notes due 1999 of the Issuer (the
                    "Existing Note Indenture").
**           4(v)   Form of Existing Note (included as Exhibit A to the Existing Note
                    Indenture).
**          4(vi)   Guaranty of Bally's Park Place of Existing Notes.
***             5   Opinion of Benesch, Friedlander, Coplan & Aronoff.
*         10(i).1   Intercorporate Agreement dated as of June 24, 1993 among Casino Holdings,
                    Bally's Park Place and Bally.
*         10(i).2   Tax Sharing Agreement dated as of June 17, 1993 between Bally and Casino
                    Holdings.
*         10(i).3   Tax Sharing Agreement dated as of June 17, 1993 between Bally and Bally's
                    Park Place.
*         10(i).4   Amended and Restated Loan Agreement dated as of June 30, 1992 among Bally's
                    Park Place, the Operating Company, Bally's Park Place Realty Co. ("Realty
                    Co."), and the Senior Lender, as agent and the other banks named therein governing the existing credit facility (filed as an exhibit to the Annual
                    Report on Form 10-K for Bally's Park Place for the year ended December 31,
                    1992).
***       10(i).5   Form of Mortgage and Security Agreement with Assignment of Rents among the
                    Operating Company, Realty Co., the Issuer and First Bank.
***       10(i).6   Form of Assignment of Leases and Rents among the Operating Company, Realty
                    Co. and First Bank.
***       10(i).7   Form of Note Pledge Agreement among the Operating Company, the Issuer and
                    First Bank.
***       10(i).8   Form of Operating Company Note.
***       10(i).9   Form of Intercreditor Agreement.
**       10(i).10   Mortgage and Security Agreement with Assignment of Rents dated August 31,
                    1989 among the Operating Company, Realty Co., the Issuer and First Fidelity
                    Bank.
**      10.(i).11   Assignment of Leases and Rents dated August 31, 1989 among the Operating
                    Company, Realty Co. and First Fidelity Bank.
**      10.(i).12   Note Pledge Agreement dated August 31, 1989 among the Operating Company,
                    Realty Co. and First Fidelity Bank.
**      10.(i).13   $350,000,000 Note dated August 31, 1989.
***     10.(i).14   Intercreditor Agreement dated                     among First Fidelity Bank,
                    the Senior Lender, the Operating Company and Realty Co.
**       10(ii).1   Lease Agreement dated June 8, 1977, between the Operating Company and the
                    Palley Blatt Company respecting the Marlborough-Blenheim Hotel Property
                    (filed as an exhibit to Bally's Park Place's Registration Statement on Form
                    S-1, Registration No. 2-65017).

**       10(ii).2   Letter dated April 27, 1979, from the Operating Company to Alexander K.
                    Blatt and Norman Palley, as Trustees, agreeing to the purchase and modification of the First Peoples National Bank of New Jersey's $4,000,000
                    mortgage loan to the Pally Blatt Company (filed as an exhibit to Bally's
                    Park Place's Registration Statement on Form S-1, Registration No. 2-65017).
**    10(iii).1.3   Retirement and Separation Agreement dated January 8, 1993 between Bally, the
                    Operating Company and Richard Gillman (filed as an exhibit to Bally's Park
                    Place's Annual Report on Form 10-K for the year ended December 31, 1992).
**      10(iii).4   Employment Agreement dated as of November 1, 1990, as amended, between Bally and Arthur Goldberg (filed as an exhibit to Bally's Park Place's Annual
                    Report on Form 10-K for the year ended December 31, 1992).
**    10(iii).4.1   First Amendment to Employment Agreement effective as of November 1, 1991, between Bally and Arthur Goldberg (filed as an exhibit to Bally's Park
                    Place's Annual Report on Form 10-K for the year ended December 31, 1992).
      10(iii).4.2   Second Amendment to Employment Agreement effective September 29, 1993 between Bally and Arthur Goldberg.
*       10(iii).5   Employment Agreement effective as of January 1, 1993 between Bally and
                    Wallace R. Barr.
*       10(iii).6   Employment Agreement effective as of January 1, 1993 between Bally and
                    Robert G. Conover.
        10(iii).7   Severance Agreement effective as of March 15, 1993 between Bally's Park
                    Place and C. Patrick McKoy.
*       10(iii).8   Settlement Agreement and Release dated July 30, 1993 between the Operating
                    Company and Charles Tannenbaum (filed as an exhibit to Bally's Casino
                    Holdings, Inc's. Amendment No. 1 to Registration Statement on Form S-1,
                    Registration No. 33-65438).
**      10(iii).9   Supplemental Executive Retirement Plan of the Operating Company effective as of January 1, 1987.
**     10(iii).10   Amended and Restated Profit Sharing Plan and Trust Agreement of the
                    Operating Company effective as of January 1, 1984.
               12   Calculations of Historical and Pro Forma Ratios of Earnings to Fixed
                    Charges.
***            21   List of Subsidiaries of Bally's Park Place.
             23.1   Consent of Ernst & Young.
***          23.2   Consent of Benesch, Friedlander, Coplan & Aronoff (contained in its Opinion filed as Exhibit 5 hereto).
             23.3   Consent of American Appraisal Capital Services, Inc.
****        24(i)   Powers of Attorney for Bally's Park Place (set forth on page II-9).
****       24(ii)   Powers of Attorney for the Issuer (set forth on page II-8).
               25   Statement of Eligibility and Qualification of Trustee relative to the Notes
                    (bound separately).



- ---------------


   * Incorporated herein by reference and filed as an exhibit to Bally's Casino Holdings, Inc.'s Registration Statement on Form S-1, Registration No. 33-65438, unless otherwise indicated.

  ** Incorporated herein by reference and filed as an exhibit to Bally's Park
     Place Funding, Inc.'s Registration Statement on Form S-1, Registration No. 33-26464, unless otherwise indicated.

 *** To be filed by amendment.


**** Previously filed.


(b) Financial Statement Schedules --


Report of Independent Auditors on Financial Statement Schedules

Schedule II     Amounts Receivable from Related Parties and Underwriters, Promoters, and
                Employees Other Than Related Parties for the Years Ended December 31, 1992,
                1991 and 1990.
Schedule V      Property and Equipment for the Years Ended December 31, 1992, 1991 and 1990.
Schedule VI     Accumulated Depreciation and Amortization of Property and Equipment for the
                Years Ended December 31, 1992, 1991 and 1990.
Schedule VIII   Valuation and Qualifying Accounts for the Years Ended December 31, 1992, 1991
                and 1990.
Schedule X      Supplementary Income Statement Information for the Years Ended December 31,
                1992, 1991 and 1990.

     All other schedules specified under Regulation S-X for Bally's Park Place, Inc. have been omitted because they are either not applicable, not required or because the information required is included in the consolidated financial statement or notes thereto.

ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the lineal adjudication of such.


     The Registrants thereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as at the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ATLANTIC CITY, STATE OF NEW JERSEY, ON FEBRUARY 11, 1994.


                                            BALLY'S PARK PLACE FUNDING, INC.


                                            By: /s/ JOSEPH A. D'AMATO

                                                    Joseph A. D'Amato
                                                    Its: Vice President and
                                                    Treasurer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. D'Amato, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


               NAME                                   TITLE                          DATE
- -----------------------------------    -----------------------------------    ------------------
     *                                 Chairman of the Board and Chief        February 11, 1994
     Arthur M. Goldberg                Executive Officer
/s/  JOSEPH A. D'AMATO                 Vice President and Treasurer           February 11, 1994
     Joseph A. D'Amato                 (Chief Financial Officer and Chief
                                       Accounting Officer)



*By: /s/ JOSEPH A. D'AMATO


     Joseph A. D'Amato, attorney in
     fact

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ATLANTIC CITY, STATE OF NEW JERSEY, ON FEBRUARY 11, 1994.


                                            BALLY'S PARK PLACE, INC.


                                            By: /s/ JOSEPH A. D'AMATO

                                                    Joseph A. D'Amato

                                                    Its: Vice President and
                                                    Treasurer



                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. D'Amato, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


               NAME                                   TITLE                          DATE
- -----------------------------------    -----------------------------------    ------------------
     *                                 Chairman of the Board and Chief        February 11, 1994
     Arthur M. Goldberg                Executive Officer
     *                                 President, Chief Operating Officer     February 11, 1994
     Wallace R. Barr                   and Director
     *                                 Director                               February 11, 1994
     Lee S. Hillman
/s/  JOSEPH A. D'AMATO                 Vice President and Treasurer           February 11, 1994
     Joseph A. D'Amato                 (Chief Financial Officer and
                                       Chief Accounting Officer)
     *                                 Director                               February 11, 1994
     J. Kenneth Looloian



*By: /s/ JOSEPH A. D'AMATO


         Joseph A. D'Amato, attorney
         in fact

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                           PAGE
                                                                                           ----
Report of Independent Auditors on Financial Statement Schedules.........................   S-2
Schedule II      Amounts Receivable from Related Parties and Underwriters, Promoters, and Employees Other Than Related Parties for the Years Ended December
                 31, 1992, 1991 and 1990................................................   S-3
Schedule V       Property and Equipment for the Years Ended December 31, 1992, 1991 and
                 1990...................................................................   S-4
Schedule VI      Accumulated Depreciation and Amortization of Property and Equipment for
                 the Years Ended December 31, 1992, 1991 and 1990.......................   S-5
Schedule VIII    Valuation and Qualifying Accounts for the Years Ended December 31,
                 1992, 1991 and 1990....................................................   S-6
Schedule X       Supplementary Income Statement Information for the Years Ended December
                 31, 1992, 1991 and 1990................................................   S-7

All other schedules specified under Regulation S-X for Bally's Park Place, Inc. have been omitted because they are either not applicable, not required or because the information required is included in the consolidated financial statements or notes thereto.

                         REPORT OF INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULES

     We have audited the consolidated financial statements of Bally's Park Place, Inc. (an indirect wholly owned subsidiary of Bally Manufacturing Corporation) as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, and have issued our report thereon dated February 19, 1993, except for the "Summary of significant accounting policies" and "Subsequent events" notes, as to which the date is June 16, 1993 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

ERNST & YOUNG

Philadelphia, Pennsylvania
February 19, 1993

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

             SCHEDULE II -- AMOUNTS RECEIVABLE FROM RELATED PARTIES
                   AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES
                           OTHER THAN RELATED PARTIES

                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                                               BALANCE AT END OF
                                 BALANCE AT                    AMOUNT               PERIOD
                                 BEGINNING                    COLLECTED     -----------------------
        NAME OF DEBTOR           OF PERIOD      ADDITIONS     AND OTHER     CURRENT     NON-CURRENT
- -------------------------------  ----------     ---------     ---------     -------     -----------
                                                           (IN THOUSANDS)
1992:
  Bally Manufacturing
     Corporation...............   $ 50,000       $             $50,000      $             $
  GNAC, CORP...................      2,700                       2,700
                                 ----------     ---------     ---------     -------     -----------
                                  $ 52,700       $    --       $52,700      $   --        $    --
                                 ----------     ---------     ---------     -------     -----------
                                 ----------     ---------     ---------     -------     -----------
1991:
  Bally Manufacturing
     Corporation...............   $ 50,000       $             $            $             $50,000
  GNAC, CORP...................      2,700                                                  2,700
                                 ----------     ---------     ---------     -------     -----------
                                  $ 52,700       $    --       $    --      $   --        $52,700
                                 ----------     ---------     ---------     -------     -----------
                                 ----------     ---------     ---------     -------     -----------
1990:
  Bally Manufacturing
     Corporation...............   $              $50,000       $            $             $50,000
  GNAC, CORP...................                    2,700                                    2,700
                                 ----------     ---------     ---------     -------     -----------
                                  $     --       $52,700       $    --      $   --        $52,700
                                 ----------     ---------     ---------     -------     -----------
                                 ----------     ---------     ---------     -------     -----------

- ---------------

Notes:

(a) All amounts are exclusive of accrued interest.

(b) All amounts are secured by promissory notes, requiring payment on demand. The notes bear interest at the prime rate of Bally's Park Place, Inc.'s agent bank.

(c) The $50.0 million receivable due from Bally Manufacturing Corporation was declared a dividend in 1992.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

                      SCHEDULE V -- PROPERTY AND EQUIPMENT

                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                          BALANCE AT                                                      BALANCE AT
                         BEGINNING OF     ADDITIONS AT                       OTHER          END OF
    CLASSIFICATION          PERIOD            COST         RETIREMENTS     CHANGES(C)       PERIOD
- -----------------------  ------------     ------------     -----------     ----------     ----------
                                                       (IN THOUSANDS)
1992:
  Land.................    $ 83,845         $                $              $              $ 83,845
  Buildings and
     improvements......     535,274              122             261           3,837        538,972
  Furniture, fixtures
     and equipment.....     134,104            4,849           4,662           4,226        138,517
  Construction in
     progress..........       3,672            5,297                          (8,063)           906
                         ------------     ------------     -----------     ----------     ----------
                           $756,895         $ 10,268         $ 4,923        $     --       $762,240
                         ------------     ------------     -----------     ----------     ----------
                         ------------     ------------     -----------     ----------     ----------
1991:
  Land.................    $ 83,739         $      5         $     5        $    106       $ 83,845
  Buildings and
     improvements......     537,101              565           5,534           3,142        535,274
  Furniture, fixtures
     and equipment.....     130,580            5,278           3,256           1,502        134,104
  Construction in
     progress..........       3,348            5,074                          (4,750)         3,672
                         ------------     ------------     -----------     ----------     ----------
                           $754,768         $ 10,922         $ 8,795        $     --       $756,895
                         ------------     ------------     -----------     ----------     ----------
                         ------------     ------------     -----------     ----------     ----------
1990:
  Land.................    $ 81,759         $  1,991         $    11        $              $ 83,739
  Buildings and
     improvements......     473,353            1,681             111          62,178        537,101
  Furniture, fixtures
     and equipment.....     122,703           10,165           2,579             291        130,580
  Construction in
     progress..........      24,095           41,722                         (62,469)         3,348
                         ------------     ------------     -----------     ----------     ----------
                           $701,910         $ 55,559         $ 2,701        $     --       $754,768
                         ------------     ------------     -----------     ----------     ----------
                         ------------     ------------     -----------     ----------     ----------

- ---------------

Notes:

(a) Property and equipment is depreciated principally on the straight-line method, over lives ranging from 3 to 40 years.

(b) Retirements in 1991 include $6,288,000 relating to the closing and demolition of a subsidiary's motel operations.

(c) Other changes represent principally amounts transferred from construction in progress to buildings and improvements and furniture, fixtures and equipment classifications.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

            SCHEDULE VI -- ACCUMULATED DEPRECIATION AND AMORTIZATION
                           OF PROPERTY AND EQUIPMENT

                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                          ADDITIONS
                                           BALANCE AT     CHARGED TO                     BALANCE AT
                                           BEGINNING      COSTS AND                        END OF
             CLASSIFICATION                OF PERIOD       EXPENSES      RETIREMENTS       PERIOD
- -----------------------------------------  ----------     ----------     -----------     ----------
                                                                (IN THOUSANDS)
1992:
  Buildings and improvements.............   $137,532       $ 17,555        $   177        $154,910
  Furniture, fixtures and equipment......    103,431          8,907          4,401         107,937
                                           ----------     ----------     -----------     ----------
                                            $240,963       $ 26,462        $ 4,578        $262,847
                                           ----------     ----------     -----------     ----------
                                           ----------     ----------     -----------     ----------
1991:
  Buildings and improvements.............   $123,276       $ 17,432        $ 3,176        $137,532
  Furniture, fixtures and equipment......     97,618          8,874          3,061         103,431
                                           ----------     ----------     -----------     ----------
                                            $220,894       $ 26,306        $ 6,237        $240,963
                                           ----------     ----------     -----------     ----------
                                           ----------     ----------     -----------     ----------
1990:
  Buildings and improvements.............   $108,292       $ 15,027        $    43        $123,276
  Furniture, fixtures and equipment......     89,805          9,010          1,197          97,618
                                           ----------     ----------     -----------     ----------
                                            $198,097       $ 24,037        $ 1,240        $220,894
                                           ----------     ----------     -----------     ----------
                                           ----------     ----------     -----------     ----------

- ---------------

Note:
      Retirements in 1991 include $3,921,000 relating to the closing and demolition of a subsidiary's motel operations.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990


                                                        ADDITIONS
                                                  ----------------------
                                                   CHARGED
                                   BALANCE AT     TO COSTS      CHARGED                      BALANCE
                                   BEGINNING         AND        TO OTHER                    AT END OF
           DESCRIPTION             OF PERIOD      EXPENSES      ACCOUNTS     DEDUCTIONS      PERIOD
- ---------------------------------  ----------     ---------     --------     ----------     ---------
                                                             (IN THOUSANDS)
Allowance for doubtful
  receivables:
1992.............................    $6,210        $   889       $   --        $5,299        $ 1,800
                                   ----------     ---------     --------     ----------     ---------
                                   ----------     ---------     --------     ----------     ---------
1991.............................    $7,150        $ 1,846       $   --        $2,786        $ 6,210
                                   ----------     ---------     --------     ----------     ---------
                                   ----------     ---------     --------     ----------     ---------
1990.............................    $5,400        $ 2,754       $   --        $1,004        $ 7,150
                                   ----------     ---------     --------     ----------     ---------
                                   ----------     ---------     --------     ----------     ---------


- ---------------

Note: Deductions consist of write-offs of uncollectible amounts, net of recoveries.

                            BALLY'S PARK PLACE, INC.
    (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF BALLY MANUFACTURING CORPORATION)

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION

                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                                 CHARGED TO COSTS AND EXPENSES
                                                                -------------------------------
                             ITEM                                1992        1991        1990
- --------------------------------------------------------------  -------     -------     -------
                                                                        (IN THOUSANDS)
Maintenance and repairs.......................................  $17,548     $16,536     $16,102
                                                                -------     -------     -------
                                                                -------     -------     -------
Amortization:
     CRDA credits.............................................  $   790     $ 1,661     $ 1,659
     Other....................................................      106         180         180
                                                                -------     -------     -------
                                                                $   896     $ 1,841     $ 1,839
                                                                -------     -------     -------
                                                                -------     -------     -------
Taxes other than payroll and income taxes:
     State gaming taxes.......................................  $22,396     $21,248     $21,155
     Real estate and personal property taxes..................   12,196      11,474      10,226
                                                                -------     -------     -------
                                                                $34,592     $32,722     $31,381
                                                                -------     -------     -------
                                                                -------     -------     -------
Advertising...................................................  $ 9,032     $ 8,863     $ 9,974
                                                                -------     -------     -------
                                                                -------     -------     -------